[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.16

Confidential	Execution Version

LICENSE AND COLLABORATION AGREEMENT

by and between

PERCEPTION NEUROSCIENCE, INC.

and

OTSUKA PHARMACEUTICAL CO., LTD.

Dated as of March 11, 2021

TABLE OF CONTENTS

1. DEFINITIONS	1

1.1 “Acquirer” has the meaning set forth in Section 15.1.2.	1

2. LICENSES; THIRD PARTY IP	18

2.1 License Grants to Otsuka	18
2.2 License Grants to Perception	19
2.3 Expanded Field Option	20
2.4 Retained Rights	22
2.5 No Implied Licenses or Other Rights	22

3. GOVERNANCE	22

3.1 Joint Collaboration Committee	22
3.2 Alliance Managers	26

4. DEVELOPMENT	27
4.1 Generally	27
4.2 Other Formulations	29
4.3 Rights to Data	30
4.4 Compliance; Assistance	31
4.5 Development Records	31
4.6 Third Party Contractors	31

5. REGULATORY MATTERS	32

5.1 Responsibility for Regulatory Matters	32
5.2 Registration Dossier	32
5.3 Communications with Regulatory Authorities	32
5.4 Meetings with Regulatory Authorities	33
5.5 Assistance; Documentation	34
5.6 Manufacturing-Related Regulatory Matters	34
5.7 Right of Reference	35
5.8 Pharmacovigilance	35
5.9 Remedial Action	36

6. COMMERCIALIZATION	36

6.1 Overview	36
6.2 Commercialization Plans	37
6.3 Commercialization Reports	37
6.4 NHI Price Listing	37
6.5 Branding and Promotional Materials	37
6.6 Third Party Contractors	38

i

6.7 No Diversion	38

7. MANUFACTURE AND SUPPLY	39

7.1 Overview	39
7.2 Supply; Pricing	39
7.3 Manufacture by Otsuka	40
7.4 Validation and Testing	40
7.5 Audits and Inspections	41
7.6 Third Party Contractors	42

8. FINANCIAL TERMS	42

8.1 Upfront Payment	42
8.2 Development and Regulatory Milestone Payments	42
8.3 Sales Milestone Payments	43
8.4 Royalties	44
8.5 Royalty Report and Payment	45
8.6 Records; Financial Audit	46
8.7 Reimbursement	47
8.8 Financial Dispute	47
8.9 Exchange Rate; Manner and Place of Payment	47
8.10 Late Payments	48
8.11 Taxes	48

9. INTELLECTUAL PROPERTY RIGHTS	49

9.1 Ownership	49
9.2 Prosecution and Maintenance of Patent Rights	50
9.3 Invalidation Proceedings	54
9.4 Patent Enforcement	55
9.5 Third Party Infringement Claims	57
9.6 Patent Oppositions and Other Proceedings	57
9.7 Third Party Intellectual Property Rights	58
9.8 Common Interest	59
9.9 Patent Term Extensions	59
9.10 Product Trademarks	59

10. CONFIDENTIALITY AND PUBLICATION	61

10.1 Confidential Information	61
10.2 Publication and Publicity	62
10.3 Press Release	63
10.4 Survival	63

11. REPRESENTATIONS, WARRANTIES AND COVENANTS	64

11.1 Mutual Representations and Warranties	64

11.2 Mutual Covenants	64
11.3 Additional Representations and Warranties of Perception	65
11.4 Additional Representations, Warranties and Covenants of Perception as to the Chiba University Agreement	67
11.5 Warranty Disclaimer	69

12. INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE	69

12.1 Indemnification by Otsuka	69
12.2 Indemnification by Perception	69
12.3 Procedure	70
12.4 Limitation of Liability	70

13. TERM AND TERMINATION	70

13.1 Term	70
13.2 Early Termination	71
13.3 Effects of Termination	72
13.4 Rights in Bankruptcy	77

14. Dispute Resolution.	77

14.1 Executive Negotiation	77
14.2 Expert Determination	78
14.3 Arbitration	78
14.4 Injunctive Relief	79
14.5 Non-Arbitral Disputes	80

15. MISCELLANEOUS	80

15.1 Assignment	80
15.2 Governing Law	81
15.3 Entire Agreement; Amendments	81
15.4 Severability	81
15.5 Headings	81
15.6 Waiver of Rule of Construction	81
15.7 Interpretation	81
15.8 No Implied Waivers; Rights Cumulative	82
15.9 Notices	82
15.10 Force Majeure	83
15.11 Independent Parties	83
15.12 Performance by Affiliate	84
15.13 Binding Effect; No Third Party Beneficiaries	84
15.14 Counterparts; Electronic Signatures	84

SCHEDULES:

Schedule 2.1.3: Relevant Material Terms of Chiba University Agreement

Schedule 4.1.3: Requested Ongoing Studies

Schedule 11.3.2: Existing Perception Patent Rights

LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement (this “Agreement”) is entered into as of March 11, 2021 (the “Effective Date”) by and between Perception Neuroscience, Inc., a company organized and existing under the laws of Delaware, having an address at 180 Varick Street, Suite 637, New York, NY 10014, USA (“Perception”) and Otsuka Pharmaceutical Co., Ltd., a company organized and existing under the laws of Japan, having an address at 2-9, Kanda Tsukasa-machi, Chiyoda-ku, Tokyo 101-8535, Japan (“Otsuka”). Perception and Otsuka are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Perception owns or controls certain patents, know-how and other intellectual property rights relating to API and Products (as such terms are defined below);

WHEREAS, Otsuka is a pharmaceutical company that conducts research, development, manufacturing and commercialization of pharmaceutical products; and

WHEREAS, Otsuka desires to obtain an exclusive license to Develop, Manufacture and Commercialize Products in the Field in the Otsuka Territory and to be supplied Products for clinical use in the Field in the Otsuka Territory (as each term is defined below), and Perception desires to grant such license and provide such supply to Otsuka on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1 “Acquirer” has the meaning set forth in Section 15.1.2.

1.2 “Additional Non-Clinical Study” has the meaning set forth in Section 4.1.3.

1.3 “Affiliate” means, with respect to either Party, any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party at any time, but for only so long as such control exists. As used in this Section 1.3, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity; provided that [***].

1.4 “Agreement” has the meaning set forth in the Preamble.

1.5 “Alliance Manager” has the meaning set forth in Section 3.2.1.

1.6 “API” means the active pharmaceutical ingredient arketamine (IUPAC name: (R)-2-(2-Chlorophenyl)-2-(methylamino) cyclohexanone), also known as (R)-ketamine. For clarity, API does not include S-norketamine.

1.7 “Applicable Laws” means all applicable provisions of national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, or permits of or from any court, arbitrator or Governmental Authority (including Regulatory Authorities) having jurisdiction over, or related to, the subject matter in question.

1.8 “Audited Party” has the meaning set forth in Section 8.6.

1.9 “Auditing Party” has the meaning set forth in Section 8.6.

1.10 “Auditor” has the meaning set forth in Section 8.6.

1.11 “Business Day” means any day (other than a Saturday or Sunday) on which the banks in Tokyo, Japan and New York, New York are open for business.

1.12 “Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31 of each calendar year, provided that the first Calendar Quarter of the Term shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 and December 31 thereafter and the last Calendar Quarter of the Term shall end on the last day of the Term.

1.13 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31, provided that the first Calendar Year of the Term shall begin on the Effective Date and end on the first December 31 thereafter and the last Calendar Year of the Term shall end on the last day of the Term.

1.14 “Challenged Perception Patent Right Products” has the meaning set forth in Section 8.4.4.

1.15 “Change of Control” has the meaning set forth in Section 15.1.2.

1.16 “Chiba University Agreement” means that certain License Agreement between Perception and National University Corporation Chiba University dated August 14, 2017, as amended.

1.17 “Clinical Sample” has the meaning set forth in Section 7.1.

1.18 “Clinical Study” means a clinical study conducted on human subjects that involves a Product or other pharmaceutical product and that either is subject to requirements for prior submission to a Regulatory Authority or is not subject to requirements for prior submission to a Regulatory Authority but the results of which are intended to be submitted later to, or held for inspection by, a Regulatory Authority as part of an application for a research permit or Regulatory Approval, and includes studies relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging or efficacy of a Product or other pharmaceutical product, as applicable.

1.19 “CMC” means chemistry, manufacturing and controls.

1.20 “CMC Study” means any Otsuka Territory-Specific CMC Study or Perception CMC Study.

1.21 “CMO” means a Third Party contract manufacturing organization.

1.22 “Co-Chairpersons” has the meaning set forth in Section 3.1.3.

1.23 “Combination Product” has the meaning set forth in Section 1.102.

1.24 “Combination Product Net Sales” has the meaning set forth in Section 1.102.

1.25 “Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval directed to marketing, promoting, distributing (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering Products to customers), offering to sell, selling or having sold (including receiving, accepting and filling Product orders) of a Product, including activities relating to pre-launch, launch, sales force efforts, detailing, advertising, market research, market access, pricing and reimbursement (including NHI Price Listing), and all regulatory affairs, including interacting with Regulatory Authorities, regarding any of the foregoing, but excluding activities directed to the Manufacture or Development of a Product. In addition, although not involving promotion or sales of a Product, medical affairs activities will be included in the definition of Commercialization for purposes of this Agreement. The terms “Commercialize” and “Commercializing” have correlative meanings.

1.26 “Commercialization Plan” has the meaning set forth in Section 6.2.

1.27 “Commercially Reasonable Efforts” means, with respect to the Development, Manufacture or Commercialization of a Product by a Party, those commercially reasonable efforts and resources consistent with the usual practices of a company that is comparable to such Party for the development and commercialization of a pharmaceutical product of similar market potential, profit potential, and strategic value and at a similar stage of development or product life to such Product, based on conditions then prevailing and taking into account all relevant factors, including [***].

1.28 “Communicating Party” has the meaning set forth in Section 5.3.

1.29 “Competing Infringement” has the meaning set forth in Section 9.4.1.

1.30 “Confidential Information” means any and all confidential or proprietary information and data, including Perception Technology, Otsuka Product Improvements and Joint Technology, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, that is provided by or on behalf of one Party to the other Party in connection with this Agreement. Perception Technology is hereby deemed to be the Confidential Information of Perception. Otsuka Product Improvements are hereby deemed to be the Confidential Information of Otsuka. Joint Technology and the terms of this Agreement are hereby deemed to be the Confidential Information of both Parties.

1.31 “Control”, “Controls” or “Controlled by” means, with respect to any Intellectual Property Right (including any Patent Right or Know-How), subject to Section 15.1.2, the possession of (whether by ownership or license, other than pursuant to this Agreement) the ability of a Party to assign, transfer, or grant access to, or to grant a license or sublicense of, such right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to assign, transfer or grant the other Party such access or license or sublicense.

1.32 “Cover,” “Covering” or “Covers” means as to a compound, material or product and a Patent Right, that, in the absence of a license granted under, or ownership of, such Patent Right, the making, using, selling, offering for sale or importation of such compound, material or product would infringe any claim of such Patent Right.

1.33 “CSR” has the meaning set forth in Section 2.3.

1.34 “Current Formulation” means any intravenous formulation of a Product for infusion existing as of the Effective Date.

1.35 “DD Evaluation Period” has the meaning set forth in Section 2.3.

1.36 “Debarred” has the meaning set forth in Section 11.1.6.

1.37 “Defending Party” has the meaning set forth in Section 9.3.6.

1.38 “Development,” means all research and development activities for any Product in the Field that are directed to obtaining Regulatory Approvals of a Product, including: all Non-Clinical Studies and Clinical Studies of a Product; toxicology, pharmacokinetic and pharmacological studies; statistical analyses; assay development; protocol design and development; the preparation, filing and prosecution of any Regulatory Documentation, including Regulatory Approvals for a Product; development activities directed to label expansion or obtaining Regulatory Approval for one or more New Indications for a Product; Clinical Studies of a Product or other studies or development activities of a Product conducted after receipt of Regulatory Approval that were mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval (such as post-marketing studies and observational studies if required by any Regulatory Authority to maintain Regulatory Approval for a Product); and all regulatory affairs related to any of the foregoing, in each case as pertains to a Product, but excluding activities directed to the Manufacture or Commercialization of a Product. The terms “Develop” and “Developing” have correlative meanings.

1.39 “Development Plan” has the meaning set forth in Section 4.1.1.

1.40 “Dispute Auditor” has the meaning set forth in Section 8.8.

1.41 “Dispute Notice” has the meaning set forth in Section 14.1.

1.42 “Disputed Matter” has the meaning set forth in Section 14.1.

1.43 “Distribution End Date” has the meaning set forth in Section 13.3.5(e).

1.44 “Distributor” means any Person appointed by a Party or its Sublicensees or Other Perception Licensees (with respect to Perception) to distribute, market and sell a Product, with or without packaging rights, in one or more countries in the applicable Territory, in circumstances where such Person purchases its requirements of Product from such Party or its Sublicensee or Other Perception Licensee, as applicable, but does not otherwise make any royalty or other payment to such Party or its Sublicensee or Other Perception Licensee, as applicable, with respect to its intellectual property rights with respect to such Product.

1.45 “DMF” has the meaning set forth in Section 5.6.

1.46 “Effective Date” has the meaning set forth in the Preamble.

1.47 “Enforcing Party” has the meaning set forth in Section 9.4.4.

1.48 “Executive Negotiation” has the meaning set forth in Section 14.1.

1.49 “Executive Negotiation Period” has the meaning set forth in Section 14.1.

1.50 “Executive Officers” means the Chief Executive Officer of Perception and the Chief Executive Officer of Otsuka or, in either case, his or her designee.

1.51 “Existing Perception Patent Rights” has the meaning set forth in Section 11.3.2.

1.52 “Ex-Otsuka Territory Study” has the meaning set forth in Section 4.1.1.

1.53 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.54 “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.55 “Field” means the treatment, prevention and diagnosis of (a) any Initial Indication and (b) any New Indications that are added to this Agreement by amendment in accordance with Section 2.3.

1.56 “First Commercial Sale” means, with respect to a Product, the first sale for end use or consumption of such Product in the Field in the Otsuka Territory (excluding named patient sales, compassionate use or other patient access programs) after all Regulatory Approvals legally required for such sale and NHI Price Listing have been granted by the Regulatory Authority(ies) in the Otsuka Territory.

1.57 [***]

1.58 “GAAP” means Japanese generally accepted accounting principles.

1.59 “GCP” means all current good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Studies, including, as applicable: (a) the Ministerial Ordinance on Standards for Implementation of Clinical Studies on Drugs (GCP Ministerial Ordinance) by the MHLW; (b) the Japan Act on Securing Quality, Efficacy and Safety of Products Including Pharmaceuticals and Medical Devices; (c) the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (“ICH”), Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95), as amended, and any other guidelines for good clinical practice for Clinical Studies on medicinal products in the European Union; (d) the Declaration of Helsinki (1964) as last amended at the 59th World Medical Association (WMA) General Assembly in October 2008 and any further amendments or clarifications thereto; and (e) the equivalent Applicable Laws in any relevant country or jurisdiction, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reports results are credible and accurate and protect the rights, integrity, and confidentiality of Clinical Study subjects.

1.60 “GLP” means all current good laboratory practice standards, including, as applicable: (a) FDA regulations and guidelines for good laboratory practice, as promulgated by the FDA under 21 CFR Part 58; (b) European Commission Directive 2004/10/EC relating to the application of the principles of good laboratory practices; and (c) any amendments, updates or clarifications with respect to any of the foregoing and any equivalents thereto in the country in which Non-Clinical Studies or Clinical Studies of a Product are conducted.

1.61 “GMP” all current standards for good manufacturing practice for therapeutic products, as appropriate, as set forth in the FD&C Act, applicable regulations promulgated thereunder, or applicable guidelines, as amended from time to time, and such standards of good manufacturing practice as are required by other Governmental Authorities in countries in which Products are intended to be manufactured or sold.

1.62 “Generic Product” means, with respect to a Product, a pharmaceutical product that is approved for use in the Otsuka Territory by a Regulatory Authority as a substitutable generic for such Product on an expedited or abbreviated basis based on bioequivalence with such Product, which contains the same amount of the same API as such Product, has the same route of administration as such Product, and in principle has the same efficacy, indication, dosage and administration.

1.63 “Global Branding Strategy” has the meaning set forth in Section 6.5.1.

1.64 “Global Third Party IP Agreement” has the meaning set forth in Section 9.7.3.

1.65 “Global Third Party IP Payments” has the meaning set forth in Section 9.7.3.

1.66 “Good Reason” has the meaning set forth in Section 13.2.4.

1.67 “Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof or (c) any supranational body.

1.68 “ICC” has the meaning set forth in Section 14.2.

1.69 “ICC Arbitration Rules” has the meaning set forth in Section 14.3.1.

1.70 “ICC Expert Rules” has the meaning set forth in Section 14.2.

1.71 “ICH” has the meaning set forth in Section 1.59.

1.72 “IFRS” means International Financial Reporting Standards.

1.73 “Indemnified Party” has the meaning set forth in Section 12.3.

1.74 “Indemnifying Party” has the meaning set forth in Section 12.3.

1.75 “Indemnitee” has the meaning set forth in Section 12.3.

1.76 “Indirect Taxes” means any sales, use, value added, goods and services, gross receipts and similar turnover or gross margin taxes, together with any penalties and interest in respect thereof.

1.77 “Infringement Action” has the meaning set forth in Section 9.4.2.

1.78 “Initial Evaluation Period” has the meaning set forth in Section 2.3.

1.79 “Initial Indication” means any depression, including treatment-resistant depression, or major depressive disorder or any of their related symptoms or conditions in any patients diagnosed with any depression or major depressive disorder.

1.80 “Initiation” means, with respect to a Clinical Study of a Product, the first dosing of the first human subject in such Clinical Study.

1.81 “Injunctive Relief” has the meaning set forth in Section 14.4.

1.82 “Intellectual Property Rights” means all rights in, to and under Patent Rights, Trademarks, copyrights, databases, trade secrets and confidential information, and all other intellectual or industrial property and other proprietary rights throughout the world.

1.83 “Invalidation Proceeding” has the meaning set forth in Section 9.3.1.

1.84 “Invention” means any invention or discovery, whether or not patentable, including any process, method, assay, design, protocol, or formula, and any improvement or modification thereof, that is discovered, made, developed generated, or conceived in the course of conducting Development, Manufacturing, Commercialization or other exploitation of Products by or on behalf of Otsuka or its Sublicensees or by or on behalf of Perception or an Other Perception Licensee, in each case, including all rights, title and interest in and to the Intellectual Property Rights with respect thereto.

1.85 “Inventory Sell-Off” has the meaning set forth in Section 13.3.5(e).

1.86 “JCC” has the meaning set forth in Section 3.1.1.

1.87 “JNDA” means a Japanese new drug application, or an amendment thereof filed with the MHLW through PMDA under Article 14 of the Japan Act on Securing Quality, Efficacy and Safety of Products Including Pharmaceuticals and Medical Devices (Law No. 145 of 1960, as amended).

1.88 “Joint Invention” has the meaning set forth in Section 9.1.2.

1.89 “Joint Patent Rights” has the meaning set forth in Section 9.1.2.

1.90 “Joint Technology” means Joint Inventions and Joint Patent Rights.

1.91 “JPY” means Japanese Yen, the official currency of Japan or any successor currency.

1.92 “Know-How” means data, inventions, improvements, practices, research, methods, discoveries, developments, information, technology, protocols, specifications, formulae, software, algorithms, knowledge, know-how, trade secrets, processes, assays, skills, experience, chemical or biological materials, expertise, techniques, and results of experimentation and testing, including Inventions, pharmacological, biological, chemical, biochemical, toxicological, pre-clinical and clinical data and analytical and quality control data, CMC information, stability data and other study data, in all cases, whether or not proprietary or patentable, in written, electronic or any other form now known or hereafter developed, but excluding any Patent Rights and Trademarks.

1.93 “Losses” has the meaning set forth in Section 12.1.

1.94 “Manufacturing” or “Manufacture” means, as applicable, all activities associated with the production, manufacture, process of formulating, processing, purifying, filling, finishing, packaging, labeling, shipping, importing and storage of Products, and any part or component thereof, including process development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release, but excluding activities directed to Development or Commercialization of a Product.

1.95 “Manufacturing Transfer Date” has the meaning set forth in Section 7.1.

1.96 “Material Communication” means any written communications (other than any immaterial communications, such as e-mails without attachments or communications to schedule a meeting), telephonic communications or in-person communications from or with any Regulatory Authority concerning any of the following: key product quality attributes (e.g., purity) of Products; safety findings affecting a Product (e.g., Serious Adverse Events, emerging safety signals); clinical or non-clinical findings affecting patient safety, efficacy, or receipt or denial of Regulatory Approval; or the design of Clinical Studies of a Product or the need for additional Non-Clinical Studies (e.g., additional toxicology or carcinogenicity studies).

1.97 “MHLW” means the Japanese Ministry of Health, Labour and Welfare, or a successor agency thereto.

1.98 “Monetization” means the monetization of all or a portion of Perception’s rights to receive royalties and other related payments under this Agreement, including by means of a direct sale (through an auction process or otherwise) or a financing (through a borrowing of loans, an offering of securities or otherwise).

1.99 “Mutually Selected Countries” has the meaning set forth in Section 9.2.3(a).

1.100 “Negotiation Notice” has the meaning set forth in Section 2.3.

1.101 “Negotiation Period” has the meaning set forth in Section 2.3.

1.102 “Net Sales” means, with respect to any Product, the gross amounts recognized for sales of such Product by Otsuka and its Sublicensees (each, a “Seller”) to Third Parties, less the following deductions:

(a) discounts actually given in amounts customary in the trade, for Distributors, quantity purchases, cash or prompt payments;

(b) credits or refunds, not exceeding the original invoice amount, separately and actually granted to customers for Products, as applicable, that are returned to Seller;

(c) transportation expenses and transportation insurance premiums, which are itemized in the invoice, actually paid by Seller;

(d) sales taxes (including value added taxes), customs, duties or similar excise taxes and other fees imposed by a government agency to the extent applicable to such sale and detailed in the invoice in respect of such sale and actually paid by Seller; and

(e) any other deductions that are consistent with IFRS or GAAP, but that are not duplicative of the above deductions.

Notwithstanding the above, the following shall not be included in the computation of Net Sales: (i) sales between or among Otsuka and its Sublicensees (but Net Sales shall include sales to the first Third Party (other than a Sublicensee) by Seller); or (ii) the sale, distribution or supply of Product (A) as promotional or other samples, for use in Non-Clinical Studies or Clinical Studies, or for use in any test or studies reasonably necessary to comply with any Applicable Laws or as is otherwise normal and customary in the industry; or (B) for compassionate use, named-patient use, or expanded access, indigent or other patient access programs if sold at or below the fully burdened manufacturing cost thereof.

All such discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to the applicable Product and other products of such Seller such that any Product does not bear a disproportionate portion of such deductions.

If a Seller sells a Product in the Otsuka Territory as part of a therapy or product in combination with other pharmaceutical or biologic products, diagnostic products, ingredients, delivery devices or other components other than API (each, an “Other Product”) whether combined in a single formulation or package, formulated or packaged separately but sold under a single label approved by a Regulatory Authority, packaged together for sale or shipment as a single unit or sold at a single price, or marketed or sold collectively as a single product (a “Combination Product”), Net Sales of such Combination Product for the purposes of determining payments based on Net Sales hereunder will be calculated by multiplying actual Net Sales of such Combination Product as determined in the first paragraph of this Net Sales definition (“Combination Product Net Sales”) by the fraction A/(A+B) where A is the NHI Price during the period to which the Net Sales calculation applies for the Product with API as its sole active ingredient in the Otsuka Territory (i.e., without the Other Product) and B is the NHI Price of the Other Product (or, as applicable, the weighted average of each NHI Price of the generic versions of the Other Product) in the Otsuka Territory when sold separately, in each case, during the period to which the Net Sales calculation applies; provided that the NHI Price for each Product and the NHI Price for each Other Product shall be for a quantity comparable to that used in such Combination Product and of substantially the same formulation and the same route of administration.

If the NHI Price of the Other Product in the Otsuka Territory when sold separately cannot be determined but the NHI Price of a Product with API as its sole active ingredient in the Otsuka Territory (i.e., without the Other Product) can be determined, Combination Product Net Sales for purposes of determining payments based on Net Sales hereunder will be calculated by multiplying the Combination Product Net Sales by the fraction A/C where A is the NHI Price during the period to which the Net Sales calculation applies for such Product with API as its sole active ingredient in the Otsuka Territory and C is the NHI Price of the Combination Product in the Otsuka Territory during the period to which the Net Sales calculation applies; provided that the NHI Price for each Product and the NHI Price for each Other Product shall be for a quantity comparable to that used in such Combination Product and of substantially the same formulation and the same route of administration.

If Otsuka and its Sublicensees do not separately sell a Product with API as its sole active ingredient, the Net Sales attributable to such Combination Product shall be determined by the Parties in good faith based on the relative fair market value of Product and such Other Product. If the Parties cannot agree on such relative value, the dispute shall be resolved pursuant to Section 14.3.

1.103 “New Indication” means any disease or condition other than an Initial Indication.

1.104 “New Indication License” has the meaning set forth in Section 2.2.2.

1.105 “New Indication Option Termination” has the meaning set forth in Section 2.3.

1.106 “New Indication Option Termination Date” has the meaning set forth in Section 2.3.

1.107 “New IV Formulation” means any intravenous formulation of a Product other than the Current Formulation, such as a bolus injection form of a Product.

1.108 “NHI Price” means, with respect to a Product or Other Product, the National Health Insurance price (yakka) applicable to such Product or Other Product in the Otsuka Territory, which is determined and may be amended from time to time by the MHLW. Following any National Health Insurance price (yakka) revision with respect to a Product, a new NHI Price for such Product shall be automatically adopted from the day of the official implementation of such National Health Insurance price (yakka) revision by the MHLW and, at the time of such adoption, the royalty rates hereunder may be reduced in accordance with Section 8.4.3(b).

1.109 “NHI Price Listing” means, with respect to a Product, the listing of such Product and its NHI Price on a list of drugs for which medical providers can be reimbursed under the NHI, following approval of the NHI Price by the Central Social Insurance Medical Council (Chuikyo) of the MHLW.

1.110 “NHI Price Reduction Percentage” has the meaning set forth in Section 8.4.3(b).

1.111 “Non-Clinical Studies” means non-human studies of Products, including preclinical or non-clinical studies of Products in vitro or in animals, but excluding CMC-related studies.

1.112 “Non-Enforcing Party” has the meaning set forth in Section 9.4.4.

1.113 “Option Notice” has the meaning set forth in Section 2.3.

1.114 “Other New Formulation” means any formulation of a Product other than an intravenous formulation, such as subcutaneous injection forms and intranasal forms of a Product. For clarity, Other New Formulation excludes the Current Formulation and New IV Formulations.

1.115 “Other Party” has the meaning set forth in Section 5.3.

1.116 “Other Perception Licensee” means any licensee or sublicensee of Perception to which a license or a sublicense under the Perception Technology is granted by Perception or its Affiliates for the Development or Commercialization of Products for all or any portion of the Perception Territory or any Sublicensee of Perception (including a Sublicensee of the license granted in Section 2.2.2), but excluding Distributors, wholesalers, contract research organizations, CMOs and similar entities. In no event shall Otsuka or any of its Affiliates be deemed an Other Perception Licensee.

1.117 “Other Product” has the meaning set forth in Section 1.102.

1.118 “Other Product Know-How” means, with respect to a Product that is Developed or Commercialized as a Combination Product, Know-How to the extent related to any Other Product used in such Combination Product or the Development, Manufacture, Commercialization or other exploitation thereof, but excluding (a) any Know-How that is related to both (i) the Other Product and (ii) the API or Products or the Development, Manufacture, Commercialization or other exploitation thereof and (b) any Know-How that is specific to the use of such Product with the Other Product.

1.119 “Other Product Otsuka Termination Patent Rights” means with respect to a terminated Product that is Developed or Commercialized as a Combination Product prior to the effective date of such termination, Otsuka Termination Patent Rights that claim any Other Product used in such Combination Product or the Development, Manufacture, Commercialization or other exploitation thereof, but excluding (a) any Patent Rights that claim both (i) the Other Product and (ii) the API or Products or the Development, Manufacture, Commercialization or other exploitation thereof and (b) any Patent Rights that claim the use of such Product with the Other Product.

1.120 “Other Product Patent Rights” means with respect to a Product that is Developed or Commercialized as a Combination Product, Patent Rights that claim any Other Product used in such Combination Product or the Development, Manufacture, Commercialization or other exploitation thereof, but excluding (a) any Patent Rights that claim both (i) the Other Product and (ii) the API or Products or the Development, Manufacture, Commercialization or other exploitation thereof and (b) any Patent Rights that claim the use of such Product with the Other Product.

1.121 “Otsuka” has the meaning set forth in the Preamble.

1.122 “Otsuka Indemnitees” has the meaning set forth in Section 12.2.

1.123 “Otsuka Product Improvement” means (a) Know-How Controlled by Otsuka after the Effective Date and during the Term that is discovered, made, developed, generated, or conceived solely by one or more employees of Otsuka or its Sublicensees (or a Third Party acting on its or their behalf) in the course of conducting activities under this Agreement, and (b) any Patent Rights Controlled by Otsuka after the Effective Date and during the Term that claim the Know-How described in clause (a) of this Section 1.123 (such Patent Rights, “Otsuka Product Improvement Patents”) in each case, ((a) and (b)), that is or are necessary or reasonably useful for the Development, Manufacture, Commercialization or other exploitation of any Products in the Perception Territory. For clarity, Otsuka Product Improvements exclude Joint Technology.

1.124 “Otsuka Product Improvement Patents” has the meaning set forth in Section 1.123.

1.125 “Otsuka Selected Countries” has the meaning set forth in Section 9.2.2(a).

1.126 “Otsuka Termination Know-How” has the meaning set forth in Section 13.3.3(a).

1.127 “Otsuka Termination Patents” has the meaning set forth in Section 13.3.3(a).

1.128 “Otsuka Termination IP In-License Agreement” has the meaning set forth in Section 13.3.3(b).

1.129 “Otsuka Territory” means Japan.

1.130 “Otsuka Territory-Specific Brand Strategy” has the meaning set forth in Section 6.5.2.

1.131 “Otsuka Territory-Specific CMC Study” has the meaning set forth in Section 4.1.4.

1.132 “Otsuka Territory-Specific Non-Clinical Study” has the meaning set forth in Section 4.1.3.

1.133 Otsuka Third Party Payments” has the meaning set forth in Section 8.4.3(c).

1.134 “Out-of-Pocket Costs” means, with respect to activities hereunder, direct expenses paid or payable by either Party or its Sublicensee to Third Parties and specifically identifiable, incurred and invoiced to conduct such activities, including payments to contract personnel and CMOs.

1.135 “Owed Party” has the meaning set forth in Section 8.7.

1.136 “Owing Party” has the meaning set forth in Section 8.7.

1.137 “Party” means Otsuka or Perception.

1.138 “Patent Challenge” has the meaning set forth in Section 8.4.4.

1.139 “Patent Disputed Matter” has the meaning set forth in Section 14.5.

1.140 “Patent Rights” means (a) all issued patents (including any extensions, restorations by any existing or future extension or registration mechanism (including patent term adjustments, patent term extensions, supplemental protection certificates or the equivalent thereof), substitutions, confirmations, re-registrations, re-examinations, reissues, patents and patent claims maintained after post grant examination (including inter partes review, post grant review or opposition proceeding) and patents of addition); (b) patent applications (including all provisional applications, substitutions, requests for continuation, continuations, continuations-in-part, divisionals and renewals); (c) inventor’s certificates; and (d) all equivalents of the foregoing in any country of the world.

1.141 “Payment Forms” means all of the following documents which, at the time Perception provides such documents to Otsuka, must be currently effective (un-expired), completed and signed: one (1) copy of the United States Internal Revenue Service Form 6166 (United States Residency Certification); two (2) copies of Form 3 (Application Form for Income Tax Convention); and one (1) copy of Form 17 (Attachment Form for Limitation on Benefits Article).

1.142 “Payor” has the meaning set forth in Section 8.11.2.

1.143 “Perception” has the meaning set forth in the Preamble.

1.144 “Perception Active Countries” has the meaning set forth in Section 9.3.3.

1.145 “Perception CMC Study” has the meaning set forth in Section 4.1.4.

1.146 “Perception Indemnitees” has the meaning set forth in Section 12.1.

1.147 “Perception Know-How” means Know-How Controlled by Perception or its Affiliates as of the Effective Date and during the Term that is necessary or reasonably useful for the Development, Manufacture, Commercialization or other exploitation of Products in the Field in the Otsuka Territory, but excluding Joint Inventions and Other Product Know-How.

1.148 [***]

1.149 “Perception New Indication Product” means, with respect to each New Indication for which there has been a New Indication Option Termination, a product containing API developed, manufactured or commercialized by or on behalf of Perception for such New Indication in the Otsuka Territory following the applicable New Indication Option Termination Date.

1.150 “Perception New Indication Studies” means, with respect to each New Indication for which there has been a New Indication Option Termination, any Clinical Studies conducted by or on behalf of Perception in the Otsuka Territory related to the applicable Perception New Indication Product.

1.151 “Perception Patent Rights” means Patent Rights Controlled by Perception or its Affiliates as of the Effective Date and during the Term that are necessary or reasonably useful for the Development, Manufacture, Commercialization or other exploitation of Products in the Field in the Otsuka Territory, but excluding Joint Patent Rights and Other Product Patent Rights. The Perception Patent Rights existing as of the Effective Date are those Patent Rights identified on Schedule 11.3.2. At the initiative of Perception or the request of Otsuka (not to exceed two (2) times in a Calendar Year), Perception shall provide Otsuka a written update regarding the then-current status of the Perception Patent Rights, including any additions or deletions of Patent Rights.

1.152 “Perception Technology” means Perception Know-How and Perception Patent Rights.

1.153 “Perception Territory” means all countries of the world, excluding the Otsuka Territory.

1.154 “Person” means any natural person, corporation, unincorporated organization, partnership, association, sole proprietorship, joint stock company, joint venture, limited liability company, trust or government, or Governmental Authority, or any other similar entity.

1.155 “Pharmacovigilance Agreement” has the meaning set forth in Section 5.8.2.

1.156 “Phase 1 Clinical Study” means a Clinical Study of a Product the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, as more fully defined in 21 C.F.R. § 312.21(a), or its successor regulation, or the equivalent in any non-U.S. jurisdiction.

1.157 “Phase 2 Clinical Study” means a Clinical Study of a Product the principal purpose of which is to explore a variety of doses, dose responses, and durations of effect, and to generate evidence of clinical safety, effectiveness and dose ranging for a particular indication or indications in a target patient population, as more fully defined in 21 C.F.R. § 312.21(b), or its successor regulation, or the equivalent in any non-U.S. jurisdiction.

1.158 “Phase 3 Clinical Study” means a Clinical Study of a Product the principal purpose of which is to establish that such Product is safe and efficacious for its indicated use, to define contraindications, warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed, and to support the filing of an application for Regulatory Approval for such Product, as more fully defined in 21 C.F.R. § 312.21(c), or its successor regulation, or the equivalent in any non-U.S. jurisdiction.

1.159 “PMDA” means the Japanese Pharmaceuticals and Medical Devices Agency and any successor thereto.

1.160 “Post-Royalty Product Trademarks” has the meaning set forth in Section 13.3.6.

1.161 “Primary Label” means, with respect to a Product in the Otsuka Territory, the full prescribing information for such Product in the Otsuka Territory, including any required patient information, to be submitted to the applicable Regulatory Authority in the Otsuka Territory for approval.

1.162 “Privacy Laws” means all Applicable Laws with respect to the collection, use, transfer, storage, protection, deletion, processing (both by computer and manually), combination, or other use of Clinical Study subject or patient data (sometimes referred to as protected health information) or other personal data.

1.163 “Product” means Perception’s product containing API and known as PCN-101, and any other product comprising or containing API, either alone or in combination with other active pharmaceutical ingredients, including any dosage strengths, presentations, forms, formulations, line extensions, and modes of delivery thereof.

1.164 “Product Trademark Infringement” has the meaning set forth in Section 9.10.3.

1.165 “Product Trademarks” has the meaning set forth in Section 9.10.1.

1.166 “Promotional Materials” has the meaning set forth in Section 6.5.2.

1.167 [***]

1.168 “Prosecuting Party” has the meaning set forth in Section 9.2.3(e).

1.169 “Prosecution” has the meaning set forth in Section 9.2.1(a). The term “Prosecute” has correlative meaning.

1.170 “PV Representative” has the meaning set forth in Section 5.8.1.

1.171 “Quality Agreement” has the meaning set forth in Section 7.2.

1.172 “Quality Standards” has the meaning set forth in Section 9.10.5.

1.173 “Recipient” has the meaning set forth in Section 8.11.2.

1.174 “Registration Dossier” means the registration dossier of technical data and information compiled by or on behalf of Otsuka with respect to a Product submitted to a Regulatory Authority for obtaining Regulatory Approval of a Product in the Field in the Otsuka Territory, including any JNDA.

1.175 “Regulatory Approval” means any and all approvals, licenses, registrations or authorizations of any Regulatory Authority that are necessary for the marketing and sale of a product in a country or group of countries, including approval of a JNDA filed with a Regulatory Authority in the Otsuka Territory, including all additions, amendments, supplements, extensions and modifications thereto, but excluding NHI Price Listing.

1.176 “Regulatory Authority” means any Governmental Authority involved in granting approvals for the Development, Manufacturing, Commercialization, reimbursement or pricing of Products, including the PMDA.

1.177 “Regulatory Documentation” means all (a) Regulatory Filings, (b) Material Communications, and (c) reports and other correspondence and communications submitted to or received from any Regulatory Authority and all supporting documents with respect thereto, in each case relating to a Product, including Registration Dossiers, minutes and official contact reports relating to substantive communications, conversations or meetings with any Regulatory Authority, regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

1.178 “Regulatory Exclusivity” means, with respect to a Product in the Otsuka Territory, any exclusive marketing right, data exclusivity right or other status conferred by a Governmental Authority or Applicable Law with respect to such Product in the Otsuka Territory, other than a Patent Right, that limits or prohibits a Person from (a) relying on pivotal safety or efficacy data generated by or on behalf of Otsuka with respect to a Product, or on a Regulatory Authority’s prior finding of safety or efficacy of such Product, in an application for Regulatory Approval of a Generic Product or (b) Commercializing a Product or a Generic Product.

1.179 “Regulatory Filing” means any applications (including any JNDA and Clinical Study applications), filings, submissions, approvals (including Regulatory Approvals), licenses, registrations, permits, notifications, and authorizations (or waivers) with respect to the Development, Manufacture or Commercialization of any Product made to or received from any Regulatory Authority in a given country or jurisdiction.

1.180 “Remedial Action” has the meaning set forth in Section 5.9.

1.181 “Requested Ongoing Studies” has the meaning set forth in Section 4.1.3.

1.182 “Reversion License” has the meaning set forth in Section 13.3.3(a).

1.183 “Royalty Term” has the meaning set forth in Section 8.4.2.

1.184 “Safety Concern” means, with respect to any Product, (a) any safety concern required to be reported under 21 C.F.R. § 312.32(c)(1)(iii) (“Findings from animal or in vitro testing”) or the equivalent in any non-U.S. jurisdiction, or (b) a material toxicity or material drug safety issue or a Serious Adverse Event reasonably related to a Product.

1.185 “Safety Management Plan” has the meaning set forth in Section 5.8.1.

1.186 “Safety Reasons” means a Party’s reasonable belief that there is an unacceptable risk for harm in humans based upon (a) preclinical safety data, including data from animal toxicology studies, (b) the observation of serious adverse effects in humans after a Product has been administered to humans, such as during a Clinical Study of a Product or after the First Commercial Sale, or (c) other Safety Concerns, in each of clauses (a) through (c), that would materially impact the safety or efficacy or the commercial feasibility of a Product.

1.187 “Security Incident” has the meaning set forth in Section 11.2.2.

1.188 “Seller” has the meaning set forth in Section 1.102.

1.189 “Serious Adverse Event” means an adverse drug experience or circumstance that results in any of the following outcomes: (a) death; (b) life-threatening event; (c) inpatient hospitalization or prolongation of existing hospitalization; (d) persistent or significant disability or incapacity or substantial disruption of the ability to conduct normal life functions; (e) a congenital anomaly/birth defect; (f) significant intervention required to prevent permanent impairment or damage; or (g) a medical event that may not result in death, be life-threatening or require hospitalization but, based on appropriate medical judgment, that may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes described in clauses (a) through (e).

1.190 “Sublicensee” means, with respect to a Party, an Affiliate or a Third Party to whom such Party grants a direct or indirect sublicense under any Perception Technology, Otsuka Product Improvements or Joint Technology, as the case may be, to Develop, Manufacture, Commercialize or otherwise exploit a Product in accordance with Section 2.1.2 or Section 2.2.3. Distributors, wholesalers, contract research organizations, CMOs and similar entities will not be Sublicensees, and agreements between a Party and such entities will not be sublicenses, for purposes of this Agreement and a Third Party to whom a Party grants the right to distribute Products wherein such Third Party pays to such Party a royalty (or other amount) based upon the revenues received by such Third Party for the sale (or resale) of such Products by such distributor, irrespective of whether a license or sublicense is granted under Section 2.1.2 or Section 2.2.3, as applicable, shall be a Sublicensee.

1.191 “Sued Party” has the meaning set forth in Section 9.5.

1.192 “Supply Agreement” has the meaning set forth in Section 7.2.

1.193 “Supporting Party” has the meaning set forth in Section 9.3.6.

1.194 “Term” has the meaning set forth in Section 13.1.

1.195 “Territory” means (a) the Perception Territory or (b) the Otsuka Territory, as applicable.

1.196 “Third Party” means a Person other than a Party and its Affiliates.

1.197 “Third Party Claim” has the meaning set forth in Section 12.1.

1.198 “Third Party Infringement Suit” has the meaning set forth in Section 9.5.

1.199 “Third Party IP” has the meaning set forth in Section 9.7.2.

1.200 “Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, in any language, including any katakana trademark, including the goodwill and activities associated with each of the foregoing.

1.201 “Trademark Infringement Suit” has the meaning set forth in Section 9.10.4.

1.202 “Transition Activities” has the meaning set forth in Section 13.3.5(b).

1.203 “United States” or “U.S.” means the United States of America and its territories, possessions and commonwealths.

1.204 “Valid Claim” means a claim within any granted or issued Perception Patent Rights in the Field in the Otsuka Territory that (a) is in force and unexpired, (b) has not been revoked or held invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction in the Otsuka Territory, which decision is not appealable or has not been appealed within the time allowed for appeal, and (c) has not been surrendered, abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

2. LICENSES; THIRD PARTY IP

2.1 License Grants to Otsuka.

2.1.1 License Grant. Subject to the terms and conditions of this Agreement, Perception hereby grants to Otsuka a non-transferable (except as provided in Section 15.1), sublicensable (subject to Section 2.1.2), exclusive (even as to Perception and its Affiliates subject to Section 2.4) license and sublicense under the Perception Technology, Perception’s interest in the Joint Technology, and the Product Trademarks solely to Develop, have Developed, Manufacture, have Manufactured, Commercialize and otherwise exploit Products in the Field in the Otsuka Territory and to conduct Clinical Studies for Products in the Perception Territory solely in accordance with Section 4.1.1. The license granted hereunder shall be royalty-bearing for the Royalty Term applicable to each Product in the Otsuka Territory, and after expiration of the Royalty Term applicable to such Product shall convert to a fully-paid, royalty-free perpetual license.

2.1.2 Otsuka Sublicense Rights. Otsuka shall not have the right to grant sublicenses under the license granted in Section 2.1.1, without the prior written consent of Perception (such consent not to be unreasonably withheld, conditioned or delayed in the case of any sublicense granted to a Third Party for the co-development or co-promotion of a Product with Otsuka in the Otsuka Territory), except to any of Otsuka’s Affiliates. For clarity, agreements with contract research organizations to conduct Clinical Studies of a Product on behalf of Otsuka, Distributors, wholesalers and CMOs and other similar agreements shall not constitute sublicenses that require the prior written consent of Perception. Each sublicense granted by Otsuka pursuant to this Section 2.1.2 shall be (a) subject to the relevant material terms of the Chiba University Agreement as set forth in Schedule 2.1.3 and (b) subject and subordinate to the terms of this Agreement. Each such sublicense shall be consistent with all relevant terms and conditions in this Agreement and shall include (i) a requirement that the Sublicensee comply with all relevant terms and conditions of this Agreement, including the confidentiality and non-use provisions of Article 10 with respect to Perception’s Confidential Information and (ii) a requirement that the Sublicensee submit applicable sales or other reports to Otsuka to the extent necessary or relevant to the reports required to be made or records required to be maintained by Otsuka under this Agreement. [***]. Notwithstanding any sublicense, Otsuka shall remain primarily liable to Perception for the performance of all of Otsuka’s obligations under, and Otsuka’s compliance with all provisions of, this Agreement. Otsuka shall provide Perception with a copy of each sublicense executed by Otsuka or its Sublicensee and a separate copy of such sublicense in a format that would facilitate machine translation (as reasonably requested by Perception that is possible using Otsuka’s then current systems), each within [***] after its execution; provided that the financial and other terms of any such sublicense may be redacted to the extent not pertinent to confirming compliance with this Agreement.

2.1.3 Chiba University Agreement. Otsuka acknowledges and agrees that he sublicenses and other rights granted by Perception to Otsuka in this Agreement are subject to the material relevant terms of the Chiba University Agreement, including the rights retained by the Japanese government pursuant to the Industrial Technology Enhancement Law of Japan with respect to the Patent Rights licensed to Perception thereunder. Otsuka shall comply with, and perform and take such actions as may be required to allow Perception to comply with, the relevant material terms of the Chiba University Agreement that are set forth in Schedule 2.1.3 to the extent applicable to Otsuka’s rights or obligations relating to the Development, Manufacture, Commercialization or other exploitation of any Products in the Otsuka Territory. Without limiting the foregoing, (a) the Parties shall, from time to time, upon the reasonable request of either Party, discuss the terms of the Chiba University Agreement that are applicable to the sublicense granted by Perception to Otsuka in this Agreement and (b) upon Perception’s request, Otsuka shall provide Perception with information in Otsuka’s Control that is required for Perception to meet its reporting obligations under the Chiba University Agreement, to the extent such information has not been previously provided by Otsuka to Perception hereunder.

2.2 License Grants to Perception.

2.2.1 Exclusive License Grant. Subject to the terms and conditions of this Agreement, Otsuka hereby grants Perception a non-transferable (except as provided in Section 15.1), sublicensable (subject to Section 2.2.3), exclusive (even as to Otsuka and its Affiliates), royalty-free license under Otsuka Product Improvements solely to Develop, have Developed, Manufacture, have Manufactured, Commercialize and otherwise exploit Products in the Perception Territory.

2.2.2 New Indication License Grant. With respect to each New Indication for which there has been a New Indication Option Termination, subject to the terms and conditions of this Agreement, effective as of the applicable New Indication Option Termination Date for such New Indication, Otsuka hereby grants Perception a non-transferable (except as provided in Section 15.1), sublicensable (subject to Section 2.2.3), non-exclusive, royalty-bearing, license under Otsuka Product Improvements solely to Develop, have Developed, Manufacture, have Manufactured, Commercialize and otherwise exploit Perception New Indication Products for the treatment, prevention and diagnosis of such New Indication in the Otsuka Territory (each, a “New Indication License”). Each New Indication License shall be royalty-bearing and Perception shall pay Otsuka a commercially reasonable royalty on Net Sales of Perception New Indication Products for the treatment, prevention and diagnosis of such New Indication in the Otsuka Territory taking into account the relative value of the Otsuka Product Improvements as of the applicable New Indication Option Termination Date (or, if later, the date such Otsuka Product Improvement is generated) on terms to be agreed between Perception and Otsuka, and the grant of such license shall be conditioned on the Parties determining such royalty (including through dispute resolution, if applicable). If the Parties are unable to agree upon such royalty within [***] after the New Indication Option Termination Date (or such longer period as the Parties may agree), then the matter shall be subject to resolution in accordance with Section 14.3.

2.2.3 Perception Sublicense Rights. Perception shall have the right to grant sublicenses through multiple tiers under the license granted in Section 2.2.1 and Section 2.2.2 to any of its Affiliates or to any Third Party without the consent of Otsuka, subject to the requirements of this Section 2.2.3. Perception will provide written notice to Otsuka promptly (but in any event within [***]) after granting a sublicense to a Third Party, indicating the identity of the Third Party Sublicensee and the scope or purpose of such sublicense. Each sublicense granted by Perception pursuant to this Section 2.2.3 shall be subject and subordinate to this Agreement. Each such sublicense shall be consistent with the relevant terms and conditions in this Agreement and shall include a requirement that the Sublicensee comply with all relevant terms and conditions of this Agreement, including the confidentiality and non-use provisions of Article 10 with respect to Otsuka’s Confidential Information. Notwithstanding any sublicense, Perception shall remain primarily liable to Otsuka for the performance of all of Perception’s obligations under, and Perception’s compliance with all provisions of, this Agreement. [***]

2.3 Expanded Field Option. On a New Indication-by-New Indication basis, if Perception Develops a Product in the Perception Territory for such New Indication and [***], Perception shall provide Otsuka with [***]. For a period of [***] after receipt of [***] (each, an “Initial Evaluation Period”), Otsuka shall have the right to determine whether it may be interested in adding such New Indication to the Field under this Agreement. If, on or before expiration of the Initial Evaluation Period for such New Indication, Otsuka gives written notice to Perception that Otsuka is interested in Developing the Products in the Otsuka Territory for such New Indication and in adding such New Indication to the Field under this Agreement (each, an “Option Notice”), then Perception shall provide Otsuka with the clinical study report (“CSR”) for [***] and other data and information reasonably requested by Otsuka in order enable Otsuka to make an informed decision regarding whether to Develop the Products in such New Indication.

For a period of [***] after receipt of such information (each, a “DD Evaluation Period”), Otsuka shall have the right to review such CSR and other data and information and further determine whether it is interested in Developing the Products in the Otsuka Territory for such New Indication and adding such New Indication to the Field under this Agreement. During the DD Evaluation Period for a New Indication, Perception shall promptly respond to all reasonable requests by Otsuka for additional information relating to Development of the Products for such New Indication. If, on or before expiration of the DD Evaluation Period for a New Indication, Otsuka gives written notice to Perception that Otsuka desires to include such New Indication in the Field under this Agreement (each, a “Negotiation Notice”), then for a period of [***] (or such longer period as the Parties may agree) after the Negotiation Notice (each, a “Negotiation Period”), the Parties shall negotiate in good faith an amendment to this Agreement to add such New Indication to the Field hereunder in exchange for adjustments or additions to the Development or regulatory milestones in Section 8.2 (which shall include [***]) and no other adjustments to the financial provisions in Article 8. For clarity, such amendment shall not include any additional upfront payment or reimbursement for Development or other costs with respect to such New Indication or adjustments or additions to the sales milestones or royalty terms set forth in Section 8.3 and Section 8.4. On a New Indication-by-New Indication basis, if Otsuka does not provide an Option Notice or a Negotiation Notice for such New Indication within the applicable time periods or if the Parties do not reach agreement on an amendment to add such New Indication to the Field hereunder during the applicable Negotiation Period (each, a “New Indication Option Termination”), then effective as of the first day following the last day of such Initial Evaluation Period, such DD Evaluation Period or such Negotiation Period, as applicable (each, a “New Indication Option Termination Date”), Perception will be free to develop and commercialize a Perception New Indication Product in the Otsuka Territory, provided that: (a) Perception shall use a Trademark in connection with the development and commercialization of any product for such New Indication in the Otsuka Territory that is significantly different from, and not confusingly similar to, the Product Trademark(s) used for Products that Otsuka is Developing or Commercializing in the Field in the Otsuka Territory, in order to distinguish the sales of such product for such New Indication from the sales of Product that Otsuka is then Developing or Commercializing in the Otsuka Territory; (b) a product for such New Indication shall not constitute a Product for any purposes under this Agreement (except for purposes of Section 2.2.2 and the defined terms used therein and for purposes of Section 12.2 and the defined terms used therein); (c) [***]; (d) [***]; and (e) the Parties shall agree in good faith on any additional terms and conditions necessary based on their respective activities in the Otsuka Territory with respect to products containing API, including (i) [***] and (ii) terms relating to safety-related reporting obligations to Regulatory Authorities. If the Parties are unable to agree upon such additional terms and conditions within [***] after the New Indication Option Termination Date (or such longer period as the Parties may agree), then the matter shall be subject to resolution in accordance with Section 14.3. Except as set forth in this Section 2.3, neither Party shall have the right, itself or with or through a Third Party, to Develop or Commercialize any Product for a New Indication in the Otsuka Territory. Further, prior to [***] and during the Initial Evaluation Period, the DD Evaluation Period and the Negotiation Period (if applicable) for such New Indication, Perception shall not directly or indirectly propose, grant or negotiate with any Third Party any right (including any option) to Develop or Commercialize the Products for such New Indication in the Otsuka Territory and shall not otherwise license, assign or encumber rights relating to the Products for such New Indication in the Otsuka Territory.

2.4 Retained Rights. Any rights not expressly granted to Otsuka hereunder by Perception are hereby retained by Perception and any rights not expressly granted to Perception hereunder by Otsuka are hereby retained by Otsuka. For clarity: (a) Perception retains rights under the Perception Technology and Product Trademarks to (i) perform its responsibilities under this Agreement and any ancillary agreement, and (ii) Develop and Manufacture any Product in the Otsuka Territory for the purpose of obtaining and maintaining Regulatory Approval and Commercializing Products in the Perception Territory; and (b) Otsuka retains rights under the Otsuka Product Improvements to (i) perform its responsibilities under this Agreement and any ancillary agreement, and (ii) practice the Otsuka Product Improvements with respect to compounds and products other than Products.

2.5 No Implied Licenses or Other Rights. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other right or interest, by implication or otherwise, in any Know-How, Patent Rights or other Intellectual Property Rights of the other Party, including items owned, controlled or developed by the other Party, or provided by or on behalf of the other Party to the receiving Party at any time pursuant to this Agreement. Neither Party shall, nor shall it permit any of its Affiliates or Sublicensees (or, in the case of Perception, any Other Perception Licensees) to, practice any Patent Rights or Know-How licensed to it by the other Party outside the scope of the licenses granted to it under this Agreement.

3. GOVERNANCE

3.1 Joint Collaboration Committee.

3.1.1 Overview. Within [***] after the Effective Date, the Parties shall establish a Joint Collaboration Committee (“JCC”) to discuss and oversee the Development and regulatory activities relating to the Products in the Field in the Otsuka Territory and to carry out the other enumerated responsibilities set forth in Section 3.1.5.

3.1.2 Composition. The JCC shall be comprised of an equal number of up to [***] representatives from each Party, all of whom shall be employees or directors of such Party or, with respect to Perception, individuals who are employees of an Affiliate that Controls Perception in their capacity as consultants to Perception. Each Party may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such substitution; provided that if Perception wishes to include an employee of an Affiliate that Controls Perception (in the capacity of consultant to Perception) as one of its JCC representatives, Perception shall ensure that such individual is subject to confidentiality obligations at least as stringent as those provided in Article 10 of this Agreement. Each Party shall have at least one (1) JCC representative who is a senior officer or executive level employee, and all JCC representatives shall have appropriate expertise, seniority, decision-making authority and ongoing familiarity with the Parties’ activities hereunder.

3.1.3 JCC Co-Chairpersons. The JCC shall be co-chaired by an employee representative of each of Otsuka and Perception (and, for clarity, not their Affiliates) (the “Co-Chairpersons”). The responsibilities of the Co-Chairpersons shall include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved and ensuring the objectives and results of each meeting are communicated to the senior management of each Party, in each case in close consultation with the Alliance Managers.

3.1.4 Meetings. The JCC shall meet no less frequently than [***] until [***]. Thereafter, the JCC shall meet no less frequently than [***]. At least [***] prior to each scheduled JCC meeting, the Alliance Managers shall provide the JCC with an agenda of items to be discussed at such meeting. Notwithstanding the foregoing, either Party may request that a special ad hoc meeting of the JCC be convened to address matters that cannot reasonably be postponed until the next scheduled meeting of the JCC, and the Parties may mutually agree upon alternative meeting schedules, including less frequently. Meetings may be conducted in person or by means of teleconference, videoconference or other similar communications equipment. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JCC meetings in a non voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide reasonable prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld, conditioned or delayed; provided, further, that, such approval shall not be required for any such Third Party to attend any future JCC meetings after such Third Party is approved by the other Party and each Party may propose potential Third Party attendees for the other Party’s approval in advance of any specific JCC meeting. The Party inviting a Third Party to attend a JCC meeting shall ensure that such Third Party is bound by written confidentiality and non-use obligations consistent with the terms of this Agreement. All meetings and proceedings for the JCC shall take place in English. Each Party shall bear its own expenses relating to its representatives’ and other participants’ attendance at such meetings.

3.1.5 JCC Responsibilities. The JCC shall have the following responsibilities with respect to the Development, Manufacturing and Commercialization of Products:

(a) reviewing, discussing and approving each Development Plan and any amendments thereto;

(b) reviewing and discussing updates of the progress of activities under each Development Plan;

(c) reviewing, discussing and approving the proposed language of the Primary Label to be submitted to any Regulatory Authority for each Product in the Otsuka Territory;

(d) reviewing and discussing (i) the status of Products in the Perception Territory and the Otsuka Territory, including (A) status of Development (including regulatory affairs) in the Perception Territory relating to the Current Formulation, Other New Formulation, any New IV Formulation and any New Indication, (B) topline data from any Clinical Studies or Non-Clinical Studies with respect to any Product that are or are intended to be submitted to a Regulatory Authority in the Perception Territory or the Otsuka Territory and (C) matters relating to Manufacture of API and Clinical Samples for the Otsuka Territory, (ii) termination of any Clinical Studies of Products conducted by Otsuka for Safety Reasons in advance of such termination, and (iii) any proposed termination of this Agreement under Section 13.2.2;

(e) reviewing, discussing and approving the design of any Clinical Studies of Products proposed to be sponsored or supported (through supply of Products) by Otsuka;

(f) reviewing, discussing and approving any Clinical Studies for any Product in the Otsuka Territory (including regulatory affairs related thereto) proposed to be conducted by or on behalf of Perception or Other Perception Licensees to support Development or Commercialization of such Product in the Perception Territory, but, for clarity, excluding any Perception New Indication Studies;

(g) reviewing, discussing and approving the design of any Additional Non-Clinical Study, and deciding which Party will conduct each such Additional Non-Clinical Study;

(h) reviewing and discussing the Commercialization Plan;

(i) reviewing and discussing the Global Branding Strategy and reviewing, discussing and approving any Otsuka Territory-Specific Brand Strategy;

(j) reviewing and discussing summaries and updates of each Party’s and its Sublicensee’s (and, in the case of Perception, any Other Perception Licensee’s, subject to Perception’s confidentiality obligations under its agreement with the applicable Other Perception Licensee, provided, that Perception shall use Commercially Reasonable Efforts to include the right to disclose such summaries and updates to Otsuka in any license or sublicense agreement between Perception and any Other Perception Licensee) Commercialization of Products in such Party’s respective Territory, including (i) with respect to Otsuka, updates of the progress of activities under the Commercialization Plan and (ii) with respect to Perception, a high-level summary of Commercialization activities for the Products in the Perception Territory;

(k) reviewing and discussing a publication strategy pursuant to which the Parties may publish certain key results achieved in connection with this Agreement as provided in Section 10.2.1;

(l) overseeing any subcommittees established by the JCC and resolving any disputed matter submitted to it by any such subcommittees; and

(m) performing such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.

3.1.6 Subcommittees.

(a) The JCC shall have the right to create such subcommittees of the JCC as it may deem appropriate or necessary (such as a manufacturing, supply or quality subcommittee or other appropriate subcommittees). Each such subcommittee shall report to the JCC, and the JCC shall have the authority to approve or reject recommendations or actions proposed by such subcommittee, subject to the terms of this Agreement.

(b) The Parties may, upon mutual agreement, establish a pharmacovigilance subcommittee in advance of the start of any Development activities by Otsuka and the PV Representative for each Party shall be a member of such subcommittee. If established, the pharmacovigilance subcommittee will be responsible for providing the JCC and the Parties with guidance with respect to any matters relating to pharmacovigilance, Safety Concerns and Safety Reasons.

3.1.7 JCC Decision-Making.

(a) Voting. All decisions of the JCC shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote on behalf of such Party. No action taken at any meeting of the JCC shall be effective unless at least one (1) representative of each Party is participating.

(b) Escalation. The JCC shall attempt to resolve all decisions and disputes on any matters within its responsibilities by consensus. If the JCC is unable to reach consensus with respect to a decision or dispute regarding any matter within its responsibilities, after reasonable discussion and good faith consideration of each Party’s view on such matter, for a period in excess of [***] (or such longer period as such representatives mutually agree upon), then such dispute shall be submitted to Executive Officers for resolution. Any resolution mutually agreed in writing by the Executive Officers shall be conclusive and binding on the Parties.

(c) Decision-Making Authority. If the Executive Officers are unable to resolve a JCC dispute within [***] (or such longer period as such Executive Officers mutually agree upon) after such matter has been referred to them, then Otsuka’s Executive Officer shall have the final decision-making authority with respect to all Development, Manufacture, Commercialization and other exploitation of Products in the Field in or for the Otsuka Territory except as follows:

(i) [***]

(ii) [***]

(iii) [***]

For clarity, matters within the jurisdiction and authority of the JCC as set forth in Section 3.1.5 relating to the Development, Manufacturing, Commercialization and other exploitation of a Product in the Perception Territory (and not in the Otsuka Territory) by Perception or Other Perception Licensees shall be reviewed and discussed by the JCC, but shall be decided by Perception and shall not be subject to decision-making by the JCC.

(d) Dispute Resolution. Decisions by Otsuka in the exercise of its final decision-making authority under Section 3.1.7(c), decisions by Perception in the exercise of its final decision-making authority under subsection (ii) of Section 3.1.7(c) and decisions of the Parties pursuant to subsection (i) of Section 3.1.7(c) shall not be subject to arbitration or any other form of external dispute resolution except as set forth in this Section 3.1.7(d). If a Party overrules the other Party’s final decision-making authority pursuant to subsection (ii) or (iii) of Section 3.1.7(c) based on a determination by the overruling Party that a decision by the other Party would have a significant negative impact on the value of any Product, and if the other Party disputes such determination of a significant negative impact, such dispute shall be resolved by expert determination in accordance with Section 14.2. If an expert determines pursuant to Section 14.2 that such decision is not likely to have a significant negative impact on the value of any Product as set forth in subsection (ii) or (iii) of Section 3.1.7(c), as applicable, then such purportedly overruling Party shall not have the right to overrule the other Party’s final decision-making authority pursuant to subsection (ii) or (iii) of Section 3.1.7(c), as applicable, and the other Party shall have the right to implement such decision.

(e) Limitations on Authority. The JCC and any subcommittee of the JCC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, (i) neither the JCC nor any subcommittee will have the power to amend this Agreement, (ii) no decision of the JCC or any subcommittee may be in contravention of any terms or conditions of this Agreement, and (iii) neither the JCC, any subcommittee nor either Party will have the authority to (A) amend or modify, or waive compliance with this Agreement, (B) obligate either Party to violate Applicable Law, the requirements of any Regulatory Authority or any agreement with any Third Party, or (C) impose any obligation on either Party that would be in violation of such Party’s written standard operating procedures, written business policies, or written compliance policies or procedure.

3.1.8 General Collaboration Principles. In performing its obligations and exercising its rights hereunder (including acting through its representatives on the JCC and subcommittees and its Alliance Managers), each Party shall act in good faith to undertake and perform its obligations in a timely and efficient manner with the goal of optimizing the commercial opportunity for the Products in its respective Territory. All information disclosed by either Party or its representatives to the other Party or its representatives under this Article 3 shall be deemed to be Confidential Information of the disclosing Party and maintained in accordance with Article 10. The Parties may from time to time discuss whether any changes to the governance structure for the Parties’ activities hereunder are necessary or advisable.

3.2 Alliance Managers.

3.2.1 Appointment. Within [***] following the Effective Date, each Party will appoint (and notify the other Party of the identity of) an employee of such Party having a general understanding in matters related to pharmaceutical development and commercialization to act as its alliance manager under this Agreement (each, an “Alliance Manager”); provided that for the first [***] after the Effective Date, a JCC member representing Perception may also serve as Perception’s Alliance Manager. Each Party’s Alliance Manager will serve as a primary point of contact for the other Party and will undertake such other tasks as are detailed in this Agreement or as may be assigned by the JCC. The Alliance Managers shall not be members of the JCC (except as set forth above for Perception) but shall attend each scheduled meeting of the JCC. Each Party may replace its Alliance Manager with an alternative at any time with prior written notice to the other Party. Either Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Party shall bear its own costs of its Alliance Manager.

3.2.2 Responsibilities. Each Alliance Manager will be responsible to ensure a collaborative work environment between the Parties. Each Alliance Manager shall act in his or her discretion to facilitate the execution of the collaboration throughout his or her organization and will oversee and support implementation of plans; promote effectiveness of the governance model and implementation of contractual provisions and lead any changes to enhance the alliance between both Parties; and facilitate the JCC (and any subcommittees) for effective decision making in a timely manner. Without limiting the generality of the foregoing, the Alliance Managers shall be responsible for (a) scheduling meetings of the JCC, (b) setting agendas for meetings with solicited input from other members and (c) acting as secretary at each meeting and preparing the draft minutes of such meeting, which shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JCC. Following each JCC meeting, the drafting Alliance Manager shall provide the draft minutes to the other Alliance Manager for review and comment and the drafting Alliance Manager shall reasonably consider all comments from the other Alliance Manager. The drafting Alliance Manager shall prepare and submit revised final draft minutes for approval by the Co-Chairpersons within [***] of each JCC meeting. Beginning with Otsuka’s Alliance Manager, such responsibilities shall alternate between the Alliance Managers on a meeting-by-meeting basis.

4. DEVELOPMENT

4.1 Generally.

4.1.1 Clinical Studies; Development Plans. Subject to the terms and conditions of this Agreement, including oversight by the JCC, Otsuka shall be responsible, [***], for the conduct of all Clinical Studies for any Product in each Development Plan (as defined below) to obtain and maintain Regulatory Approvals of any Product in the Otsuka Territory. Otsuka shall not conduct any Clinical Studies for any Product in the Perception Territory except that Otsuka shall have the right to conduct any such Clinical Studies in any Asian country with the prior approval of Perception, such approval not to be unreasonably withheld, conditioned or delayed (each such approved Clinical Study, an “Ex-Otsuka Territory Study”). The Clinical Studies for any Product and other Development activities (including regulatory affairs activities) to be undertaken by Otsuka and intended to achieve Regulatory Approval of any Product in the Field in the Otsuka Territory shall be set forth in a separate development plan for each such Product (each such plan, as updated from time to time, a “Development Plan”). The initial Development Plan for the Current Formulation shall be submitted by Otsuka to the JCC for approval in accordance with Section 3.1.7 within [***] after the Effective Date. Otsuka shall update each Development Plan as needed from time to time to take into account changed circumstances or completion, commencement or cessation of Development activities not contemplated by the then-current version of such Development Plan, and such updated Development Plan shall go into effect upon approval by the JCC in accordance with Section 3.1.7. Perception shall only have the right to conduct Clinical Studies for any Product in the Otsuka Territory to support Development and Commercialization of such Product in the Perception Territory with the prior approval of the JCC. For clarity, no prior approval of the JCC is required for Perception to conduct any Perception New Indication Studies.

4.1.2 Performance. Otsuka shall use Commercially Reasonable Efforts to Develop at least one Product in the Field for the Otsuka Territory, including initially Developing the Current Formulation pursuant to the Development Plan with respect thereto and pursuing Regulatory Approval the Current Formulation in the Field in the Otsuka Territory; provided that the foregoing shall not apply to the Development of a Product for a New Indication, a New IV Formulation or Other New Formulation unless and until Otsuka has made a decision to pursue the Development of a Product for such New Indication, New IV Formulation or Other New Formulation pursuant to Section 2.3, Section 4.2.1 or Section 4.2.2, as applicable. Notwithstanding anything to the contrary in this Agreement, Otsuka shall not be obligated to undertake or continue any activity under a Development Plan if: (a) Otsuka reasonably determines that performance of such activity would violate any Applicable Laws; or (b) with respect to any Clinical Study for any Product, (i) a Regulatory Authority or independent safety data review board for such Clinical Study has required or recommended termination or suspension of such Clinical Study, or (ii) Otsuka believes in good faith that termination or suspension of such Clinical Study is warranted because of safety or tolerability risks or the lack of suitable risk benefit ratio to the study subjects; provided that any termination of a Clinical Study for any Product must be discussed by the JCC. If Otsuka determines not to undertake or continue any activity under a Development Plan in accordance with the immediately preceding sentence, Otsuka shall promptly notify Perception of such determination, and shall use all reasonable efforts to notify and consult with Perception prior to making such determination.

4.1.3 Non-Clinical Studies. Perception shall be responsible for the conduct of all Non-Clinical Studies that are ongoing as of the Effective Date and those Non-Clinical Studies listed on Schedule 4.1.3 (each such listed Non-Clinical Study, a “Requested Ongoing Studies”) and Perception shall conduct such Non-Clinical Studies, other than the Requested Ongoing Studies, [***]. If any additional Non-Clinical Studies are required to obtain Regulatory Approval of a Product in both the Perception Territory and the Otsuka Territory (each, an “Additional Non-Clinical Study”), the Parties shall discuss and agree through the JCC, in accordance with Section 3.1.7, on the design of such Additional Non-Clinical Study and on which Party will conduct such Additional Non-Clinical Study. With respect to each Requested Ongoing Study conducted by Perception and each Additional Non-Clinical Study (regardless of which Party will conduct an Additional Non-Clinical Study), the non-conducting Party shall [***]. If any Non-Clinical Study is required to be conducted by PMDA to obtain Regulatory Approval of any Product in the Otsuka Territory and such Non-Clinical Study is not required to be conducted to obtain any Regulatory Approval of any Product in the Perception Territory (each such Non-Clinical Study, an “Otsuka Territory-Specific Non-Clinical Study”), Otsuka will conduct such Otsuka Territory-Specific Non-Clinical Study [***] or, at Otsuka’s request, Perception will conduct such Otsuka Territory-Specific Non-Clinical Study. If Perception conducts an Otsuka Territory-Specific NonClinical Study, [***]. If Perception wishes to use the data and results generated from an Otsuka Territory-Specific Non-Clinical Study for the Development, including Regulatory Approval, of a Product in the Perception Territory, Perception shall so notify Otsuka in writing and [***].

4.1.4 CMC Studies.

(a) Territory-Specific CMC Studies. Perception shall be responsible, [***], for the conduct of all CMC studies related to the Current Formulation that are ongoing as of the Effective Date and for the conduct of any additional CMC studies that are not Otsuka Territory-Specific CMC Studies, including any additional CMC studies required in connection with Development of the Current Formulation for the Perception Territory that may also be useful for Development of the Current Formulation for the Otsuka Territory (each such additional CMC study, a “Perception CMC Study”). If any additional CMC studies are required in connection with Development of any Product for the Otsuka Territory and such additional CMC studies are not required in connection with Development of any Product for the Perception Territory (each, an “Otsuka Territory-Specific CMC Study”), Otsuka will conduct such Otsuka Territory-Specific CMC Study [***] or, at Otsuka’s request, Perception will conduct such Otsuka Territory-Specific CMC Study. If Perception conducts an Otsuka Territory-Specific CMC Study, Otsuka will [***].

(b) CMC Study Data. Perception shall solely own all data and results generated from any Perception CMC Study and Otsuka shall solely own all data and results generated from any Otsuka Territory-Specific CMC Study (each, “CMC Study Data”). If Otsuka wishes to use the CMC Study Data owned by Perception for the Development, including Regulatory Approval, of any Product in the Otsuka Territory, it shall notify Perception in writing and [***]. If Perception wishes to use the CMC Study Data owned by Otsuka for the Development, including Regulatory Approval, of a Product in the Perception Territory, it shall notify Otsuka in writing and [***].

4.1.5 Development Reports. At each regularly scheduled JCC meeting, each Party shall provide a high level update (by means of a slide presentation or otherwise) summarizing its Development activities for each Product in its respective Territory (and in the case of Otsuka, any Ex-Otsuka Territory Study), including the results of such activities and the status of each pending and proposed Regulatory Filing for such Product, since the last such update and any other Development matters included on the agenda for any JCC meeting prepared by the Alliance Managers pursuant to Section 3.1.4. In addition, after the completion of any Clinical Study or Non-Clinical Study for any Product the data from which are intended to be submitted to a Regulatory Authority, the Party responsible for the conduct of such study shall promptly provide the other Party with topline results of such study. Further, each Party will promptly provide written notice to the other Party, through the JCC or Alliance Managers, of any significant Development events (e.g., Clinical Study Initiation or completion, clinical holds, Safety Concerns or receipt of Regulatory Approvals) arising in the course of such Party’s or its Sublicensee’s (or, in the case of Perception, any Other Perception Licensee’s) Development of any Product.

4.2 Other Formulations.

4.2.1 New IV Formulation. Each Party will have the right, [***], to Develop any New IV Formulation of any Product in its respective Territory, including conducting Clinical Studies of a Product in any New IV Formulation. If a Party Develops a New IV Formulation in its Territory, it shall provide an update (by means of a slide presentation or otherwise) summarizing its Development activities for such New IV Formulation, including the results of such activities and the status of each pending and proposed Regulatory Filing for such New IV Formulation, at each regularly scheduled JCC meeting. In addition, at the request of the non-conducting Party, the Party conducting Development of a New IV Formulation in its Territory shall provide to the non-conducting Party all data and information generated from such Development (including Clinical Studies) of the New IV Formulation. If the non-conducting Party wishes to use the data and results generated from the conducting Party’s Development (including Clinical Studies) of the New IV Formulation for the Development, including Regulatory Approval, of such New IV Formulation in the non-conducting Party’s Territory, the non-conducting Party shall (a) so notify the conducting Party, (b) [***]. For the avoidance of doubt, Otsuka has the right, but not the obligation, to Develop any New IV Formulation in the Otsuka Territory.

4.2.2 Other New Formulation. Otsuka has no right to perform formulation Development with respect to any Other New Formulation of the API without Perception’s consent. For clarity, Otsuka shall have the right, in accordance with the terms of this Agreement, to Develop, Manufacture and Commercialize in the Field in the Otsuka Territory any Other New Formulation of a Product that is Developed by or on behalf of Perception in the Perception Territory, without an obligation to obtain Perception’s consent. At each regularly scheduled JCC meeting, Perception shall provide an update (by means of a slide presentation or otherwise) summarizing its Development activities for each Other New Formulation in the Perception Territory, including the results of such activities and the status of each pending and proposed Regulatory Filing for such Other New Formulation in the Perception Territory. If Otsuka wishes to use the data and results generated from Perception’s Development (including Clinical Studies) of any Other New Formulation for the Development, including Regulatory Approval, of such Other New Formulation in the Otsuka Territory, Otsuka shall (a) so notify Perception, (b) [***]. Thereafter, Otsuka will be responsible, [***], for the Development of any Product in such Other New Formulation in the Otsuka Territory and shall (in addition to all other economic obligations provided for hereunder) pay the milestone payments for the Other New Formulation set forth in Section 8.2. For the avoidance of doubt, Otsuka has no obligation to Develop any Other New Formulation in the Otsuka Territory.

4.3 Rights to Data. In the case of a Party’s conduct of Non-Clinical Studies, CMC studies or other Development of a Product for which the other Party is required to [***] in order to use the data and results therefrom pursuant to Section 4.1.3, Section 4.1.4 or Section 4.2, the other Party shall not have any rights with respect to the data and results generated in the course of such Development, including pursuant to the licenses granted under Article 2, unless and until such other Party notifies such first Party of such other Party’s desires to use such data and results; provided that such other Party may use such data and results solely to satisfy any safety-related reporting obligations to Regulatory Authorities in such other Party’s Territory without [***]. Following the nonconducting Party’s notice to the conducting Party of the non-conducting Party’s desire to use data and results from any such Non-Clinical Studies, CMC studies or other Development conducted by the conducting Party pursuant to Section 4.1.3, Section 4.1.4 or Section 4.2, the conducting Party shall provide to the other Party all data and results generated in the course of such Development and such data and results shall be included in the licenses granted under Article 2. For clarity, the license granted to Otsuka pursuant to Section 2.1.1 includes, [***], the right for Otsuka to use all data and other information resulting from all Non-Clinical Studies, CMC-related studies and other Development activities related to the API or Product conducted by or on behalf of Perception prior to the Effective Date or ongoing as of the Effective Date, in each case, to the extent such data or information is necessary or reasonably useful for the Development, Manufacture, Commercialization or other exploitation of Products in the Field in the Otsuka Territory. The transfer and further processing of any personal data under this Agreement shall be subject to the applicable informed consent form (and any other applicable privacy notices, patient authorizations, and consents), as well as to Privacy Laws and other Applicable Laws. To the extent such concept is recognized under Privacy Laws, each Party is an independent controller with respect to personal data that is disclosed or transferred to the other Party under this Agreement and is independently responsible for processing such personal data in accordance with Privacy Laws. Neither Party will intentionally take any action or fail to take any actions that would cause the other Party to be in violation of Privacy Laws. Upon the reasonable request of either Party, the Parties will enter into a reasonable information security and privacy agreement regarding the processing and transfer of personal data consistent with Privacy Laws and other Applicable Laws.

4.4 Compliance; Assistance. Each Party shall perform, and each will ensure that its Sublicensees and Third Party contractors perform, all Development activities under this Agreement in a good scientific manner, in accordance with GLP, GCP, and GMP, as applicable, and in compliance with all Applicable Laws. Each Party shall use Commercially Reasonable Efforts to provide all assistance reasonably requested by the performing Party in connection with the performing Party’s Development obligations hereunder. For all such assistance requested by the performing Party and provided by the assisting Party, the performing Party shall reimburse the assisting Party’s reasonable Out-of-Pocket Costs incurred in connection with providing such assistance.

4.5 Development Records. Each Party shall maintain complete and accurate written or electronic records of all activities conducted by or on behalf of such Party in connection with Development of each Product, including all data and other information resulting from such activities (which records shall include, as applicable, books, records, reports, research notes, computations, charts, graphs, analyses, recordings, photographs, computer programs and documentation thereof), in sufficient detail and in a good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Development of each Product by or on behalf of such Party and its Sublicensees and Third Party contractors and shall not include or be commingled with records of activities that are not conducted under this Agreement. Each Party shall document all Clinical Studies and other studies of Product in formal written study reports according to Applicable Laws and national and international guidelines (e.g., ICH, GCP, GLP, and GMP).

4.6 Third Party Contractors. Each Party may perform any of its Development activities under this Agreement through one or more Third Parties, provided that: (a) such Party remains responsible for the Development work delegated to, and payment to, such Third Parties as if it had done such work itself; (b) each Third Party undertakes in writing an obligation to comply with all applicable terms and conditions of this Agreement, including an obligation of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 10 (and a reasonable term with respect to the duration of such obligations); (c) such Party uses Commercially Reasonable Efforts to obtain from each Third Party that may create Know-How or other Intellectual Property Rights in the course of performing any Development work an assignment to all such Intellectual Property Rights (or, in the event such assignment is not feasible, to obtain joint ownership of or a license to such Intellectual Property Rights with the right to sublicense to the other Party such Intellectual Property Rights that are necessary or reasonably useful to Develop, Manufacture or Commercialize Products in the Field); and (d) each Third Party agrees in writing to be bound by terms for the benefit of the delegating Party to allow such Party to comply with the reporting obligations of Section 4.1.5 and Section 4.2 and with the record-keeping obligations of Section 4.5. Each Party may also subcontract work on terms other than those set forth in this Section 4.6 with the prior approval of the other Party.

5. REGULATORY MATTERS

5.1 Responsibility for Regulatory Matters. Subject to the terms and conditions of this Agreement, including oversight by the JCC, Otsuka shall be responsible, [***], for the conduct of all regulatory activities relating to Products in the Otsuka Territory (and in the Perception Territory solely with respect to any Ex-Otsuka Territory Study), including (a) overseeing, monitoring and coordinating all regulatory actions, communications and filings with, and submissions to, the applicable Regulatory Authorities in the Otsuka Territory with respect to Products; (b) interfacing, corresponding and meeting with the applicable Regulatory Authorities in the Otsuka Territory with respect to Products; (c) seeking and maintaining all Regulatory Approvals with respect to Products in the Otsuka Territory, including any amendments, supplements or modifications to such Regulatory Approvals; and (d) maintaining and submitting all records required to be maintained or required to be submitted to the applicable Regulatory Authority with respect to Products in the Otsuka Territory. Otsuka shall be the holder of all Regulatory Approvals for the Products in the Otsuka Territory and will own all Regulatory Documentation in the Otsuka Territory. Notwithstanding the foregoing, if Perception (x) conducts any (i) Clinical Studies for any Product in the Otsuka Territory or (ii) Perception New Indication Studies or (y) Manufactures or has Manufactured any (i) Product in the Otsuka Territory to support Development and Commercialization of such Product in the Perception Territory or to fulfill any of its obligations under this Agreement or (ii) Perception New Indication Product in the Otsuka Territory, then in each case ((x) and (y)) Perception shall have the right to conduct all regulatory activities in the Otsuka Territory with respect to such activities.

5.2 Registration Dossier. Otsuka shall allow Perception a reasonable opportunity to review and comment on the major sections of the Registration Dossier related to any Product ([***]) to be submitted to Regulatory Authorities in the Otsuka Territory, and for that purpose Otsuka shall provide English versions of such Modules to Perception in advance of submission of such sections of the Registration Dossier. Within [***] after Perception’s receipt of the draft of such Modules of the Registration Dossier, Perception will review and comment thereon. Otsuka will consider in good faith, and will incorporate, any reasonable comments timely provided by Perception in connection therewith or any reasonable revisions suggested by Perception in good faith, unless such incorporation will materially affect the timing of filing the Registration Dossier or Otsuka has other reasonable reasons for not incorporating such comments or revisions; provided that, Otsuka shall not be required to comply with the foregoing or delay submission of the Registration Dossier if to do so would cause Otsuka to fail to meet any deadline requested by any Regulatory Authority in the Otsuka Territory and such failure is not caused by any action or inaction on the part of Otsuka. Otsuka shall provide Perception with a copy of the common technical document (CTD) of the Registration Dossier in Japanese at such time as it is finalized for submission to the Regulatory Authorities in the Otsuka Territory. Each Registration Dossier submitted by Otsuka for a Product in the Otsuka Territory must be consistent with the language of the Primary Label approved by the JCC for submission to Regulatory Authorities.

5.3 Communications with Regulatory Authorities. Subject to the last sentence of Section 5.1, Otsuka shall be solely responsible for communications with Regulatory Authorities in the Otsuka Territory regarding the Products (and in the Perception Territory solely with respect to any Ex-Otsuka Territory Study) and in no event will Perception unilaterally or independently communicate with any Regulatory Authority regarding the Products in the Otsuka Territory, except as required by Applicable Laws. In the event Perception conducts a Clinical Study for any Product in the Otsuka Territory to support Development or Commercialization of such Product in the Perception Territory as set forth in Section 5.1, the terms of this Section 5.3 shall apply to Perception’s Material Communications with a Regulatory Authority in the Otsuka Territory relating to such Clinical Study and shall also apply to Otsuka’s Material Communications with a Regulatory Authority in the Otsuka Territory. Each Party (the “Communicating Party”) shall provide the other Party (the “Other Party”) with a brief written description, in English, of the principal issues raised in any Material Communication with a Regulatory Authority in the Otsuka Territory (and in the case of Otsuka, in the Perception Territory solely with respect to any Ex-Otsuka Territory Study) (a) as soon as practicable but no later than [***] after receipt with respect to any Material Communication involving a Safety Concern or (b) within [***] after receipt with respect to any other Material Communication. Upon Perception’s request after receiving such description from Otsuka, Otsuka shall translate such Material Communication, [***] as soon as practically possible and shall provide to Perception such translated Material Communication promptly after completion of such translation into English. Notwithstanding the foregoing, Otsuka shall not be required to provide a brief written description or a translation of any Material Communication that is conveyed at any meeting, teleconference or videoconference that is attended by any Perception representative. The Communicating Party will allow the Other Party a reasonable opportunity to review and comment on the Communicating Party’s formal written correspondence with PMDA relating to a Product, including the Communicating Party’s proposed responses to Material Communications with Regulatory Authorities in the Territory with respect to such Product, and the Communicating Party will reasonably consider any reasonable comments timely provided by the Other Party in connection therewith; provided that, the Communicating Party shall not be required to comply with the foregoing if to do so would cause the Communicating Party to fail to meet any deadline requested or required by any Regulatory Authority in the Otsuka Territory and such failure is not caused by any action or inaction on the part of the Communicating Party. For clarity, the terms of this Section 5.3 shall not apply to any Perception New Indication Product.

5.4 Meetings with Regulatory Authorities. Otsuka shall provide Perception with reasonable advance notice of all formal meetings and formal teleconferences or videoconferences with any Regulatory Authority in the Otsuka Territory (and in the Perception Territory, solely with respect to any Ex-Otsuka Territory Study) relating to any Product, or with as much advance notice as practicable under the circumstances. To the extent not restricted or prohibited by Applicable Laws or the Regulatory Authority, Perception shall have the right, [***], to have up to [***] representatives of Perception attend, as observers, such formal meetings and formal teleconferences or videoconferences with such Regulatory Authority in the Otsuka Territory relating to any Product; provided that Otsuka shall not be obligated to change or re-schedule any such meeting in order to accommodate the schedule of Perception’s representatives and, if attendance by Perception representatives is not restricted or prohibited by Applicable Laws or the Regulatory Authority but would require Otsuka to reduce the number of required Otsuka participants at such meeting due to limitations on the number of attendees imposed by such Regulatory Authority, then only [***] shall be permitted to observe such meeting. Notwithstanding the foregoing, if Otsuka requests Perception to participate in any meetings with Regulatory Authorities in the Otsuka Territory (and in the Perception Territory solely with respect to any Ex-Otsuka Territory Study) for assistance to Otsuka, then [***]. If Perception requires an interpreter for its representatives attending any Regulatory Authority meeting in the Otsuka Territory (and in the Perception Territory solely with respect to any Ex-Otsuka Territory Study), Perception shall retain, [***], an interpreter who can provide simultaneous interpretation unless Perception’s participation in such meeting has been specifically requested by Otsuka, in which case [***].

5.5 Assistance; Documentation. Perception will provide all assistance reasonably requested by Otsuka in connection with the preparation and filing of the Registration Dossier and other Regulatory Documentation in the Otsuka Territory and with communications with Regulatory Authorities relating to any Product in the Otsuka Territory. [***] Upon the reasonable request of either Party, the other Party will provide, at no cost to the requesting Party, all Regulatory Documentation, information and other documents owned or controlled by the other Party that relate to a Product and are necessary or reasonably useful for Regulatory Filings or for obtaining or maintaining Regulatory Approval for such Product in the Field in the requesting Party’s Territory; provided that the obligation to provide such information shall be subject to the [***] provisions of Sections 4.1.3, 4.1.4, 4.2.1 and 4.2.2 to the extent applicable. Without limiting the foregoing, each Party will provide to the other Party the full study reports of Clinical Studies and Non-Clinical Studies of the Products conducted by or on behalf of such Party, its Affiliates or (sub)licensees in its respective Territory (and in the case of Otsuka, in the Perception Territory solely with respect to any Ex-Otsuka Territory Study) as such reports become available, subject to, in the case of Perception, any applicable agreement between Perception and an Other Perception Licensee (provided, that Perception shall use Commercially Reasonable Efforts to include the right to disclose such information to Otsuka in any agreement with an Other Perception Licensee).

5.6 Manufacturing-Related Regulatory Matters. Notwithstanding anything to the contrary in this Agreement, if Perception or its CMO uses a drug master file process, then, until the Manufacturing Transfer Date, Perception or its CMO shall be responsible, [***], for (a) preparing the drug master file(s) containing data and information related to the Manufacture of API (the “DMF”), including preparing the DMF in the applicable format required by the applicable Regulatory Authority in the Otsuka Territory, (b) providing the DMF directly to the applicable Regulatory Authority in the Otsuka Territory, and (c) communicating with Regulatory Authorities in the Otsuka Territory regarding the DMF. Otsuka shall be entitled to reference the DMF in Regulatory Documentation, including in applications for Regulatory Approval and in the Registration Dossier, for any Product in the Otsuka Territory. Until the Manufacturing Transfer Date, Perception or its CMO shall also provide to Otsuka [***], (i) the open part of the DMF, such as the sections containing general information, control of drug substance, container closure system, and stability, (ii) [***]. Otsuka shall be responsible, [***], for preparing the Japanese translation of [***] and converting [***] to the applicable format required by the applicable Regulatory Authority in the Otsuka Territory. Perception shall, or shall cause its CMO to, provide all assistance reasonably requested by Otsuka in connection with such preparation and in connection with communications with Regulatory Authorities relating to the Manufacture by Perception or its CMO of Products supplied for the Otsuka Territory (or the API contained therein), and, at the request of Otsuka, Perception shall send representative(s) of Perception (or shall cause its CMO to send representative(s)) to attend meetings with Regulatory Authorities in the Otsuka Territory relating to such Manufacture, and in each case, [***].

5.7 Right of Reference. Subject to Section 2.1.2, Section 2.2.3 and Section 4.3, each Party hereby grants to the other Party (as well as to the other Party’s Sublicensees (and, with respect to Perception, Other Perception Licensees), when and if designated by the other Party from time to time) a non-exclusive, non-transferable right to rely upon, access, and reference all information and data (including all CMC information as well as data made, collected or otherwise generated in the conduct of any Clinical Studies or early access/named patient programs for any Products) included in or used in support of any Regulatory Filing, Regulatory Approval, DMF or other Regulatory Documentation owned or controlled by such Party that relates to any Product as necessary or useful to obtain or maintain Regulatory Approval of a Product in such Party’s Territory. Such Party shall, if requested by the other Party, provide a signed statement that the other Party may rely upon, and the applicable Regulatory Authority may access, in support of the other Party’s application for such Regulatory Approval in its Territory, any underlying raw data or information submitted by such Party to a Regulatory Authority with respect to any Regulatory Filing, Regulatory Approval, DMF or other Regulatory Documentation (including orphan drug applications and designations) owned or controlled by such Party or its Sublicensees (or, as applicable, an Other Perception Licensees) that relates to any Product. In addition, upon request of either Party (on behalf of itself or a Sublicensee or, as applicable, Other Perception Licensee), the other Party shall obtain and provide to the requesting Party certificates or other formal or official attestations concerning the regulatory status of any Products in such Party’s Territory (e.g., Certificates of Free Sale, Certificates for Export, Certificates to Foreign Governments).

5.8 Pharmacovigilance.

5.8.1 PV Representative; Safety Management Plan. The Parties shall each appoint one employee with pharmacovigilance experience (the “PV Representative”) promptly after the Effective Date, but in any event, no later than [***]. The PV Representatives (under the guidance of their respective pharmacovigilance departments, or equivalent thereof) will discuss in good faith and develop a comprehensive plan governing handling and exchange of safety data and information related to Otsuka’s Development activities under this Agreement to ensure that each Party will be in compliance with Applicable Laws, including local, national and international regulatory reporting obligations (including to the extent applicable, obligations contained in ICH guidelines) (the “Safety Management Plan”). The Parties shall enter into the Safety Management Plan as soon as practicable, but in any event, no later than [***].

5.8.2 Pharmacovigilance Agreement. At least [***], the Parties (under the guidance of their respective pharmacovigilance departments, or equivalent thereof) will enter into a written pharmacovigilance agreement setting forth the worldwide pharmacovigilance procedures for and responsibilities of the Parties with respect to the API and Products, such as, but not limited to, safety data sharing, adverse events reporting and safety signal and risk management (the “Pharmacovigilance Agreement”). The Pharmacovigilance Agreement may be amended by the Parties from time to time as necessary to comply with any changes in Applicable Laws or guidance received from any Regulatory Authority. All procedures and responsibilities set forth in the Pharmacovigilance Agreement shall be in accordance with, and enable the Parties to fulfill, local, national and international regulatory reporting obligations under Applicable Laws (including to the extent applicable, obligations contained in ICH guidelines). Subject to compliance with Applicable Law, each Party hereby agrees to comply with its respective obligations under the Pharmacovigilance Agreement (or its equivalent), as the Parties may agree to modify it from time to time, and to cause its Sublicensees to comply with such obligations. It is understood that each Party and its Affiliates and licensees and Sublicensees (as applicable) will have the right to disclose safety data if such disclosure is reasonably necessary to comply with Applicable Laws and Regulatory Authority regulations and requirements in its Territory. Once executed, the Pharmacovigilance Agreement shall supersede and replace the terms of this Agreement applicable to pharmacovigilance. The language of all communications and exchanges under the Pharmacovigilance Agreement (or its equivalent) shall be English.

5.8.3 Responsibilities; Global Safety Database. Perception shall be responsible, [***], for global pharmacovigilance with respect to the Products and for pharmacovigilance with respect to any Product in the Perception Territory. Perception shall own and shall maintain, [***], the global safety database for API and Products and the company core data sheet (CCDS) for each Product for so long as such Product is under Development or Commercialization by the Parties hereunder. Otsuka shall be responsible, [***], for pharmacovigilance with respect to the Products in the Otsuka Territory. The Parties will consult, communicate, and cooperate with each other through their respective PV Representatives and the pharmacovigilance subcommittee (if established pursuant to Section 3.1.6(b)) with respect to the foregoing. Perception will ensure that each Party and its Sublicensees are able to access the data, if necessary indirectly, from the global safety database in order to meet legal and regulatory obligations.

5.9 Remedial Action. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, withdrawal, corrective action or market notification (a “Remedial Action”). During the Term, Otsuka shall determine whether to initiate, and shall be responsible, [***], for implementing any Remedial Action in the Otsuka Territory and Perception shall determine whether to initiate, and shall be responsible, [***], for implementing any Remedial Action in the Perception Territory, in each case including determining the scope of such Remedial Action (e.g., a full or partial recall, or temporary or permanent recall or market notification) in such Party’s Territory; provided that if Perception permanently withdraws a formulation of a Product from all countries in the Perception Territory, then upon Perception’s request Otsuka shall withdraw such Product in such formulation from the Otsuka Territory. In the event any Remedial Action in the Otsuka Territory is due to the negligence or willful misconduct of Perception or otherwise due to Perception’s breach of this Agreement, then [***]. Perception shall provide Otsuka with such assistance in connection with carrying out a Remedial Action in the Otsuka Territory as may be reasonably requested by Otsuka and unless such Remedial Action in the Otsuka Territory is due to the negligence or willful misconduct of Perception or otherwise due to Perception’s breach of this Agreement, then [***]. Notwithstanding the foregoing, the allocation of costs and expenses with respect to any Remedial Action for any API or Clinical Samples supplied by Perception to Otsuka shall be as set forth in the Supply Agreement.

6. COMMERCIALIZATION

6.1 Overview. Subject to the terms and conditions of this Agreement, including oversight by the JCC, Otsuka shall be solely responsible, [***], and shall have sole authority and discretion for all Commercialization activities relating to Products in the Otsuka Territory. Otsuka will use Commercially Reasonable Efforts to Commercialize Products in the Otsuka Territory and shall conduct all Commercialization activities for Products in accordance with the Commercialization Plan and in compliance with Applicable Laws. For clarity, Otsuka will book the sales of all Products in the Otsuka Territory and will be solely responsible for handling all returns of any Product sold in the Otsuka Territory, as well as all aspects of Product order processing, invoicing and collection, distribution, inventory and receivables of Products sold in the Otsuka Territory.

6.2 Commercialization Plans. Otsuka will deliver to the JCC for review and discussion a written plan setting forth a summary of the anticipated activities to be undertaken by Otsuka in connection with the Commercialization of Products in the Otsuka Territory (“Commercialization Plan”). By no later than [***], Otsuka shall deliver to the JCC the initial Commercialization Plan for review and discussion, which initial Commercialization Plan shall provide a two (2)-year high-level strategic and tactical plan for Commercialization in the Otsuka Territory. At least [***] prior to the anticipated First Commercial Sale of the first Product in the Otsuka Territory, Otsuka shall prepare and present to the JCC for review and discussion an amended Commercialization Plan that will include an update to the initial two (2)-year high-level strategic and tactical plan, and general descriptions with respect to the upcoming Calendar Year of planned key marketing and promotional activities for such Product, key messaging, and sales forecasts for such Product. On an annual basis thereafter, Otsuka shall prepare and present to the JCC for review and discussion an update to the Commercialization Plan. On an annual basis, Perception shall present to the JCC for review and discussion a high-level summary of Perception’s and Other Perception Licensees’ strategy for Commercialization of Products in the Perception Territory.

6.3 Commercialization Reports. Following the First Commercial Sale of a Product in the Otsuka Territory, Otsuka shall present to the JCC on a Calendar Year basis a summary (by means of a slide presentation or otherwise) of key Commercialization activities conducted in the Otsuka Territory in the prior Calendar Year, including progress under the Commercialization Plan, and sales performance for the Products in the Otsuka Territory in the prior Calendar Year.

6.4 NHI Price Listing. Subject to the terms and conditions of this Agreement, Otsuka shall have the sole right, [***], and shall use Commercially Reasonable Efforts to timely prepare and submit all necessary applications and documentation to seek to acquire, hold and maintain all NHI Price Listings necessary or useful to Commercialize any Product in the Otsuka Territory.

6.5 Branding and Promotional Materials.

6.5.1 Global Branding. Perception may, from time to time during the Term, develop and thereafter modify and update (or an Other Perception Licensee may develop and update) a global branding strategy, including global positioning, promotional messages, colors and other visual branding elements, for one or more Products for use throughout the world (the “Global Branding Strategy”). If developed, Perception shall submit the Global Branding Strategy, and all updates thereto, to the JCC for review and discussion at least annually. Perception shall consider in good faith any comments provided by Otsuka with respect to the Global Branding Strategy. The Global Branding Strategy, if adopted by Otsuka for the Otsuka Territory, shall at all times conform to Applicable Laws (including compliance requirements) in the Otsuka Territory; provided that, in the event Otsuka believes that the Global Branding Strategy does not conform to Applicable Laws in the Otsuka Territory, Otsuka shall provide the JCC with an explanation of the basis for its belief.

6.5.2 Otsuka Promotion and Branding. Otsuka shall be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities in the Otsuka Territory of written sales, promotion and advertising materials relating to each Product for use in the Otsuka Territory (“Promotional Materials”). Otsuka may develop a brand strategy that is specific to the Otsuka Territory, including any Product positioning or key messaging for the Otsuka Territory, that is inconsistent with the Global Branding Strategy (“Otsuka Territory-Specific Brand Strategy”). Otsuka shall submit any Otsuka Territory-Specific Brand Strategy, and all updates thereto, to the JCC for review, discussion and approval at least annually. Subject to approval of the Otsuka Territory-Specific Brand Strategy in accordance with Section 3.1.7, Otsuka shall have the right to implement such Otsuka Territory-Specific Brand Strategy and to create, prepare and produce Promotional Materials consistent with such Otsuka Territory-Specific Brand Strategy, rather than the Global Branding Strategy. Any Otsuka Territory-Specific Brand Strategy shall at all times conform to Applicable Laws (including compliance requirements) in the Otsuka Territory.

6.5.3 Perception Promotional Materials and Marketing Information. Upon the request of Otsuka (not more than once each Calendar Year), Perception shall provide to Otsuka (a) copies of English-version Product promotional materials used by Perception or Other Perception Licensees in countries in the Perception Territory where a Product is Commercialized, including, as applicable, the United States, Canada and Europe and (b) Product-related marketing information generated or obtained by Perception or Other Perception Licensees in connection with Commercialization of a Product in the United States, in each case ((a) and (b)), to the extent permitted by the applicable agreements between Perception and Other Perception Licensees (provided, that Perception shall use Commercially Reasonable Efforts to include the right to disclose such promotional materials and marketing information to Otsuka in any license or sublicense agreement between Perception and any Other Perception Licensee).

6.6 Third Party Contractors. Otsuka shall be entitled to perform any of its Commercialization activities under this Agreement through one or more Third Parties, provided that: (a) Otsuka remains responsible for the Commercialization activities delegated to, and payment to, such Third Parties as if it had done such work itself; (b) each Third Party undertakes in writing an obligation to comply with all applicable terms and conditions of this Agreement, including confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 10 (and a reasonable term with respect to the duration of such obligations); and (c) Otsuka uses Commercially Reasonable Efforts to obtain from each Third Party that may create Know-How or other Intellectual Property Rights in the course of performing any Commercialization work an assignment to all such Intellectual Property Rights (or, in the event such assignment is not feasible, to obtain joint ownership of or a license to such Intellectual Property Rights with the right to sublicense to Perception such Intellectual Property Rights that are necessary or reasonably useful to Develop, Manufacture or Commercialize Products in the Field). Otsuka may also subcontract Commercialization work on terms other than those set forth in this Section 6.6 with the prior approval of Perception.

6.7 No Diversion. Each Party hereby covenants and agrees that shall not, and it will not enable or permit any Third Party to, directly or indirectly, promote, market, distribute, import, sell, have sold, deliver or tender (or cause to be delivered or tendered) any Product to any Third Party or to any address located in the other Party’s Territory. Neither Party shall engage, nor permit or enable any Third Party to engage, in any advertising or promotional activities relating to any Product for use directed primarily to customers or other buyers or users of such Product located in or for shipment to the other Party’s Territory, or solicit orders from any prospective purchaser located in the other Party’s Territory. If a Party or its Sublicensee (or, as applicable, Other Perception Licensee) receives any order for a Product for use from a prospective purchaser located in the other Party’s Territory, such Party shall immediately refer that order to the other Party and shall not accept such order.

7. MANUFACTURE AND SUPPLY

7.1 Overview. Subject to the terms and conditions of this Agreement, the Supply Agreement and the Quality Agreement, Perception (a) will use Commercially Reasonable Efforts to Manufacture and supply through one or more CMOs, at Otsuka’s election, all API, bulk vials of Product in the Current Formulation (without labeling) or finished Product in the Current Formulation and their matching placebo (such bulk vials or finished Product and matching placebo, collectively, “Clinical Samples”) for use in the Development of Products in the Otsuka Territory under this Agreement (including for use in Non-Clinical Studies under this Agreement) and (b) will Manufacture and supply such API and Clinical Samples to Otsuka in compliance with all Applicable Laws, including, as applicable, GLP and GMP. Otsuka will have the right to elect whether Perception (through its CMO(s)) Manufactures and supplies API or Clinical Samples and whether any such Clinical Samples will be supplied in the form of bulk vials of Product in the Current Formulation (without labeling) or finished Product in the Current Formulation. Perception (through its CMO(s)) shall use Commercially Reasonable Efforts to Manufacture and supply such API and Clinical Samples for the Otsuka Territory as set forth in this Article 7 until Otsuka provides written notice to Perception that it has contracted with its own CMO(s) (which may be through assignment of Perception’s CMO agreements solely with respect to the Otsuka Territory) or otherwise has established capabilities for the Manufacture of API and Product for the Otsuka Territory and no longer requires such Manufacture and supply by Perception (the date of such notice, the “Manufacturing Transfer Date”); provided that the Manufacturing Transfer Date shall be no later than [***]. If Otsuka elects to receive API, Otsuka (through its CMO(s)) shall be responsible, [***], for Manufacturing Clinical Samples and if Otsuka elects to receive bulk vials of Product, Otsuka (through its CMO(s)) shall be responsible, [***], for secondary packaging of Product, in each case, for use in Development in the Otsuka Territory.

7.2 Supply; Pricing. As soon as practicable, but in any event prior to [***], the Parties will agree upon and enter into one or more clinical supply agreement(s) on reasonable and customary terms for the supply of API or Clinical Samples by Perception to Otsuka for use in Development in the Otsuka Territory (“Supply Agreement”). Each Supply Agreement will contain reasonable and customary terms for clinical supply and will also include the terms and conditions in this Article 7, shipment and delivery terms on a FCA Origin (Incoterms 2020) basis, and reasonable payment terms following shipment of API or Clinical Samples, as applicable, and Otsuka’s receipt of invoices and required documentation therefor. In addition to, or as part of, each Supply Agreement, the Parties will agree upon and enter into a quality technical agreement (“Quality Agreement”) containing reasonable and customary terms and conditions regarding quality assurance, quality control and compliance with GLP, GCP and GMP (as applicable). Perception shall supply API and Clinical Samples, as applicable, to Otsuka at a price equal to [***] [***] [***]. Perception shall have sole discretion with respect to any amendments to any agreements with CMO(s) existing as of the Effective Date; provided that Perception shall not amend any such agreement in a manner that would have a significant negative impact on Otsuka without the prior consent of Otsuka, not to be unreasonably withheld, conditioned or delayed. For clarity, any such amendment that would result in a significant increase in the supply price for API or Clinical Samples shall be considered to have a significant negative impact on Otsuka.

7.3 Manufacture by Otsuka. Otsuka and its Sublicensees shall have the right to Manufacture API and Product itself or through any CMO or other Third Party manufacturer. Upon Otsuka’s written request at any time after the Effective Date but no later than [***], the Parties will discuss a schedule for (a) assignments to Otsuka of Perception’s agreements with its CMO(s) to the extent assignable with respect to the Manufacture or supply of Clinical Samples in the Current Formulation for the Otsuka Territory (provided, that Perception shall use Commercially Reasonable Efforts to include in any agreement with its CMO(s) the ability to assign such agreement to Otsuka), and (b) the transition of the Manufacture of API and Product in the Current Formulation for the Otsuka Territory to Otsuka or its Sublicensees or their respective CMOs or other Third Party manufacturers; provided, that with respect to the transition of the Manufacture of API, Perception’s obligation with respect to such transition shall be limited to providing Otsuka an introduction to Perception’s CMO(s) for API and facilitating negotiations with such CMO. The Parties will use good faith efforts to implement any such assignments requested by Otsuka in accordance with such schedule in order for Otsuka to procure Clinical Samples in the Current Formulation directly from such CMO(s). For any such CMO agreement that is not assignable (without the consent of the CMO or otherwise), Perception will make a good faith effort to obtain consent from the applicable CMO or to otherwise enable the assignment of such agreement to Otsuka; provided that Perception shall not be required to make any payments to such CMO to facilitate any such assignment. Additionally, at the request of Otsuka, Perception shall provide reasonable assistance and cooperation in connection with the transition of the Manufacture of API and Product in the Current Formulation to Otsuka or its Sublicensees or their respective CMOs or other Third Party manufacturers in accordance with such schedule agreed upon by the Parties, which assistance shall, at Otsuka’s reasonable request, include: (i) providing an introduction to Perception’s CMO(s) or other Third Party manufacturers for API and Product and facilitating negotiations with such entities; (ii) granting any authorizations reasonably requested by Otsuka and its Sublicensees or their respective CMOs or other Third Party manufacturers in connection with the Manufacture of Product in the Current Formulation for the Otsuka Territory; and (iii) transferring to Otsuka and its Sublicensees or their respective CMOs or other Third Party manufacturers copies of any documentation or information in its possession or Control, including Perception Know-How, related to the Manufacture of Product in the Current Formulation and [***]; provided, that in no event shall Perception be required to provide any information, assistance or cooperation with respect to the Manufacture of API other than as set forth in the foregoing clause (i).

7.4 Validation and Testing. Prior to the Manufacturing Transfer Date, at Otsuka’s reasonable request and, if applicable, as required by any Regulatory Authority in the Otsuka Territory, Perception shall conduct validation, analytical, stability and any other specific testing of API and Clinical Samples Manufactured and supplied by or on behalf of Perception for the Otsuka Territory, and [***]. In addition, at Otsuka’s reasonable request prior to the Manufacturing Transfer Date, Perception will provide assistance and one or more technology transfer(s) to Otsuka or its designee of information (including test methods for Clinical Sample QA/QC) necessary or reasonably useful to support Otsuka’s acceptance activities and, if applicable, secondary packaging of Clinical Samples, and for Otsuka to fulfill quality management responsibilities relating to Clinical Samples and [***].

7.5 Audits and Inspections.

7.5.1 By Otsuka. If Perception elects to inspect or audit any facilities of its CMOs or other Third Party manufacturers or Third Party laboratories with respect to Manufacture or testing of API or Clinical Samples for the Otsuka Territory, Perception shall notify Otsuka of such inspection or audit and to the extent permitted under the agreement with the applicable CMO or other Third Party manufacturer or laboratory and subject to any conditions set forth in such agreement with respect to any inspection or audit (e.g., entering into a confidentiality agreement with the applicable CMO or other Third Party), Otsuka shall have the right, but not the obligation, to have [***] (together with an interpreter) participate in such inspection or audit or to accompany Perception and observe and review such inspection or audit. Perception shall use Commercially Reasonable Efforts to include in each future agreement between Perception and such CMOs and other Third Party manufacturers and Third Party laboratories (and, to the extent not already included, to amend any such existing agreement to include) such inspection and audit rights for Otsuka as provided in this Section 7.5.1 and as provided in the Supply Agreement and Quality Agreement. In addition, Perception shall provide Otsuka with copies of all reports of Perception’s audits or inspections of its CMOs and other Third Party manufacturers and Third Party laboratories relating to Manufacture or testing of API and Clinical Samples for the Otsuka Territory. Perception retains the right to conduct “for cause” audits of the facilities of its CMOs, other Third Party manufacturers and Third Party laboratories; provided that, if Otsuka identifies the need to perform a “for cause” audit of such facilities to address quality or compliance issues related to API or Clinical Samples Manufactured for the Otsuka Territory (including to address any notice from a Governmental Authority of noncompliance with Applicable Laws), as well as in connection with the preparation for submission of Regulatory Documentation in Otsuka Territory and in response to Regulatory Authority requirements in the Otsuka Territory, Otsuka shall notify Perception and Perception shall schedule and conduct such audit to the extent permitted pursuant the applicable agreement with the such CMO, Third Party manufacturer or Third Party laboratory.

7.5.2 By Governmental Authority. If any Governmental Authority carries out or gives notice of its intention to carry out any inspection or audit of Perception’s CMOs or other Third Party manufacturers or Third Party laboratories in relation to Manufacture or testing of API or Clinical Samples for the Otsuka Territory, Perception shall promptly notify Otsuka thereof and Perception shall, to the extent permitted by its agreement with the applicable CMO, Third Party manufacturer or Third Party laboratory, permit Otsuka to observe any such inspection or audit to the extent related to the Manufacture or testing of API or Clinical Samples for the Otsuka Territory. Following receipt of the inspection results or audit observations of the Governmental Authority from such inspection or audit (a redacted copy of which Perception will promptly provide to Otsuka to the extent it relates to the API or Clinical Samples Manufactured or tested for the Otsuka Territory), Perception will prepare any appropriate responses. Perception shall provide a copy of such responses to Otsuka for review and comment in advance of the date such responses are due, to the extent such responses pertain to the Manufacture or testing of API or Clinical Samples for the Otsuka Territory, and Perception shall consider Otsuka’s comments in good faith prior to responding.

7.6 Third Party Contractors. Each Party shall be entitled to utilize the services of CMOs or other Third Parties to perform Manufacturing activities under this Agreement, provided that (a) each agreement between a Party and such CMO or other Third Party shall be consistent with applicable terms and conditions in this Agreement and shall include a requirement that the Third Party Contractor comply with all applicable terms and conditions of this Agreement, including the confidentiality and non-use provisions of Article 10 with respect to such Party’s Confidential Information and (b) the contracting Party shall remain primarily liable to the other Party for the performance of all of the contracting Party’s obligations hereunder.

8. FINANCIAL TERMS

8.1 Upfront Payment. Following the Effective Date, in partial consideration of the license and rights granted to Otsuka hereunder, Otsuka shall make a one-time, non-refundable, non creditable upfront payment to Perception of twenty million U.S. Dollars ($20,000,000) within [***] [***] of Otsuka’s receipt from Perception of an invoice therefor and the Payment Forms.

8.2 Development and Regulatory Milestone Payments.

8.2.1 Milestones. In partial consideration of the license and rights granted to Otsuka hereunder, subject to the remainder of this Section 8.2, Otsuka shall pay to Perception the one-time, non-refundable, non-creditable payments set forth in the tables below upon the first achievement of the applicable milestone event (whether by Otsuka or its Sublicensee). The milestone payments set forth in the tables below shall be paid only once with respect to each milestone event regardless of the number of Products to achieve such milestone event or the number of times a Product achieves such milestone event.

Development and Regulatory Milestone Event	Milestone Payment (USD)
(1) [***]	$	[***]
(2) [***]	$	[***]
(3) [***]	$	[***]
(4) [***]	$	[***]
(5) [***]	$	[***]
(6) [***]	$	[***]

[***]

8.2.2 Notice and Payment.

(a) Otsuka shall provide Perception written notice within [***] after the achievement of any milestone event set forth in this Section 8.2 by Otsuka (or, within [***] after Otsuka’s receipt of notification of such achievement by its Sublicensee). If, notwithstanding the fact that Otsuka has not provided Perception notice of the achievement of any milestone event set forth in Section 8.2.1 Perception believes that any such milestone event has been achieved, it shall so notify Otsuka in writing and the Parties shall promptly meet and discuss in good faith whether such milestone has been achieved. Any dispute under this Section 8.2.2(a) regarding whether or not such a milestone event has been achieved shall be subject to resolution in accordance with Section 14.3.

(b) Perception shall send Otsuka an invoice (and, if there has been any change to a Payment Form previously submitted, or if a previously submitted Payment Form has expired, updated Payment Forms) for the applicable milestone payment following receipt of such written notice or resolution of any dispute, as applicable, and Otsuka shall pay Perception the milestone payment within [***] after receipt of such invoice (and Payment Forms, if applicable).

8.3 Sales Milestone Payments.

8.3.1 Milestones. In partial consideration of the license and rights granted to Otsuka hereunder, Otsuka shall pay to Perception the one-time, non-refundable, non-creditable payments set forth in the table below [***] Each milestone payment set forth in the table below shall be paid only once with respect to each milestone event, regardless of the number of times such milestone event is subsequently achieved.

Sales Milestone Event	Milestone Payment (USD)
[***] [***] [***]	[***]
[***] [***] [***]	[***]
[***] [***] [***]	[***]
[***] [***] [***]	[***]

8.3.2 Notice and Payment.

(a) Otsuka shall provide Perception written notice within [***] after the Calendar Quarter in which any sales milestone event in Section 8.3.1 is achieved by Otsuka (or, within [***] after the Calendar Quarter in which Otsuka is notified of such achievement by its Sublicensee). If, notwithstanding the fact that Otsuka has not provided Perception notice of the achievement of any milestone event set forth in Section 8.3.1, Perception believes that any such milestone event has been achieved, it shall so notify Otsuka in writing and the Parties shall promptly meet and discuss in good faith whether such milestone has been achieved. Any dispute under this Section 8.3.2(a) regarding whether or not such a milestone event has been achieved shall be subject to resolution in accordance with Section 14.3.

(b) Perception shall send Otsuka an invoice (and, if there has been any change to a Payment Form previously submitted, or if a previously submitted Payment Form has expired, updated Payment Forms) for the applicable milestone payment following receipt of such written notice or resolution of any dispute, as applicable, and Otsuka shall pay Perception the milestone payment within [***] after receipt of such invoice (and Payment Forms, if applicable).

8.4 Royalties.

8.4.1 Royalty Payments. In partial consideration of the license and rights granted to Otsuka hereunder, subject to the other terms of this Section 8.4, Otsuka shall make quarterly non-refundable, non-creditable royalty payments to Perception during the Royalty Term on the Net Sales of all Products sold in the Otsuka Territory in a Calendar Year on a tiered basis at the applicable incremental royalty rate set forth in the table below.

Portion of Aggregate Net Sales of Products in the Otsuka Territory in a Calendar Year	Royalty Rate
Less than or equal to [***]	[***]
Greater than [***] and less than or equal to [***]	[***]
Greater than [***] and less than or equal to [***]	[***]
Greater than [***]	[***]

8.4.2 Royalty Term. The period during which the royalties set forth in Section 8.4.1 shall be payable, on a Product-by-Product basis, shall commence on the date of First Commercial Sale of such Product and continue until the latest of (a) the date of expiration of the last Valid Claim of a Perception Patent Right (including any patent term extension available and granted for such claim) that Covers such Product in the formulation and for the indication for which such Product has obtained Regulatory Approval in the Field in the Otsuka Territory, (b) the expiration of Regulatory Exclusivity for such Product in the Field in the Otsuka Territory and (c) the tenth (10th) anniversary of the First Commercial Sale of the first Product sold in the Field in the Otsuka Territory (“Royalty Term”). For clarity, upon expiration of the Royalty Term for a Product, no further royalties shall be payable with respect to such Product, and from and after the expiration of the Royalty Term for a Product, Net Sales of such Product shall be excluded for purposes of calculating the Net Sales thresholds set forth in Section 8.4.1.

8.4.3 Royalty Reductions.

(a) [***]

(b) [***]

(c) Otsuka Third Party Payments. With respect to each Product, Otsuka may deduct [***] of the sum of (i) all Otsuka Third Party Payments for such Product and (ii) all Global Third Party IP Payments for such Product against the royalties payable by Otsuka to Perception under Section 8.4.1 on the Net Sales of such Product in the Otsuka Territory; provided that the royalties that otherwise would be payable to Perception on the Net Sales for such Product shall not be reduced by more than [***] in any given Calendar Quarter as a result of any deduction under this Section 8.4.3(c); and provided further, that Otsuka shall be entitled to carry forward to subsequent Calendar Quarters any amounts with respect to which Otsuka would have been entitled to take a deduction pursuant to this Section 8.4.3(c) but is unable to take such deduction pursuant to the first proviso in this Section 8.4.3(c). “Otsuka Third Party Payments” mean all payments by Otsuka to a Third Party (including all upfront payments, milestone payments, license fees, royalties and other amounts payable to such Third Party for such rights, in each case to the extent reasonably allocable to a Product in the Otsuka Territory) to acquire, through a license, acquisition or other agreement with such Third Party, rights under such Third Party’s Patent Rights that are necessary or reasonably useful for the Development, Manufacture or Commercialization of a Product in the Otsuka Territory under this Agreement other than any Patent Rights that are specific to an Other Product.

(d) Cumulative Reductions Floor. In no event will the royalty rates under Section 8.4.1 in any given Calendar Quarter during the Royalty Term for a Product be reduced by more than [***] of the royalty rates that otherwise would have applied in such Calendar Quarter for such Product but for the reductions set forth in this Section 8.4.3.

8.4.4 Patent Challenge. If Otsuka or any of its Sublicensees initiates (or in any way, directly or indirectly, aids any Third Party in initiating) a declaratory judgment action or similar action or claim that any Perception Patent Right is invalid, unenforceable or not infringed by the manufacture, importation, sale, offer for sale or other disposal of a Product in the Otsuka Territory (a “Patent Challenge”), and (a) a court of competent jurisdiction upholds the validity, enforceability or infringement of such Perception Patent Right, (b) such Patent Challenge is dismissed with or without prejudice, or (c) Otsuka or its Sublicensee voluntarily withdraws such Patent Challenge, then Otsuka shall pay Perception [***] after such Perception Patent Right is held to be valid, enforceable or infringed or such action or claim is dismissed or withdrawn. As used herein, “Challenged Perception Patent Right Products” means any Product for which the Development, Manufacture or Commercialization in the Field in the Otsuka Territory would infringe a Valid Claim in a Perception Patent Right that is the subject of a Patent Challenge. Notwithstanding the foregoing, the provisions of this Section 8.4.4 shall not apply to any Patent Challenge if (i) within [***] after receipt of written notice from Perception, Otsuka or its Sublicensee voluntarily withdraws such Patent Challenge (or in the case of ex-parte proceedings, multi-party proceedings, or other actions or claims that Otsuka or such Sublicensee does not have the power to unilaterally withdraw or cause to be withdrawn, Otsuka and its Sublicensee, as applicable, knowingly ceases providing any direction to any Person with respect to such Patent Challenge and, to the extent Otsuka or any of its Sublicensee is a party to such Patent Challenge, it withdraws from such Patent Challenge), (ii) such Patent Challenge is initiated by Otsuka’s Sublicensee and within [***] after receipt of written notice from Perception, Otsuka terminates such Sublicensee’s sublicense under the license granted to Otsuka under this Agreement, or (iii) such Patent Challenge is made by Otsuka in response to and defense of any claim or action that Perception first asserts against Otsuka or any of its Affiliates or Sublicensees.

8.5 Royalty Report and Payment. Within [***] after the end of each Calendar Quarter during the Royalty Term, Otsuka will provide to Perception a written report (each, a “Royalty Report”) setting forth, on a Product-by-Product basis (a) the quantity and description of such Product sold in the Otsuka Territory during such Calendar Quarter, (b) the calculation of the aggregate Net Sales of such Product in the Otsuka Territory (including the amount of gross sales) for such Calendar Quarter, (c) the applicable royalty rates and exchange rates used to calculate the royalties payable for such Product for such Calendar Quarter, (d) any adjustments to royalties in accordance with Section 8.4.3 for such Product for such Calendar Quarter, and (e) the royalties due under Section 8.4 for such Product for such Calendar Quarter. Upon or after receipt of the Royalty Report, Perception shall send Otsuka an invoice (and, if there has been any change to a Payment Form previously submitted, or if a previously submitted Payment Form has expired, updated Payment Forms) for the royalties payable and, within [***] of receipt of such invoice (and Payment Form, if applicable), Otsuka shall pay the associated royalties. The information contained in each Royalty Report shall be the Confidential Information of Otsuka.

8.6 Records; Financial Audit. Each Party shall maintain complete and accurate books and records in sufficient detail in relation to this Agreement to permit the other Party to confirm the accuracy of the amount of royalties, [***] and other payments (including supply price for Clinical Samples) due under this Agreement and the Supply Agreement. Each Party will keep such books and records for at least [***] years following the Calendar Year to which they pertain. Upon at least [***] prior notice, each Party (the “Auditing Party”) shall have the right to inspect and audit such books and records of the other Party (the “Audited Party”) during regular business hours at such place or places where such records are customarily kept, by an independent certified public accounting firm of internationally-recognized standing (the “Auditor”) selected by the Auditing Party and reasonably acceptable to the Audited Party for the sole purpose of verifying for the Auditing Party the accuracy of the financial reports, statements or invoices furnished by the Audited Party pursuant to this Agreement or the Supply Agreement or of any payments made or charged by the Audited Party pursuant to this Agreement or the Supply Agreement. Before beginning its audit, the Auditor shall execute a written agreement reasonably acceptable to Audited Party by which the Auditor agrees to keep confidential all information reviewed during the audit. Such audits may occur no more often than once each Calendar Year and not more frequently than once with respect to records covering any specific period of time. Each Auditing Party shall only be entitled to audit the Audited Party’s books and records from the [***] Calendar Years prior to the Calendar Year in which the audit request is made. The Auditor shall not disclose the Audited Party’s Confidential Information to the Auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports, statements or invoices furnished by the Audited Party or the amount of payments to or by the Audited Party under this Agreement. If the final result of the audit reveals that (a) additional amounts were owed by one Party to the other Party, the owing Party shall pay the additional amounts (and, if such additional amounts are owed due to an error in an invoice or report provided by such owing Party, with interest thereon as provided in Section 8.10) or (b) excess payments were made by one Party to the other Party, the overpaid Party shall reimburse such excess payments (and, if such excess payments were made due to an error in an invoice or report provided by such overpaid Party, with interest thereon as provided in Section 8.10), in either case ((a) or (b)) within [***] after the Auditor’s report. The Auditing Party shall bear the full cost of such audit unless such audit reveals an overpayment to, or an underpayment by, the Audited Party that resulted from a discrepancy in the financial report, statement or invoice provided by the Audited Party for the audited period, which underpayment or overpayment was more than [***] of the amount set forth in such report, in which case the Audited Party shall reimburse the Auditing Party for the costs for such audit. Unless an audit for a Calendar Year has been commenced prior to the [***] anniversary of the end of such Calendar Year, the financial reports, statements or invoices furnished by the Audited Party and the payments made or charged by the Audited Party pursuant to this Agreement or the Supply Agreement with respect to such Calendar Year shall be binding and conclusive upon both Parties, and the Audited Party shall be released from any further liability or accountability with respect thereto, except (x) if the Auditing Party has a reasonable basis to believe that the Audited Party has committed fraud or (y) if the Audited Party (or any Affiliate that controls the Audited Party) restates its financial statements for such Calendar Year. The Auditing Party shall treat all financial information subject to review under this Section 8.6 in accordance with the confidentiality and non-use provisions of Article 10.

8.7 Reimbursement. For all amounts for which a Party (the “Owing Party”) is obligated to reimburse or pay the other Party (the “Owed Party”) pursuant to this Agreement for which no specific provision is made hereunder for such payment, the Owed Party shall send to the Owing Party an invoice for such amount promptly after the Owed Party’s determination that such amount is payable by the Owing Party, which invoice shall include a reference to the section of this Agreement under which the Owed Party is requesting reimbursement or payment and be accompanied by reasonable documentation of the incurrence of the costs to be reimbursed, which shall include copies of Third Party invoices reflecting the Out-of-Pocket Costs actually incurred by the Owed Party with respect to such amount; [***] Payment with respect to each such invoice shall be due within [***] after receipt by the Owing Party thereof and shall be made in accordance with Section 8.9; provided that if the Owing Party in good faith disputes any portion of any such invoice, it shall pay the undisputed portion and shall provide the Owed Party with written notice of the disputed portion and its reasons therefor, and the Owing Party shall not be obligated to pay such disputed portion unless and until such dispute is resolved in favor of the Owed Party. The Parties shall use good faith efforts to resolve any such disputes promptly in accordance with Section 8.8.

8.8 Financial Dispute. In the event of a dispute with respect to any payments pursuant to Section 8.7 or the audit under Section 8.6, Perception and Otsuka shall work in good faith to resolve the dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***] from the date either Party informs the other of a dispute under this Section 8.8, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Dispute Auditor”) for expert determination. The decision of the Auditor, who shall act as an expert and not as an arbitrator, shall be final and the costs of such expert determination, and if applicable, the initial audit shall be borne between the Parties in such manner as the Dispute Auditor shall determine. If the Dispute Auditor’s decision concludes that (x) additional amounts were owed by one Party to the other Party, the owing Party shall pay the additional amounts (and, if such additional amounts are owed due to an error in an invoice or report provided by such owing Party, with interest thereon as provided in Section 8.10) or (y) excess payments were made by one Party to the other Party, the overpaid Party shall reimburse such excess payments (and, if such excess payments were made due to an error in an invoice or report provided by such overpaid Party, with interest thereon as provided in Section 8.10), in either case ((x) or (y)), within [***] after such decision and in accordance with such decision.

8.9 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. Dollars and all references to Dollars and “$” herein shall refer to U.S. Dollars. When conversion of Net Sales from any currency other than U.S. Dollars is required, such conversion shall be calculated using Otsuka’s standard conversion method consistent with IFRS or GAAP in a manner consistent with Otsuka’s customary and usual conversion procedures used in preparing its financial statements applied on a consistent basis, provided that such procedures use a widely accepted source of published exchange such as published by OANDA.com. Upon Perception’s request, Otsuka shall provide Perception a description of such conversion procedures. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by the payee Party, unless otherwise specified in writing by such payee Party.

8.10 Late Payments. If any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, simple interest shall thereafter accrue on the sum due from the due date until the date of payment at a per-annum rate of [***] or the maximum rate allowed by Applicable Law, whichever is less.

8.11 Taxes.

8.11.1 General. Except as otherwise provided in this Section 8.11, each Party shall be solely responsible for its own tax liability imposed on account of, or measured in whole or in part by reference to, payments made under this Agreement. Any information provided by one Party to the other Party in connection with tax pursuant to this Section 8.11 shall be treated as Confidential Information under this Agreement; provided that each Party shall be entitled to disclose such information to the extent required by any Applicable Law or as conducive to the conduct of any tax contest or administrative or judicial proceeding in relation to the taxes described in Section 8.11.2, Section 8.11.3, or Section 8.11.4, as applicable, with any taxing authority, as determined in the reasonable discretion of such Party or its tax advisors.

8.11.2 Withholding Tax. Each Party shall cooperate with the other Party and use reasonable efforts to avoid or reduce any deduction or withholding on account of tax (or similar obligations) in respect of any payment made by one Party (the “Payor”) to the other Party (the “Recipient”) under this Agreement. To the extent the Payor is required by Applicable Laws to deduct and withhold taxes on any payment to the Recipient hereunder, the Payor shall (a) be authorized to deduct and withhold such taxes, (b) remit the amount of such withheld taxes to the proper Governmental Authority in a timely manner in accordance with Applicable Law, and (c) promptly transmit to the Recipient an official tax certificate or other evidence of such remittance. The Payor shall notify the Recipient prior to any such withholding of taxes and describe in reasonable detail the basis therefor. The Payor shall reasonably cooperate with the Recipient in obtaining a reduction of the rate of, or exemption from, any such withholding as may legally be available (including under any income tax treaty) in respect of such payment to the Recipient. The Recipient shall provide the Payor any tax forms that may be reasonably necessary in order for the Payor to obtain a reduction of the rate of, or exemption from, withholding under Applicable Law (including under any income tax treaty). The Recipient and the Payor shall use reasonable efforts to ensure that any such tax form is furnished to the Payor before the due date of the relevant payment. This provisions of this Section 8.11.2 shall not apply to Indirect Taxes.

8.11.3 Gross-Up of Withholding Tax. If the Payor is required to make a payment to the Recipient hereunder, which payment is subject to withholding tax that arises from or is increased solely as the result of the assignment or transfer of this Agreement (in whole or in part) by the Payor to an Affiliate or Third Party (a “Withholding Tax Action”), then notwithstanding anything to the contrary herein, the Payor shall be responsible for and bear the economic burden of the resulting additional withholding taxes to the extent thereof in such a manner so that the Recipient shall receive the same amount, after deduction and withholding on account of taxes with respect to such payment as it would have received absent such Withholding Tax Action.

8.11.4 Indirect Tax. Notwithstanding anything to the contrary in this Section 8.11, all payments under this Agreement are exclusive of Indirect Taxes. If any amount of Indirect Tax is chargeable in respect of a payment under this Agreement, the Payor shall pay such Indirect Tax at the applicable rate in respect of such payment following the receipt of an invoice in the appropriate form from the Recipient in respect of those payments. Such Indirect Tax shall be payable on the later of (a) the due date of the payment to which such Indirect Tax relates and (b) [***] after the receipt by the Payor of the applicable invoice setting forth the amount of the applicable Indirect Tax. The Parties will issue invoices for all amounts due under this Agreement consistent with applicable Indirect Tax requirements.

9. INTELLECTUAL PROPERTY RIGHTS

9.1 Ownership.

9.1.1 Know-How. All Know-How, excluding Inventions, generated in connection with the Development or Commercialization of any Product conducted by or on behalf of Perception or its Sublicensees shall, as between the Parties, be the sole and exclusive property of Perception. All Know-How, excluding Inventions, generated in connection with the Development or Commercialization of any Product conducted by or on behalf of Otsuka or its Sublicensees shall, as between the Parties, be the sole and exclusive property of Otsuka. For clarity, each Party shall have access and right to use and reference the other Party’s Know-How (except for Inventions, which are addressed in Section 9.1.2) as and to the extent set forth in this Agreement (and, as applicable, subject to [***]). To the extent a patentable Invention Controlled by a Party is supported by any Know-How owned by the other Party, the Party Controlling such Invention shall have the right, upon the other Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), subject to [***], to use and disclose such Know-How owned by the other Party in its patent applications to support such Invention.

9.1.2 Inventions. Inventorship for Inventions shall be determined in accordance with applicable patent laws for determining inventorship. Ownership of Inventions will be allocated as provided in this Section 9.1.2 and the Parties will work together to resolve any issues regarding inventorship or ownership of Inventions. As between the Parties, Perception shall own the entire right, title and interest in and to all Inventions discovered, made, developed generated, or conceived solely by one or more employees of Perception or its Sublicensees (or a Third Party acting on any of their behalf) during the Term. As between the Parties, Otsuka shall own the entire right, title and interest in and to all Inventions discovered, made, developed generated, or conceived solely by one or more employees of Otsuka or its Sublicensees (or a Third Party acting on any of their behalf) during the Term. The Parties shall jointly own, and shall have an equal, undivided interest in, the entire right, title and interest in and to all Inventions discovered, made, developed generated, or conceived jointly by one or more employees of Perception or its Sublicensees (or a Third Party acting on any of their behalf) and one or more employees of Otsuka or its Sublicensees (or a Third Party acting on any of their behalf) during the Term (“Joint Inventions”). All Patent Rights claiming Joint Inventions shall be referred to herein as “Joint Patent Rights”. Each Party will disclose to the other any Inventions discovered, made, developed generated, or conceived by or on behalf of such Party or its Sublicensees no later than [***] days after such Party’s intellectual property department receives notice of the same.

9.1.3 Right to Practice Joint Technology. Subject to the rights and licenses of the Parties hereunder (including the licenses granted under Section 2.1 and Section 2.2), both Parties are entitled to practice Joint Technology for all purposes on a worldwide basis and to license Joint Technology without the consent of and without a duty of accounting to the other Party. For clarity, Perception shall have no right to grant any rights or licenses under Joint Technology that would conflict with the exclusive license to Otsuka under Section 2.1.1 and Otsuka shall have no right to grant any rights or licenses under Joint Technology that would conflict with the exclusive license to Perception under Section 2.2.1. Each Party will grant and hereby does grant all permissions, consents and waivers with respect to, and all licenses under, the Joint Technology, throughout the world, necessary to provide the other Party with such rights of use and exploitation of the Joint Technology, and will execute documents as necessary to accomplish the foregoing.

9.1.4 Employee Assignment. Each Party shall ensure that all of its employees and all employees of its Sublicensees who are acting under its or such Sublicensees’ authority in the performance of this Agreement assign to such Party (or to such Sublicensee for further assignment to such Party) under a binding agreement all Know-How and Patent Rights discovered, made, developed generated, or conceived by such employee as a result of such employee’s employment. In the case of any Third Parties acting in the performance a Party’s obligations under this Agreement, including consultants, subcontractors, independent contractors, clinical investigators, and employees of non-profit institutions, the Party that engages such Third Party shall use commercially reasonable efforts to ensure that such Third Party is also so obligated to assign, unless otherwise approved by the other Party.

9.2 Prosecution and Maintenance of Patent Rights.

9.2.1 Perception Patent Rights.

(a) Perception shall have the first right, but not the obligation, to control the preparation, filing, prosecution and maintenance (including any interferences, reissue proceedings, reexaminations, applications for supplementary protection certificates and oppositions) (collectively, “Prosecution”) of the Perception Patent Rights worldwide. Perception shall keep Otsuka informed of material progress with regard to Prosecution of Perception Patent Rights in the Otsuka Territory and shall provide Otsuka (or have provided to Otsuka) all filings and material correspondence related thereto for the Otsuka Territory within a reasonable time after the receipt or prior to the filing of such documents, to allow Otsuka and its patent counsel to be able to review and provide comments to Perception and its patent counsel regarding the filing and contents of such application, amendment, submission, response or other documents, including the content and timing of Perception Patent Rights in the Otsuka Territory, provided that such review and comment shall not delay the Prosecution. Perception shall consult with, and consider in good faith the comments, requests and suggestions of, Otsuka with respect to Prosecution of Perception Patent Rights in the Otsuka Territory.

(b) Perception shall not, without the prior written consent of Otsuka (not to be unreasonably withheld, conditioned or delayed), abandon, forfeit or otherwise cease the Prosecution of any Perception Patent Rights in the Otsuka Territory; provided that Otsuka acknowledges and agrees that it would be unreasonable for it to condition, withhold or delay such consent if Perception has, and informs Otsuka of, a reasonable strategic reason for ceasing the Prosecution of such Perception Patent Rights in the Otsuka Territory. If Perception wishes to abandon, forfeit or otherwise cease Prosecution of any Perception Patent Right in the Otsuka

Territory, Perception shall provide reasonable prior written notice to Otsuka (which notice shall, to the extent possible, be given at least [***] before such Patent Right would become abandoned or forfeited) and if Otsuka consents to the same, then unless Perception provides Otsuka with a reasonable explanation as to why Perception reasonably believes that continuing Prosecution would adversely affect Perception’s global patent prosecution or litigation strategy, Otsuka may, upon written notice to Perception, elect to assume Prosecution of such Perception Patent Right (in the name of Perception) in the Otsuka Territory [***]. If Otsuka elects to assume Prosecution of such Perception Patent Right in the Otsuka Territory, such Patent Right in the Otsuka Territory shall cease to be included within Perception Patent Rights for purposes of determining the Royalty Term under this Agreement. For clarity, if Otsuka does not elect to assume Prosecution of such Perception Patent Right, and provided that Otsuka has given its prior written consent, Perception will have the right to cease the Prosecution of such Perception Patent Right in the Otsuka Territory.

(c) [***].

9.2.2 Otsuka Product Improvement Patents.

(a) Otsuka shall have the first right, but not the obligation, to control the Prosecution of Otsuka Product Improvement Patents in the Otsuka Territory and other countries selected by Otsuka by written notice to Perception (collectively, “Otsuka Selected Countries”); provided that Otsuka may not, without the prior written consent of Perception, add to the Otsuka Selected Countries any country in which Perception has already begun Prosecuting any Otsuka Product Improvement Patents pursuant to Section 9.2.2(d). Otsuka shall keep Perception informed of material progress with regard to Prosecution of Otsuka Product Improvement Patents in Otsuka Selected Countries in the Perception Territory and shall provide Perception (or have provided to Perception) all filings and material correspondence related thereto, within a reasonable time after the receipt or prior to the filing of such documents, to allow Perception and its patent counsel to be able to review and provide comments to Otsuka and its patent counsel regarding the filing and contents of such application, amendment, submission, response or other documents, including the content, timing and jurisdiction of the filing of Otsuka Product Improvement Patents in the Otsuka Selected Countries in the Perception Territory, provided that such review and comment shall not delay the Prosecution. Otsuka shall consult with, and consider in good faith the comments, requests and suggestions of, Perception with respect to Prosecution of Otsuka Product Improvement Patents in the Otsuka Selected Countries in the Perception Territory.

(b) If Otsuka intends to abandon, forfeit or otherwise cease Prosecution of any Otsuka Product Improvement Patent in an Otsuka Selected Country in the Perception Territory, Otsuka shall provide reasonable prior written notice to Perception of such intention (which notice shall, to the extent possible, be given at least [***] before such Patent Right would become abandoned or forfeited) and unless Otsuka provides Perception with a reasonable explanation as to why Otsuka reasonably believes that continuing Prosecution would adversely affect Otsuka’s patent prosecution or litigation strategy in the Otsuka Selected Countries, Perception may, upon written notice to Otsuka, elect to assume Prosecution of such Otsuka Product Improvement Patent (in the name of Otsuka) in such Otsuka Selected Country in the Perception Territory [***]. For clarity, if Perception does not elect to assume Prosecution of such Otsuka Product Improvement Patent, Otsuka will have the right to cease the Prosecution of such Otsuka Product Improvement Patent in such Otsuka Selected Country in the Perception Territory.

(c) [***].

(d) Perception shall have the first right, but not the obligation, [***], to control the Prosecution of Otsuka Product Improvement Patents, in the name of Otsuka, in countries in the Perception Territory that are not Otsuka Selected Countries. Perception shall keep Otsuka informed of material progress with regard to Prosecution of Otsuka Product Improvement Patents in such countries in the Perception Territory and shall provide Otsuka (or have provided to Otsuka) all filings and material correspondence related thereto, within a reasonable time after the receipt or prior to the filing of such documents, to allow Otsuka and its patent counsel to be able to review and provide comments to Perception and its patent counsel regarding the filing and contents of such application, amendment, submission, response or other documents, including the content, timing and jurisdiction of the filing of Otsuka Product Improvement Patents in such countries in the Perception Territory, provided that such review and comment shall not delay the Prosecution. Perception shall consult with, and consider in good faith the comments, requests and suggestions of, Otsuka with respect to Prosecution of Otsuka Product Improvement Patents in such countries in the Perception Territory.

(e) If Perception intends to abandon, forfeit or otherwise cease Prosecution of any Otsuka Product Improvement Patent in an any country in the Perception Territory that is not an Otsuka Selected Country, Perception shall provide reasonable prior written notice to Otsuka of such intention (which notice shall, to the extent possible, be given at least [***] before such Patent Right would become abandoned or forfeited) and, in that event, Otsuka may, upon written notice to Perception, elect to assume Prosecution of such Otsuka Product Improvement Patent in such country in the Perception Territory. If Otsuka elects to assume Prosecution of such Otsuka Product Improvement Patent, (i) the license granted to Perception with respect to such Otsuka Product Improvement Patent under Section 2.2.1 shall become nonexclusive, and (ii) Otsuka shall Prosecute such Otsuka Product Improvement in such country in the Perception Territory [***]. For clarity, if Otsuka does not elect to assume Prosecution of such Otsuka Product Improvement Patent in such country in the Perception Territory, Perception will have the right to cease the Prosecution of such Otsuka Product Improvement Patent in such country in the Perception Territory.

(f) [***].

9.2.3 Joint Patent Rights.

(a) Perception shall have the first right, but not the obligation, to Prosecute Joint Patent Rights in the Otsuka Territory and in all other countries in which the Parties mutually agree to Prosecute Joint Patent Rights (such other countries, “Mutually Selected Countries”) using patent counsel mutually agreed to by the Parties. Perception shall keep Otsuka informed of material progress with regard to Prosecution of Joint Patent Rights in the Otsuka Territory and all Mutually Selected Countries and shall provide Otsuka (or have provided to Otsuka) all filings and material correspondence related thereto within a reasonable time after the receipt or prior to the filing of such documents to allow Otsuka and its patent counsel to be able to review and provide comments to Perception and its patent counsel regarding the timing for filing and the content of such application, amendment, submission, response or other documents relating to Joint Patent Rights in the Otsuka Territory and Mutually Selected Countries, provided that such review and comment shall not delay the Prosecution. Perception shall consult with, and consider in good faith the comments, requests and suggestions of, Otsuka with respect to its Prosecution of Joint Patent Rights in the Otsuka Territory and Mutually Selected Countries.

(b) If Perception intends to abandon, forfeit or otherwise cease Prosecution of any Joint Patent Right in the Otsuka Territory or any Mutually Selected Country, Perception shall provide reasonable prior written notice to Otsuka of such intention (which notice shall, to the extent possible, be given at least [***] before such Patent Right would become abandoned or forfeited) and, in that event, Otsuka may, upon written notice to Perception, elect to assume Prosecution of such Joint Patent Right in such country. If Otsuka elects to assume Prosecution of such Joint Patent Right in such country, (i) Perception shall assign all of its right, title and interest in and to such Joint Patent Right in such country to Otsuka [***], and (ii) Otsuka shall Prosecute such Patent Right (in the name of Otsuka only) in such country [***]; provided that if Perception notifies Otsuka at a later date of its desire to license such Patent Right, the Parties shall negotiate in good faith a non-exclusive, royalty-bearing license to Perception under such Patent Right on commercially reasonable terms; provided, further, that if the Parties are unable to agree on such commercially reasonable terms within [***] following Otsuka’s receipt of Perception’s notice (or such longer period as the Parties may agree), then the matter shall be subject to resolution in accordance with Section 14.3. For clarity, if Otsuka does not elect to assume Prosecution of such Joint Patent Right, Perception will have the right to cease the Prosecution of such Joint Patent Right in such country.

(c) With respect to any Joint Patent Right that Perception is Prosecuting in any Mutually Selected Country, Otsuka may at any time give written notice to Perception that Otsuka does not wish to remain a joint owner of such Joint Patent Right in such country and, at such time, Otsuka shall assign all of its right, title and interest in and to such Joint Patent Right in such country to Perception; provided that if Otsuka notifies Perception at a later date of its desire to license such Patent Right, the Parties shall negotiate in good faith a non-exclusive, royalty-bearing license to Otsuka under such Patent Right on commercially reasonable terms; provided, further, that if the Parties are unable to agree on such commercially reasonable terms within [***] following Perception’s receipt of Otsuka’s notice (or such longer period as the Parties may agree), then the matter shall be subject to resolution in accordance with Section 14.3. Thereafter, Perception shall have the sole right, but not the obligation, to Prosecute such Patent Right in the name of Perception only in such country [***].

(d) [***].

(e) If a Party wishes to Prosecute a Joint Patent Right in a country other than the Otsuka Territory or any Mutually Selected Country, such Party shall notify the other Party and, unless the other Party elects to include such country in the Mutually Selected Countries, then (i) the other Party shall assign all of its right, title and interest in and to such Joint Patent Right in such country to the Party that wishes to Prosecute such Joint Patent Right (the “Prosecuting Party”), and (ii) the Prosecuting Party will have the sole right to Prosecute such Patent Right in the name of the Prosecuting Party only in such country [***]; provided that if the other Party notifies the Prosecuting Party at a later date of its desire to license such Patent Right, the Parties shall negotiate in good faith a non-exclusive, royalty-bearing license to the other Party under such Patent Right on commercially reasonable terms; provided, further, that if the Parties are unable to agree on such commercially reasonable terms within [***] following the Prosecuting Party’s receipt of the other Party’s notice (or such longer period as the Parties may agree), then the matter shall be subject to resolution in accordance with Section 14.3.

9.3 Invalidation Proceedings.

9.3.1 Notice. Each Party shall promptly notify the other Party of any declaratory judgment, opposition, inter partes review, or similar action alleging the invalidity or unenforceability of any issued Perception Patent Rights, Joint Patent Rights or Otsuka Product Improvement Patents (“Invalidation Proceeding”) anywhere in the world of which such Party becomes aware.

9.3.2 Perception Patent Rights. Otsuka shall have the first right, but not the obligation, to defend any Invalidation Proceeding respecting the Perception Patent Rights in the Otsuka Territory. Perception shall have the sole right, but not the obligation, to defend any Invalidation Proceeding respecting the Perception Patent Rights in all countries other than the Otsuka Territory.

9.3.3 Otsuka Product Improvement Patents. Otsuka shall have the sole right, but not the obligation, to defend any Invalidation Proceeding respecting Otsuka Product Improvement Patents in the Otsuka Territory and shall have the first right, but not the obligation, to defend any Invalidation Proceeding respecting Otsuka Product Improvement Patents in any country in the Perception Territory that is not a Perception Active Country. Perception shall have the first right, but not the obligation, to defend any Invalidation Proceeding respecting Otsuka Product Improvement Patents in all countries in the Perception Territory in which Perception or any of its Sublicensees or Other Perception Licensees is Developing or Commercializing a Product (the “Perception Active Countries”).

9.3.4 Joint Patent Rights. Otsuka shall have the first right, but not the obligation to defend any Invalidation Proceeding respecting Joint Patent Rights in the Otsuka Territory. Perception shall have the first right, but not the obligation to defend any Invalidation Proceeding respecting Joint Patent Rights in the Mutually Selected Countries. Each Prosecuting Party that is Prosecuting a Joint Patent Right in a country pursuant to Section 9.2.3(e) shall have the sole right, but not the obligation, to defend any Invalidation Proceeding respecting such Joint Patent Right in such country.

9.3.5 Second Right to Defend. If the Party with the first right to defend in accordance with Section 9.3.2, Section 9.3.3 or Section 9.3.4 does not inform the other Party that it intends to defend such an Invalidation Proceeding within [***] after a request from the other Party, and does not provide commercially reasonable reasons why such Party does not intend to defend such Invalidation Proceeding, then the Party that does not have the first right to defend such Invalidation Proceeding will have the second right, but not the obligation, to defend such Invalidation Proceeding at its cost and expense. For clarity, a Party’s second right to defend pursuant to this Section 9.3.5 shall not apply with respect to any Invalidation Proceeding that the other Party has the sole right to defend in accordance with Section 9.3.2 or Section 9.3.3.

9.3.6 Collaboration. The Party defending any Invalidation Proceeding under Section 9.3.2, Section 9.3.3, Section 9.3.4 or Section 9.3.5 (such Party, the “Defending Party”) shall have the right to control the defense of such Invalidation Proceeding, including the right to select counsel therefor, [***]. The other Party (the “Supporting Party”) shall be entitled to separate representation in any Invalidation Proceeding by counsel of its own choice. At the Defending Party’s request, the Supporting Party shall provide reasonable assistance to the Defending Party in connection with an Invalidation Proceeding [***]. The Defending Party shall keep the Supporting Party regularly informed of the status and progress of such Invalidation Proceeding. In respect of any Invalidation Proceeding, the Defending Party shall provide the Supporting Party and its counsel with an opportunity to consult with the Defending Party and its counsel regarding the defense of such Invalidation Proceeding (including reviewing the contents of any correspondence, legal papers or other documents related thereto), and the Defending Party shall take into account reasonable requests of the Supporting Party regarding such defense. In no event shall the Defending Party settle any Invalidation Proceeding or take any other action that materially adversely affects the other Party’s rights or interests and, for clarity, the Defending Party may not admit invalidity or unenforceability of any Patent Right Controlled by the other Party or any Joint Patent Right without the express prior written consent of the other Party. The terms of this Section 9.36 shall not apply with respect to any Invalidation Proceeding which one Party has the sole right to defend in accordance with Section 9.3.2 or Section 9.3.3.

9.4 Patent Enforcement.

9.4.1 Notice. Each Party shall promptly notify the other Party of any known, suspected, alleged or threatened infringement or misappropriation by a Third Party of any of the Perception Technology, Joint Technology, or Otsuka Product Improvements by reason of the making, using, offering to sell, selling or importing of any Product or any product that is competitive with a Product in the Field (“Competing Infringement”) anywhere in the world of which such Party becomes aware.

9.4.2 Otsuka First Enforcement Right. Otsuka shall have the first right, but not the obligation, to take any reasonable measures it deems appropriate with respect to any Competing Infringement in the Otsuka Territory. Such measures may include (a) initiating or prosecuting an infringement suit or action (“Infringement Action”) in the Otsuka Territory, or (b) granting adequate rights and licenses to such Third Party necessary to render continued Competing Infringement in the Otsuka Territory non-infringing. Notwithstanding the foregoing, if Otsuka does not inform Perception that it intends to either initiate an Infringement Action in the Otsuka Territory or grant adequate rights and licenses to such Third Party within [***] after Otsuka’s receipt of a notice of a Competing Infringement pursuant to Section 9.4.1 and does not provide Perception commercially reasonable reasons why Otsuka does not intend to initiate such Infringement Action or grant such rights or licenses within such [***] period, then Perception will have the second right, but not the obligation, to initiate an Infringement Action in the Otsuka Territory, but solely with respect to any Perception Technology or Joint Technology.

9.4.3 Perception First Enforcement Right. Perception shall have the first right, but not the obligation, to take any reasonable measures it deems appropriate with respect to any Competing Infringement in the Perception Territory. Such measures may include (a) initiating or prosecuting an Infringement Action in the Perception Territory, or (b) granting adequate rights and licenses to such Third Party necessary to render continued Competing Infringement in the Perception Territory non-infringing. Notwithstanding the foregoing, if Perception does not inform Otsuka that it intends to either initiate an Infringement Action in the Perception Territory or grant adequate rights and licenses to such Third Party within [***] after Perception’s receipt of a notice of a Competing Infringement pursuant to Section 9.4.1 and does not provide Otsuka commercially reasonable reasons why Perception does not intend to initiate such Infringement Action or grant such rights or licenses within such [***] period, then Otsuka will have the second right, but not the obligation, to initiate an Infringement Action in the Perception Territory, but solely with respect to any Otsuka Product Improvement or Joint Technology.

9.4.4 Collaboration. The Party initiating any Infringement Action under Section 9.4.2 or Section 9.4.3 (such Party, the “Enforcing Party”) shall have the right to control the initiation and prosecution of such Infringement Action, including the right to select counsel therefor, [***]. The other Party (the “Non-Enforcing Party”) shall be entitled to separate representation in any Infringement Action under Section 9.4.2 or Section 9.4.3 by counsel of its own choice, except for any Infringement Action solely related to Perception Technology in the Perception Territory. If requested by the Enforcing Party, the Non-Enforcing Party shall join as a party to such Infringement Action and will execute all documents, including registration of exclusive license, necessary for the Enforcing Party to initiate, prosecute, maintain or defend such Infringement Action. Except with respect to any Infringement Action solely related to Perception Technology in the Perception Territory, in respect of any Infringement Action: (a) at the Enforcing Party’s request, the Non-Enforcing Party shall provide reasonable assistance to the Enforcing Party in connection with an Infringement Action [***]; (b) the Enforcing Party shall keep the Non-Enforcing Party regularly informed of the status and progress of an Infringement Action under Section 9.4.2 or Section 9.4.3; and (c) in no event shall the Enforcing Party settle any Infringement Action or take any other action that materially adversely affects the other Party’s rights or interests and, for clarity, the Enforcing Party may not admit invalidity or unenforceability of any Patent Right Controlled by the other Party or any Joint Patent Right without the express prior written consent of the other Party. For clarity, Perception may settle any Infringement Action or take any other action while prosecuting an Infringement Action, in each case, to the extent relating to Perception Technology in the Perception Territory without the express prior written consent of Otsuka.

9.4.5 Recoveries. If an Enforcing Party recovers monetary damages in an Infringement Action under Section 9.4.2 or Section 9.4.3, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Enforcing Party in connection with such Infringement Action, second to the reimbursement of any expenses incurred by the other Party in connection with such Infringement Action, and any remaining amounts shall be retained by [***]; provided that if Otsuka is the Enforcing Party, then any remaining amounts awarded to Otsuka as compensation for lost sales shall be [***].

9.4.6 Sole Enforcement Right. Notwithstanding the above, the Party that is Prosecuting a Joint Patent Right in a country pursuant to Section 9.2.3(e) shall have the sole right, but not the obligation, [***], to initiate an Infringement Action or take any other reasonable measures it deems appropriate with respect to any Competing Infringement with respect to such Joint Patent Right in such country, and the terms of Section 9.4.2, Section 9.4.3, Section 9.4.4 and Section 9.4.5 shall not apply to such Infringement Action; provided that the Prosecuting Party shall not settle any Infringement Action with respect to any such Joint Patent Right or take any other action that materially adversely affects the other Party’s rights or interests with respect to any such Joint Patent Right and, for clarity, the Prosecuting Party may not admit invalidity or unenforceability of any Patent Right Controlled by the other Party or any Joint Patent Right without the express prior written consent of the other Party. [***]

9.5 Third Party Infringement Claims. If a Third Party sues a Party (the “Sued Party”) alleging that the Sued Party’s, or the Sued Party’s Sublicensee’s, Development, Manufacture or Commercialization of any Product in the Otsuka Territory infringes or will infringe such Third Party’s Patent Rights or misappropriates or will misappropriate such Third Party’s Know-How (“Third Party Infringement Suit”), then the Sued Party shall promptly notify the other Party of such Third Party Infringement Suit. The Parties shall promptly meet to consider the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such Third Party Infringement Suit. Absent such agreement, the Sued Party shall defend the Third Party Infringement Suit; provided that Section 9.4 shall govern the right of Otsuka to assert a counterclaim of infringement of any Perception Patent Rights, Joint Patent Rights or Otsuka Product Improvement Patents. At the Sued Party’s request [***], the other Party will provide reasonable assistance to the Sued Party in connection with the Sued Party’s defense of any such Third Party Infringement Suit. If the other Party has not joined in such Third Party Infringement Suit, the Sued Party will keep the other Party reasonably informed on a Calendar Quarter basis prior to and during the pendency of such Third Party Infringement Suit. The Sued Party will not enter into any settlement of any Third Party Infringement Suit that is instituted or threatened to be instituted against the other Party without the other Party’s prior written consent, which will not be unreasonably withheld, conditioned or delayed; except that, such consent will not be required if such settlement includes a release of all liability in favor of the other Party. Further, the Sued Party shall not settle or compromise any Third Party Infringement Suit, or knowingly take any other action in the course thereof, in a manner that materially adversely affects the other Party’s rights or interests, without the prior written consent of such other Party, such consent not to be unreasonably withheld, conditioned or delayed. [***]. If, as part of a settlement or compromise of a Third Party Infringement Suit, Otsuka enters into an agreement with a Third Party to obtain a license under or otherwise acquire rights to Third Party Intellectual Property Rights, all payments by Otsuka to such Third Party under such agreement (including all upfront payments, milestone payments, license fees, royalties and other amounts payable to such Third Party for such rights) may be applied to the royalty reduction pursuant to Section 8.4.3(c).

9.6 Patent Oppositions and Other Proceedings. If either Party desires to initiate in any court or patent office an opposition, action for declaratory judgment, nullity action, interference, declaration for non-infringement, reexamination or other attack upon the validity, title or enforceability of a Patent Right owned or controlled by a Third Party and having one or more claims that may cover the API or a Product, or the manufacture, use, sale, offer for sale or importation of the API or a Product (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, (a) a Third Party’s claim or assertion of an Invalidation Proceeding, in which case the provisions of Section 9.3 shall govern or (b) a Third Party Infringement Suit, in which case the provisions of Section 9.5 shall govern), such Party shall so notify the other Party and the Parties shall promptly confer to determine whether to bring such action. If the Parties do not agree otherwise then, as between the Parties, (i) Otsuka shall have the sole right to control such action with regard to the Otsuka Territory and [***] and (ii) Perception shall have the sole right to control such action [***] with regard to the Perception Territory, and the Party so controlling such action shall keep the other Party reasonably informed with respect thereto.

9.7 Third Party Intellectual Property Rights.

9.7.1 Chiba University Agreement. Perception shall remain responsible for the payment of all royalties, license fees, milestone payments and other payment obligations under all agreements with Third Parties entered into by Perception prior to the Effective Date pursuant to which Perception obtained rights to any Third Party Know-How, Third Party Patent Rights or other Third Party Intellectual Property Rights that are necessary or reasonably useful to Develop, Manufacture, Commercialize or otherwise exploit API or any Product, including all payments under the Chiba University Agreement.

9.7.2 Notice; Discussion. Each Party shall promptly notify the other Party if it becomes aware after the Effective Date of any Third Party Know-How or Third Party Patent Rights that are necessary or reasonably useful to Develop, Manufacture or Commercialize any Product in the Field (“Third Party IP”). Thereafter, the Parties shall discuss whether to obtain a license or otherwise acquire rights under such Third Party IP for one or the other Party’s Territory or for both Parties’ Territories.

9.7.3 Global Third Party IP Agreement. If the Parties agree to obtain a license or otherwise acquire rights from a Third Party under Third Party IP to Develop, Manufacture or Commercialize a Product in both the Perception Territory and the Otsuka Territory (“Global Third Party IP Agreement”), Perception shall have the right to negotiate such Global Third Party IP Agreement with such Third Party. Perception shall negotiate such Global Third Party IP Agreement on commercially reasonable terms that shall not favor the Perception Territory or disproportionately burden the Otsuka Territory. Perception shall ensure that such Global Third Party IP Agreement includes the right to sublicense to Otsuka in the Otsuka Territory in order for Otsuka to exercise its rights and licenses hereunder. If the Parties agree and Perception enters into a Global Third Party IP Agreement, Otsuka shall reimburse Perception for all payments made by Perception under such Global Third Party IP Agreement that are attributable to Net Sales of a Product in the Otsuka Territory or otherwise are allocable to such Product in the Otsuka Territory, including any upfront, milestone, royalty payment or other similar payment (such payments collectively, the “Global Third Party IP Payments”), and Perception shall be responsible for all other payments under such Global Third Party IP Agreement; provided that for any such Global Third Party IP Payments for a Calendar Year that are not Otsuka Territory-specific milestones or royalty payments on Net Sales in the Otsuka Territory, the Parties will discuss in good faith and agree on [***] for such payments. If the Parties are unable to agree upon such [***] within [***] after the commencement of such discussions (or such longer period as the Parties may agree), then the matter shall be subject to resolution in accordance with Section 14.3.

9.7.4 Other Third Party IP Agreement. If the Parties do not agree to obtain a license or otherwise acquire rights under a Global Third Party IP Agreement, then either Party may negotiate with a Third Party to obtain a license or otherwise acquire rights under Third Party IP to Develop, Manufacture or Commercialize a Product. The Party that enters into a Third Party IP Agreement with a Third Party shall be responsible for all payments under such Third Party IP Agreement; provided that if Otsuka enters into a Third Party IP Agreement, all such payments may be applied to the royalty reduction to the extent provided for in Section 8.4.3(c).

9.8 Common Interest. All information exchanged between the Parties’ representatives pursuant to this Article 9 regarding the Prosecution, defense or enforcement of Patent Rights will be deemed Confidential Information. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning such Patent Rights, including privilege under the common interest doctrine and similar or related doctrines.

9.9 Patent Term Extensions. Otsuka shall have the sole right to make decisions regarding, and to apply for, all available extensions of Perception Patent Rights (in the name of Perception), Otsuka Product Improvement Patents and Joint Patent Rights in the Otsuka Territory; provided, that, with respect to the Perception Patent Rights and Joint Patent Rights, upon Otsuka’s request, Perception shall use Commercially Reasonable Efforts to obtain any such available extension in the Otsuka Territory, as requested by Otsuka, and [***]. Perception shall have the sole right to make decisions regarding, and to apply for, all available extensions of Perception Patent Rights, Otsuka Product Improvement Patents (in Otsuka’s name) and Joint Patent Rights in the Perception Territory; provided, that, with respect to the Otsuka Product Improvement Patents, upon Perception’s request, Otsuka shall use Commercially Reasonable Efforts to obtain any such available extension in the Perception Territory, as requested by Perception, provided that [***].

9.10 Product Trademarks.

9.10.1 Product Trademarks. Perception shall develop and adopt Trademarks to be used for the Products (the “Product Trademarks”) and Perception shall use Commercially Reasonable Efforts to obtain and maintain a unitary Product Trademark for use worldwide. If Perception is unable to obtain or maintain a unitary Product Trademark for use worldwide or if Perception is unable to obtain or maintain any Product Trademarks in the Otsuka Territory, Otsuka may either select from the secondary Product Trademarks registered by Perception in accordance with Section 9.10.2 or develop and adopt Trademarks to be used for the Products in the Otsuka Territory. In addition, if Otsuka reasonably believes that any Product Trademarks developed and adopted by Perception are not appropriate for the Otsuka Territory, whether due to linguistic reasons, any notice (including rejection or refusal) by a Regulatory Authority in the Otsuka Territory, market research showing that the Product Trademarks are not appropriate for commercial use in the Otsuka Territory, or otherwise, Otsuka may either select from the secondary Product Trademarks registered by Perception in accordance with Section 9.10.2 or develop and adopt an alternative Trademark for Products in the Otsuka Territory with the consent of Perception (not to be unreasonably withheld, conditioned or delayed). In addition, Otsuka may develop and adopt a katakana Trademark, which is a Japanese notation of a Trademark to be used in the Otsuka Territory, and any additional Trademarks (e.g., logos and slogans) to be used in the Commercialization of Products in the Otsuka Territory with the consent of Perception (not to be unreasonably withheld, conditioned or delayed). Any such alternative Trademark, katakana Trademark or additional Trademark adopted by Otsuka shall be a Product Trademark and shall be registered by Perception and Perception shall prosecute such Product Trademark in accordance with Section 9.10.2.

9.10.2 Prosecution of Product Trademarks. Perception shall own all rights, title and interest in and to all Product Trademarks, and all goodwill in the Product Trademarks shall inure to Perception. Otsuka shall use Product Trademarks in a manner consistent with this Agreement, including the Global Branding Strategy or Otsuka Territory-Specific Brand Strategy, as applicable, and for no other purpose. Otsuka shall not use any other Trademarks that are confusingly similar to any Product Trademark. Perception shall be responsible, [***], for the filing, prosecution, registration and maintenance (including the defense of opposition proceedings and any equivalent proceedings) of all Product Trademarks, including at least one primary Product Trademark and at least two secondary Product Trademarks and including the katakana Trademark, in a timely manner in the Otsuka Territory throughout the Term; provided, that in the event Otsuka develops and adopts an alternative Product Trademark for the Otsuka Territory as described in Section 9.10.1 (for clarity, other than the katakana Trademark or any secondary Product Trademark selected by Otsuka), then [***]. Perception shall keep Otsuka informed of material progress with regard to the prosecution, registration, and maintenance of Product Trademarks in the Otsuka Territory, including content and timing of the filing of Product Trademarks in the Otsuka Territory, sufficiently in advance for Otsuka to be able to review any material documents, and Perception shall consult with, and consider in good faith the comments, requests and suggestions of, Otsuka with respect to strategies for filing and prosecuting Product Trademarks in the Otsuka Territory.

9.10.3 Enforcement of Product Trademarks. During the Term, each Party will promptly notify the other Party in writing of any known or suspected infringement or unauthorized use or misappropriation by a Third Party of any Product Trademarks in the Otsuka Territory (“Product Trademark Infringement”). Otsuka shall have the first right, but not the obligation, to take any reasonable measures it deems appropriate with respect to any Product Trademark Infringement, [***], including initiating or prosecuting an infringement, misappropriation or other appropriate suit or action to enforce the Product Trademarks in the Otsuka Territory and, if requested by Otsuka, Perception shall (a) join as a party to such suit or action and execute and cause its Affiliates to execute all documents necessary for Otsuka to initiate and maintain such suit or action and (b) provide reasonable assistance to Otsuka in connection with such suit or action. Notwithstanding the foregoing, if Otsuka does not inform Perception that it intends to initiate a suit or take other action against Product Trademark Infringement within [***] after Otsuka’s receipt of a notice of such Product Trademark Infringement and does not provide Perception commercially reasonable reasons why Otsuka does not intend to initiate such suit or take such other action within such [***] period, then Perception will have the second right, but not the obligation, to initiate a suit or take other action against such Product Trademark Infringement.

9.10.4 Defense. If a Third Party brings suit alleging that a Sued Party’s or its Sublicensee’s Development, Manufacture or Commercialization of a Product in the Otsuka Territory infringes or will infringe such Third Party’s Trademarks (“Trademark Infringement Suit”), then the Sued Party shall promptly notify the other Party of such Trademark Infringement Suit and Otsuka shall be responsible, [***], for the defense of such Trademark Infringement Suit. At Otsuka’s request [***], Perception will provide reasonable assistance in connection with Otsuka’s defense of such Trademark Infringement Suit and Otsuka will keep Perception reasonably informed on a Calendar Quarter basis prior to and during the pendency of such Trademark Infringement Suit. Otsuka will not enter into any settlement of any Trademark Infringement Suit that is instituted or threatened to be instituted against Perception without

Perception’s prior written consent, which will not be unreasonably withheld, conditioned or delayed; provided that such consent will not be required if such settlement includes a release of all liability in favor of Perception. Further, Otsuka shall not settle or compromise any Trademark Infringement Suit, or knowingly take any other action in the course thereof, in a manner that materially adversely affects Perception’s rights or interests, without Perception’s prior written consent.

9.10.5 Guidelines for Use. Otsuka shall use, and shall cause its Sublicensees to use, best efforts to ensure (a) that the nature and quality of all Products and of all Promotional Materials and all other materials, whether in print, electronic or other form, bearing the Product Trademarks and product labeling shall be of a high standard and of such style, appearance and quality as to be adequate and suited to the exploitation to the best advantage, and to the protection and enhancement, of the Product Trademarks and the goodwill pertaining thereto, and (b) that all uses of the Product Trademarks by Otsuka and its Sublicensees shall comply with all (i) trademark usage guidelines and notices Perception may provide to Otsuka in writing from time to time with respect to the use of such Product Trademarks and (ii) Applicable Laws (collectively, “Quality Standards”). Upon Perception’s request, Otsuka shall promptly provide Perception with representative samples of any and all uses and materials bearing the Product Trademarks as well as sufficient information regarding the specific Products offered under the Product Trademarks to enable Perception to evaluate Otsuka’s and its Sublicensees’ use of the Product Trademarks and the quality of such Products and materials.

10. CONFIDENTIALITY AND PUBLICATION

10.1 Confidential Information.

10.1.1 Nondisclosure Obligation. All Confidential Information disclosed by one Party to the other Party under this Agreement shall be maintained in confidence by the receiving Party and shall not be disclosed to a Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Confidential Information:

(a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records; provided that the foregoing exception shall not apply to Joint Inventions.

(b) is known to the public before its receipt from the disclosing Party, or thereafter becomes known to the public through no breach of this Agreement by the receiving Party;

(c) is subsequently disclosed to the receiving Party by a Third Party who is not known by the receiving Party to be under an obligation of confidentiality to the disclosing Party; or

(d) is developed by the receiving Party independently of Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records; provided that the foregoing exception shall not apply to Joint Inventions.

10.1.2 Authorized Disclosures. Notwithstanding the obligations of confidentiality and non-use set forth above, a receiving Party may provide Confidential Information disclosed to it, and disclose the existence and terms of this Agreement to (a) Sublicensees (and, with respect to Perception, Other Perception Licensees, provided that such disclosure to Other Perception Licensees does not include any financial terms of this Agreement), and their employees, directors, agents, consultants, advisors or other Third Parties as necessary or useful in connection with the exploitation of any Product in such Party’s Territory or as may otherwise be reasonably required in order for such Party to perform its obligations, or to exploit it rights, under this Agreement, in each case who are under an obligation of confidentiality with respect to such information that is no less stringent than the terms of this Section 10.1; (b) Governmental Authorities or other Regulatory Authorities in any country, in order to obtain Patent Rights, and comply with statutory tax and legal requirements in any country or perform its obligations or exploit its rights under this Agreement, provided that such Confidential Information shall be disclosed only to the extent reasonably necessary to do so; (c) the extent required by Applicable Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity that are applicable to a Party, its parent entity or any of its investors; and (d) (i) any bona fide actual or prospective underwriters, investors (including in connection with a Monetization), lenders or acquirers of a Party or substantially all its assets and to consultants and advisors of such Third Party, and (ii) any bona fide actual or prospective collaborators or strategic partners, including prospective Third Party Sublicensees (and, with respect to Perception, Other Perception Licensees, provided that such disclosure to Other Perception Licensees does not include any financial terms of this Agreement), and to consultants and advisors of such Third Party, in each case of (i) and (ii) during bona fide business discussions, provided that the receiving party of such information is under an obligation of confidentiality of reasonable scope and duration with respect to such information. If a Party is required by Applicable Law to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 10.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure. Confidential Information that is required to be disclosed by Applicable Law shall remain otherwise subject to the confidentiality and non-use provisions of this Section 10.1. If either Party concludes that a copy of this Agreement must be filed by such Party, its parent entity or any of its investors with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity, such Party shall provide the other Party with a copy of such agreement showing any provisions hereof as to which such first Party proposes to request confidential treatment, shall provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and shall take such Party’s comments into consideration before filing such agreement.

10.2 Publication and Publicity.

10.2.1 Publication. Perception shall develop, and the Parties shall review and discuss at the JCC, a publication strategy pursuant to which the Parties may publish certain key results achieved in connection with this Agreement, including in connection with Development of the Products in the Otsuka Territory, that will be coordinated with the publication by Perception of similar results achieved with respect to such activities in the Perception Territory, with the goal of protecting the Parties’ ability to obtain Patent Rights with respect to such activities as applicable, and to position the Products for Regulatory Approval and successful Commercialization in the Parties’ respective Territories. All publications of such key results shall be consistent with such publication strategy and shall be subject to this Section 10.2.1. Except for disclosures permitted pursuant to Section 10.1 and Section 10.2.2, if a Party desires to make a publication or public presentation regarding any such key results, or that contains the Confidential Information of the other Party, the publishing Party shall deliver to the other Party a copy of the proposed written publication or presentation at least [***] days prior to submission for publication or presentation. The non-publishing Party shall have the right (a) to require modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons, and the publishing Party shall remove all Confidential Information of the non-publishing Party if requested by the non-publishing Party, and (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the non-publishing Party requests a delay, the publishing Party shall delay submission or presentation for a period of [***] days to enable the non-publishing Party to file patent applications protecting such Party’s rights in such information.

10.2.2 Publicity. Except as set forth in Section 10.1 and Section 10.2.1 and Section 10.3, the terms of this Agreement may not be disclosed by either Party. Neither Party (or any of its parent entities or investors) shall use the name or Trademark of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement, its subject matter, or the activities of the Parties hereunder without the prior express written permission of the other Party, except as may be required by Applicable Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in any country other than the United States or of any stock exchange or listing entity that are applicable to a Party, its parent entity or any of its investors, or except as expressly permitted by the terms of this Agreement.

10.3 Press Release. Following the execution of this Agreement, the Parties may each issue a press release or the Parties may issue a joint press release, in the form or forms mutually agreed by the Parties. After such initial press release(s), neither Party shall issue a press release or public announcement relating to this Agreement or the Parties’ respective rights and obligations under this Agreement without the prior written approval of the other Party, not to be unreasonably withheld, conditioned or delayed, except that the Parties and their parent entities (and with respect to Perception, its investors) may (a) once a press release or other public statement is approved in writing by both Parties, make subsequent public disclosure of the existence of this Agreement, the identity of the other Party, and those terms of this Agreement that have already been publicly disclosed, without the further approval of the other Party, and (b) issue a press release or public announcement as required, in the reasonable judgment of such Party, by Applicable Law, including by the rules or regulations of the United States Securities and Exchange Commission, or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity on which such Party or any of its parent entities or investors desires to list or does list its securities.

10.4 Survival. The provisions in this Article 10 shall survive the expiration or the termination of this Agreement for a period of [***] thereafter, except that with respect to trade secrets, such provisions and obligations shall survive for as long as the trade secrets remain secret.

11. REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

11.1.1 such Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation;

11.1.2 such Party has all requisite corporate power and corporate authority to enter into this Agreement and to carry out its obligations under this Agreement;

11.1.3 all requisite corporate action on the part of such Party, its directors and stockholders required by Applicable Law for the authorization, execution and delivery by such Party of this Agreement, and the performance of all obligations of such Party under this Agreement, has been taken;

11.1.4 the execution, delivery and performance of this Agreement, and compliance with the provisions of this Agreement, by such Party do not and shall not: (a) violate any provision of Applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event that, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which such Party or any of its assets are bound, or (c) violate or conflict with any of the provisions of such Party’s organizational documents (including any articles or memoranda of organization or association, charter, bylaws or similar documents);

11.1.5 no consent, approval, authorization or other order of, or filing with, or notice to, any Governmental Authority or other Third Party is required to be obtained or made by such Party in connection with the authorization, execution and delivery by Otsuka of this Agreement; and

11.1.6 such Party is not debarred, disqualified or the subject of a conviction under Section 306 of the FD&C Act, or comparable laws in any country or jurisdiction other than the U.S. (“Debarred”), and it does not employ or use the services of any person who is Debarred in connection with any activities relating to a Product.

11.2 Mutual Covenants.

11.2.1 Each Party covenants that it shall use Commercially Reasonable Efforts to not use, in any capacity in connection with activities under this Agreement or relating to any Product, any Person who has been Debarred. If either Party becomes aware that it or any Person used in any capacity by it in the performance of activities under this Agreement or relating to any Product is Debarred or is subject to any action, suit, claim, investigation or legal or administrative proceeding (whether pending or threatened) pursuant to which it may be Debarred, such Party shall immediately notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such Person to perform any such activities.

11.2.2 Each Party covenants that, in the performance of its obligations under this Agreement, each Party shall, and shall cause its Sublicensees and subcontractors to, comply with all Applicable Laws, including Privacy Laws, all applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977 and the Bribery Act 2010, as amended from time to time, and current governmental regulations concerning GLP, GCP and GMP, as applicable. In addition, each Party covenants that it has implemented and will continue to implement during the Term appropriate controls to comply with Privacy Laws and maintain data privacy and security of its own Know-How and any of the other Party’s Know-How in its possession, including for detecting, responding to, and reporting potential breaches in accordance with Applicable Laws. Without limitation, each Party shall implement and maintain reasonable administrative, technical, and physical safeguards designed to (a) maintain the security and confidentiality of the other Party’s Know-How (and the systems to process such Know-How); (b) protect against reasonably anticipated threats or hazards to the security or integrity of such Know-How, systems, and the Party’s activities hereunder; and (c) protect against loss, misuse, or unauthorized access to, acquisition of, or other compromise of such Know-How, personal data and systems (each of the events described in (c), a “Security Incident”). If either Party becomes aware of such a Security Incident involving the other Party’s Know-How in its possession or control, then such Party shall promptly notify the other Party and promptly and diligently investigate, contain, remediate, take all necessary steps to prevent the recurrence of, and otherwise respond to any such Security Incident in a manner that meets or exceeds Privacy Laws, including to ensure that notifications to individuals or government authorities are provided in accordance with Privacy Laws; provided, however, that, except to the extent required by Applicable Law, neither Party shall send a notice regarding a Security Incident to any Third Party that identifies the other Party, directly or indirectly, without the other Party’s prior written approval. If a Party becomes aware of a Security Incident, it will preserve pertinent information with respect to, and reasonably cooperate in the other Party’s investigation of, such Security Incident. Upon request, each Party will provide to the other Party with commercially reasonable assistance as is reasonably requested to enable the requesting Party to comply with its obligations under Privacy Laws.

11.2.3 Neither Party shall enter into any agreement with any Third Party that is inconsistent with such Party’s obligations under this Agreement or the rights granted to the other Party under this Agreement.

11.3 Additional Representations and Warranties of Perception. Perception hereby represents and warrants to Otsuka that, as of the Effective Date:

11.3.1 Perception has sufficient legal or beneficial title and ownership of, or sufficient license rights under, the Perception Technology and Product Trademarks to grant the licenses to Otsuka as purported to be granted pursuant to this Agreement, and to Perception’s knowledge, neither any license granted by Perception to any Third Party, nor any license granted by any Third Party to Perception conflicts with the rights and licenses granted to Otsuka hereunder;

11.3.2 (a) Schedule 11.3.2 sets forth a complete and accurate list of the Perception Patent Rights owned, either solely or jointly, or in-licensed by Perception (the “Existing Perception Patent Rights”) and indicates, for each Existing Perception Patent Right, whether such Patent Right is owned solely or jointly by Perception or licensed by Perception from a Third Party and if so, identifies the co-owner or the licensor or sublicensor from which the Patent

Right is licensed, (b) to Perception’s knowledge, the Existing Perception Patent Rights are all Patent Rights owned or in-licensed by Perception or its Affiliates related to any Product as it exists as of the Effective Date or the Development, Manufacture or Commercialization thereof in the Field in the Otsuka Territory, (c) Perception Controls all Existing Perception Patent Rights and, except for any payments payable under the Chiba University Agreement, no payments are, as of the Effective Date, or will be after the Effective Date owed or payable to any Third Party in connection with any rights, licenses or access in, to or under the Existing Perception Patent Rights, to Perception’s knowledge, the Existing Perception Patent Rights are, or, upon issuance, will be, valid and enforceable patents and no Third Party has challenged or threatened to challenge the scope, validity or enforceability of any Existing Perception Patent Rights (including, through opposition or the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the Japan Patent Office), and (e) Perception or its Affiliates have timely paid all filing and renewal fees payable with respect to the Existing Perception Patent Rights in the Otsuka Territory on or before the final due date for the applicable payment;

11.3.3 To Perception’s knowledge, Perception has not used (and as of the Effective Date does not intend to use) (a) any technology that is the subject of any Patent Rights owned or otherwise controlled by any entity controlled by ATAI Life Sciences (except for Perception or any Affiliate that controls Perception) in the Development or Manufacture of any Product as it exists as of the Effective Date or (b) any Know-How that is owned or otherwise controlled by any entity controlled by ATAI Life Sciences (except for Perception or any Affiliate that controls Perception) in the Development or Manufacture of any Product as it exists as of the Effective Date;

11.3.4 To Perception’s knowledge, Perception has complied with all Applicable Laws, including all duties of candor to applicable patent offices, in connection with the filing, prosecution and maintenance of the Existing Perception Patent Rights;

11.3.5 Perception has obtained from all inventors of Perception Technology owned by Perception valid and enforceable agreements assigning to Perception each such inventor’s entire right, title and interest in and to all such Perception Technology;

11.3.6 (a) To Perception’s knowledge, the Development, Manufacture and Commercialization in the Otsuka Territory of any Product as formulated and Manufactured as of the Effective Date does not and will not constitute misappropriation of any Know-How of any Third Party or infringe any issued Patent Right or any Trademark of any Third Party; and (b) no claim or action has been brought or, to Perception’s knowledge, threatened by any Third Party alleging that the use of the Perception Technology, or the Development or Manufacture of any Product infringes or misappropriates, or would infringe of misappropriate, any Patent Rights, Know-How or other Intellectual Property Rights of any Third Party;

11.3.7 no litigation or other claim or action has been brought or is pending or, to Perception’s knowledge, threatened that seeks to invalidate or challenge the enforceability of any of the Existing Perception Patent Rights in the Otsuka Territory, and no Third Party has challenged in writing, or, to the knowledge of Perception, has threatened to challenge, Perception’s right to use and license the Perception Know-How in the Otsuka Territory;

11.3.8 no Existing Perception Patent Right is the subject of any interference, opposition, cancellation or other protest proceeding;

11.3.9 to Perception’s knowledge, no Third Party is infringing or misappropriating or has infringed or misappropriated the Perception Technology in the Otsuka Territory;

11.3.10 Perception and, to Perception’s knowledge, its contractors, consultants and other Third Parties acting on its behalf, have conducted all Development and Manufacturing of any Product in the Current Formulation prior to the Effective Date in compliance with all Applicable Laws, including GLP, GCP and GMP, as applicable, in each case, in all material respects;

11.3.11 there are no investigations, inquiries, actions, or other proceedings pending before or, to Perception’s knowledge, threatened by any Regulatory Authority or other Governmental Authority in the Otsuka Territory with respect to any Product arising from any default by Perception or a Third Party acting on its behalf in the Development of any Product, and Perception has not received written notice threatening any such investigation, inquiry, action, or other proceeding;

11.3.12 Perception has (a) disclosed to Otsuka all material information in Perception’s possession or control as of the Effective Date pertaining to Development of any Product, including all briefing documents, meeting minutes, and all protocols and protocol amendments for all past and active Clinical Studies and other studies, in each case, submitted to or received from Regulatory Authorities in the Otsuka Territory and the Perception Territory, and disclosed to Otsuka all clinical and non-clinical data in the possession or Control of Perception that is necessary or material for the evaluation of the safety, efficacy and Manufacturing process of any Product;

11.3.13 no Regulatory Filings related to the Development of any Product have been submitted by or on behalf of Perception to Regulatory Authorities in the Otsuka Territory; and

11.3.14 Perception has provided to Otsuka a true, correct and complete copy of all agreements between Perception and its CMOs and other Third Party manufacturers for the Manufacture and supply of API and Clinical Samples, including any and all amendments, restatements, side letters, or other modifications thereto, as are in effect as of the Effective Date.

11.4 Additional Representations, Warranties and Covenants of Perception as to the Chiba University Agreement.

11.4.1 Perception hereby represents and warrants to Otsuka that, as of the Effective Date:

(a) it has provided to Otsuka a true, correct and complete copy of the Chiba University Agreement, including any and all amendments, restatements, side letters, or other modifications thereto, as are in effect as of the Effective Date;

(b) the Chiba University Agreement is in full force and effect and has not been assigned, amended, restated, terminated in whole or in part, or otherwise modified in any manner other than as reflected (if at all) in any amendments or other documents provided to Otsuka;

(c) it is in compliance in all material respects with the terms and conditions of the Chiba University Agreement, it has not received any written notice or claim from Chiba University alleging any breach by Perception under the Chiba University Agreement that remains uncured as of the Effective Date, and entering into this Agreement with Otsuka will not result in a breach or violation of the Chiba University Agreement;

(d) to Perception’s knowledge, Chiba University does not own or otherwise control any Patent Rights that are necessary for the making, using or selling of Product as it exists as of the Effective Date in the Otsuka Territory that are not included in the scope of the rights granted to Perception under the Chiba University Agreement;

(e) the Chiba University Agreement is the only agreement entered into by Perception with any Third Party, including any amendments thereto, pursuant to which Perception is granted any rights to or Controls any Perception Technology;

(f) to Perception’s knowledge, the licensor under the Chiba University Agreement is in compliance in all material respects with the Chiba University Agreement; and

(g) except for Perception Technology licensed to Perception pursuant to the Chiba University Agreement, Perception is the exclusive owner of all of the Perception Technology.

11.4.2 Perception further covenants to Otsuka and agrees that Perception shall:

(a) during the term of the Chiba University Agreement, (i) not assign (except in connection with an assignment of this Agreement as permitted under Section 15.1), amend, restate, terminate in whole or in part, or otherwise modify the Chiba University Agreement in a manner that would adversely affect the rights granted to Otsuka under this Agreement, without the prior written consent of Otsuka, or (ii) fail to take any action with respect to the Chiba University Agreement that is reasonably necessary to avoid an adverse effect on Otsuka’s rights or obligations under this Agreement;

(b) during the term of the Chiba University Agreement, not take any action or omit to take any action that constitutes a breach of the Chiba University Agreement or that would give rise to a termination right of the Chiba University Agreement on the part of its counterparty thereunder or that would adversely affect Otsuka’s rights or obligations under this Agreement; and

(c) during the Term, provide Otsuka with prompt written notice of any claim of a material breach under the Chiba University Agreement or notice of termination of the Chiba University Agreement.

11.5 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY TECHNOLOGY, PRODUCT, PROGRAM, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY PRODUCT PURSUANT TO THIS AGREEMENT SHALL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO ANY PRODUCT SHALL BE ACHIEVED.

12. INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

12.1 Indemnification by Otsuka. Otsuka shall indemnify, hold harmless and defend Perception, its Sublicensees, and its and their respective directors, officers, employees and agents (“Perception Indemnitees”) from and against any and all liabilities, expenses, damages, costs, fees, expenses and losses, including any damages for product liability, personal injury or property damage, and including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any Perception Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (“Third Party Claim”) to the extent such Third Party Claim or Losses arise out of: (a) the Development, Manufacture or Commercialization of any Product by Otsuka or its Sublicensees or subcontractors in the Otsuka Territory (and in the Perception Territory solely with respect to an Ex-Otsuka Territory Study), (b) any breach of, or inaccuracy in, any representation or warranty made by Otsuka in this Agreement, or any breach or violation of any covenant or agreement of Otsuka in or in the performance of this Agreement, or (c) the negligence or willful misconduct by Otsuka or its Sublicensees or subcontractors or its or their respective directors, officers, employees or agents in the performance of Otsuka’s obligations under this Agreement; provided that, Otsuka shall have no obligation to indemnify the Perception Indemnitees to the extent that the Losses arise out of or result from any matters for which Perception is obligated to indemnify Otsuka under Section 12.2.

12.2 Indemnification by Perception. Perception shall indemnify, hold harmless, and defend Otsuka, its Sublicensees and its and their respective directors, officers, employees and agents (“Otsuka Indemnitees”) from and against any and all Losses to which any Otsuka Indemnitee may become subject as a result of any Third Party Claim to the extent such Third Party Claim or Losses arise out of: (a) the Development, Manufacture or Commercialization of any Product by Perception, Other Perception Licensees or subcontractors during the Term or after termination or expiration of this Agreement (excluding the Manufacture of API or Clinical Samples supplied by Perception to Otsuka under the Supply Agreement), (b) any breach of, or inaccuracy in, any representation or warranty made by Perception in this Agreement, or any breach or violation of any covenant or agreement of Perception in or in the performance of this Agreement, or (c) the negligence or willful misconduct by Perception or its Sublicensees or subcontractors, including CMOs, or their respective directors, officers, employees or agents (i) in the performance of Perception’s obligations under this Agreement or (ii) in the Development or Manufacture of any Product prior to the Effective Date; provided that, Perception shall have no obligation to indemnify the Otsuka Indemnitees to the extent that the Losses arise out of or result from any matters for which Otsuka is obligated to indemnify Perception under Section 12.1. For clarity, Perception’s obligations to indemnify Otsuka with respect to API or Clinical Samples supplied by Perception to Otsuka shall be as set forth in the Supply Agreement.

12.3 Procedure. In the event of a Third Party Claim against any Otsuka Indemnitee or Perception Indemnitee (individually, an “Indemnitee”), the Party seeking indemnification under this Article 12 (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of such Third Party Claim; provided that any failure or delay in providing such notice will not relieve the Indemnifying Party of its indemnification obligation, except to the extent it is actually prejudiced by such failure or delay. The Indemnitee will reasonably cooperate with the Indemnifying Party and may, at its option, be represented in such action or proceeding at its cost and expense; provided that if an Indemnitee retains its own counsel for the reason that representation of such Indemnitee by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such action or proceeding, then the Indemnifying Party shall pay the fees and expenses of the Indemnitee’s counsel. The Indemnifying Party will have the right to assume and control the defense of the Third Party Claim at its own expense with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. If the Indemnifying Party does not assume the defense of the Third Party Claim pursuant to this Section 12.3, then the Indemnified Party may defend the Third Party Claim but will have no obligation to do so. Each Party will promptly furnish to the other Party copies of all papers and official documents received in respect of any Losses. The Indemnified Party will not settle or compromise the Third Party Claim without the prior written consent of the Indemnifying Party, and the Indemnifying Party will not settle or compromise the Third Party Claim in any manner that would have an adverse effect on the Indemnified Party’s interests (including any rights under this Agreement or the scope, validity, or enforceability of any Patent Rights, Confidential Information, or other rights licensed to Otsuka by Perception hereunder), without the prior written consent of the Indemnified Party.

12.4 Limitation of Liability. NEITHER PARTY HERETO SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS OR PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT OR A BREACH OF ARTICLE 10 OR THE EXCLUSIVITY TERMS OF THE LICENSES GRANTED IN ARTICLE 2. NOTHING IN THIS SECTION 12.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

13. TERM AND TERMINATION

13.1 Term. This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 13.2, this Agreement shall continue in effect, on a Product-by-Product basis until the expiration of the Royalty Term for such Product (“Term”). Upon the expiration of the Term with respect to a Product (without this Agreement being terminated earlier pursuant to Section 13.2), Otsuka’s rights to such Product and all license grants to Otsuka hereunder with respect to such Product shall continue, shall remain exclusive to Otsuka (even as to Perception) and shall become fully paid-up, royalty-free, perpetual and irrevocable.

13.2 Early Termination. This Agreement may not be terminated by either Party except as provided in this Section 13.2.

13.2.1 Termination by Otsuka. Otsuka shall have the right to terminate this Agreement in its entirety for convenience at any time (a) on [***] prior written notice to Perception if such notice is given before the first Regulatory Approval of the first Product in the Otsuka Territory, or (b) on [***] prior written notice to Perception if such notice is given on or after the first Regulatory Approval of the first Product in the Otsuka Territory.

13.2.2 Suspension / Termination for Safety. Otsuka shall have the right to immediately suspend its activities under this Agreement due to (a) any Safety Reasons, (b) failure of any Clinical Study for any Product in the Otsuka Territory or the Perception Territory or (c) withdrawal of Regulatory Approval for any Product in the Perception Territory; provided that Otsuka shall immediately inform Perception of such suspension and, in the case of clause (a), Otsuka shall request a meeting of the JCC to discuss such Safety Reason. Otsuka shall have the right to terminate this Agreement in its entirety due to (a) any Safety Reasons, (b) failure of any Clinical Study for any Product in the Otsuka Territory or the Perception Territory or (c) withdrawal of Regulatory Approval for any Product in the Perception Territory immediately upon written notice to Perception, provided that Otsuka shall not give such notice of termination until after discussion at the JCC with respect thereto.

13.2.3 Termination for Cause. This Agreement may be terminated in its entirety at any time during the Term upon written notice by either Party if the other Party is in material breach of its obligations hereunder and has not cured such breach within [***] in the case of a payment breach, or within [***] in the case of all other breaches, after notice requesting cure of the breach; provided that, if any breach other than a payment breach is not reasonably curable within [***] and if a Party is making a bona fide effort to cure such breach, such termination shall be delayed for a time period to be agreed by both Parties, not to exceed an additional [***], in order to permit such Party a reasonable period of time to cure such breach. Notwithstanding the foregoing, if the allegedly breaching Party disputes in good faith the existence, materiality, or failure to cure of any breach, and provides written notice to the other Party of such dispute within the relevant cure period, the other Party will not have the right to terminate this Agreement in accordance with this Section 13.2.3 unless and until the relevant dispute has been resolved pursuant to Article 14. During the pendency of such dispute, the applicable cure period will be tolled, all the terms of this Agreement will remain in effect, and the Parties will continue to perform all of their respective obligations hereunder.

13.2.4 Termination for Cessation of Development and Commercialization.

(a) Subject to Section 13.2.4(b), if Otsuka has ceased all material Development and Commercialization activities in the Otsuka Territory with respect to all Products for [***] and such cessation is not the result of a force majeure event, Good Reason, a delay in response from a Regulatory Authority, a failure or delay in Perception’s performance of its obligations under this Agreement or the Supply Agreement, or customary pauses or gaps between or following Clinical Studies and Non-Clinical Studies for the analysis of data, preparation of reports and design of future clinical trials or preparation of regulatory filings and other customary regulatory or Development functions, then Perception may terminate this Agreement on [***] written notice to Otsuka given no later than [***] after the end of such [***]. For purposes of this Section 13.2.4, “Good Reason” means a Safety Concern or other material scientific, technical, commercial, or regulatory reason (for example a clinical hold being placed on a Product, a material drug manufacturing problem or a material data problem such as a serious toxicology or pharmacokinetics issue) that would be reasonably expected to impede or significantly delay a product advancing through Development or Commercialization, but if a Good Reason is invoked by Otsuka as a reason to stop or hold Development or Commercialization, then Otsuka shall use Commercially Reasonable Efforts to resolve the problem(s) that is the basis of such Good Reason.

(b) Notwithstanding the foregoing in Section 13.2.4(a), if Perception provides a termination notice pursuant to Section 13.2.4(a) and Otsuka disputes in good faith whether Perception has the right to terminate the Agreement pursuant to Section 13.2.4(a) and provides written notice to Perception of such dispute within the [***] notice period, Perception will not have the right to terminate this Agreement in accordance with this Section 13.2.4 unless and until the relevant dispute has been resolved pursuant to Article 14. During the pendency of such dispute all the terms of this Agreement will remain in effect, and the Parties will continue to perform all of their respective obligations hereunder.

13.2.5 Bankruptcy. If the performance of a Party’s obligations under this Agreement become untenable as a result of such Party (or an Affiliate that controls such Party) filing of a petition in bankruptcy or entering into insolvency or liquidation proceedings either voluntarily or involuntarily, or if a receiver is appointed with respect to the assets of such Party (or its Affiliate, if applicable), or any similar action is filed under Applicable Laws, and such measure is not dismissed within [***], to the extent permitted by the Applicable Laws of such Party’s Territory, the other Party may terminate this Agreement immediately upon written notice to such Party. Notwithstanding the foregoing, the Parties acknowledge that a Party to this Agreement may from time-to-time make changes in its corporate structure, including, inter alia, changes in the shareholdings of Affiliates, which would not constitute a case of bankruptcy under this Section 13.2.5.

13.3 Effects of Termination.

13.3.1 General Consequences of Termination or Expiration. If this Agreement expires or is terminated by a Party prior to its expiration, in each case, in its entirety at any time and for any reason, then the terms of this Section 13.3.1 will apply.

13.3.2 License Grants. Upon termination of this Agreement under Section 13.2 prior to expiration (for clarity, not if this Agreement expires pursuant to Section 13.1), all rights and licenses granted to Otsuka under Section 2.1 and to Perception under Section 2.2 will terminate and Otsuka and its Sublicensees will cease selling Products, except in each case to the extent necessary or reasonably useful for Otsuka to perform Transition Activities pursuant to Section 13.3.5 or to sell Products post-termination pursuant to Section 13.3.5(e).

13.3.3 Reversion License.

(a) Upon termination of this Agreement under Section 13.2 prior to expiration (for clarity, not if this Agreement expires pursuant to Section 13.1), Otsuka shall, and hereby does, effective as of the effective date of termination, grant Perception (i) a worldwide, royalty-free (subject to the proviso below) exclusive license under the Otsuka Product Improvements and Otsuka’s interest in the Joint Technology solely to Develop, have Developed, Manufacture, have Manufactured, Commercialize and otherwise exploit any Product worldwide, (ii) a non-exclusive, royalty-bearing license under any Patent Rights Controlled by Otsuka to the extent such Patent Rights are (A) used by Otsuka or its Affiliates or their respective (sub)licensees in the Development, Manufacture, Commercialization or other exploitation of a Product as it exists as of the effective date of termination and (B) necessary to Develop, have Developed, Manufacture, have Manufactured, Commercialize or otherwise exploit any Product as it exists in the Otsuka Territory as of the effective date of termination, but excluding any Other Product Otsuka Termination Patent Rights (such Patent Rights, the “Otsuka Termination Patents”) solely to Develop, have Developed, Manufacture, have Manufactured, Commercialize and otherwise exploit any Product as it exists in the Otsuka Territory as of the effective date of termination (or minor modifications thereof), and (iii) a non-exclusive, royalty-bearing license under any Know-How Controlled by Otsuka or any of its Affiliates (that is not an Otsuka Product Improvement or Joint Technology) to the extent such Know-How is necessary for, and used by Otsuka or its Affiliates or its or their respective (sub)licensees in, the Manufacture of a Product (that is not a Combination Product) as it exists in the Otsuka Territory as of the effective date of termination (such Know-How, the “Otsuka Termination Know-How”) solely to Manufacture or have Manufactured such Product as it exists in the Otsuka Territory as of the effective date of termination (the licenses granted under (i), (ii) and (iii), the “Reversion License”); provided that if this Agreement is terminated by Otsuka pursuant to Section 13.2.3 or Section 13.2.5, the license grant under clause (i) of the Reversion License shall be royalty-bearing as well. Perception shall pay Otsuka a commercially reasonable royalty under the Reversion License on Net Sales of Products taking into account the then-current stage of any Products, the relative value of the Otsuka Termination Patents and Otsuka Termination Know-How and, if applicable, the Otsuka Product Improvements and Joint Technology and the reason for termination, on terms to be agreed between Perception and Otsuka, and the grant of such license shall be conditioned on the Parties determining such royalty (including through dispute resolution, if applicable). If the Parties are unable to agree upon a commercially reasonably royalty within [***] after the effective date of termination (or such longer period as the Parties may agree), then such royalty amount shall be subject to resolution in accordance with Section 14.3.

(b) With respect to any Otsuka Termination Patent or Otsuka Termination Know-How that is in-licensed by Otsuka, (i) Otsuka shall provide a copy of the relevant in-license agreement (each, an “Otsuka Termination IP In-License Agreement”) to Perception timely after the effective date of such termination of this Agreement, and (ii) upon the election of Otsuka, either (A) Otsuka shall assign such Otsuka Termination IP In-License Agreement to Perception and Perception shall accept such assignment (in which case the applicable Otsuka Termination Patent or Otsuka Termination Know-How shall not be included within the scope of the Reversion License) or (B) (1) the Reversion License shall be subject to the terms and conditions of such Otsuka Termination IP In-License Agreement, (2) Perception shall make any payments (including royalties, milestones, and other amounts) payable by Otsuka to

Third Parties under any Otsuka Termination IP In-License Agreements that are the subject of the Reversion License, by making such payments directly to Otsuka and, in each instance, Perception shall make the requisite payments to Otsuka and provide the necessary reporting information to Otsuka in sufficient time to enable Otsuka to comply with its obligations under such Otsuka Termination IP In-License Agreements, (3) Perception shall not, and shall cause its Affiliates, Sublicensees and Other Perception Licensees not to, take or fail to take any action if doing so (or not doing so) would cause Otsuka to be in breach of any Otsuka Termination IP In-License Agreement and (4) Otsuka shall be responsible for paying or providing to any such Third Party any payments or reports made or provided by Perception under this Section 13.3.3(b).

13.3.4 Assignments. Upon termination of this Agreement under Section 13.2 prior to expiration (for clarity, not if this Agreement expires pursuant to Section 13.1), as soon as practicable after the effective date of termination, or in accordance with timelines set forth in any transition plan for Transition Activities that the Parties agree upon pursuant to Section 13.3.5 (if applicable), unless Perception informs Otsuka that Perception will not (itself or with or through its Affiliate or a Third Party) continue Development or Commercialization of any Product in the Otsuka Territory (e.g., if this Agreement is terminated due to Safety Reasons), Otsuka shall transfer and assign to Perception or its designee: (a) all Regulatory Documentation for the Products for the Otsuka Territory (or in the case of Combination Products, all such Regulatory Documentation controlled by Otsuka), including any Regulatory Approvals, NHI Price Listing and pharmacovigilance files that relate to the Products; (b) all of Otsuka’s right, title, and interest in and to all Product Trademarks and all domain names associated with the Product Trademarks (if any, to the extent that they are owned by Otsuka), (c) at Perception’s option, distribution agreements, confidentiality agreements, Clinical Study agreements and other agreements (in each case to the extent assignable and not cancelled) to which Otsuka is a party, in each case, that are specific to a Product and necessary or reasonably useful for the continued Development or Commercialization of such Product in the Otsuka Territory; provided that with respect to any such agreements that (i) relate to such Product, but are not specific to such Product or (ii) are specific to such Product but are not fully assignable to Perception (or its designee), Otsuka shall use Commercially Reasonable Efforts to partially assign to Perception (or its designee(s)) such agreement with respect to such Product or, if such partial assignment is not possible, Otsuka shall use Commercially Reasonable Efforts to provide Perception with an introduction to the applicable counterparty to such agreement and facilitate negotiations with such counterparty; and (d) any other materials necessary to reasonably facilitate an efficient transfer of the distribution of Products in the Otsuka Territory to Perception (or its designee).

13.3.5 Transition Activities. Upon termination of this Agreement under Section 13.2 except if this Agreement is terminated by Otsuka pursuant to Section 13.2.3 (for clarity, not if this Agreement expires pursuant to Section 13.1):

(a) The Parties wish to provide a mechanism to ensure that, assuming any Product is available to patients in the Otsuka Territory as of the effective date of termination, patients who were being treated with Products prior to such termination or who desire access to a Product can continue to have access to such Products while the responsibilities for any Product in the Otsuka Territory are transitioned from Otsuka to Perception or its designee.

(b) As such, Perception may request Otsuka to perform transition activities with respect to Products in the Otsuka Territory that are necessary or reasonably useful to (i) transition Commercialization activities (if any) to Perception, including transitioning distribution responsibilities to Perception or its designee, to avoid any shortage of Products and minimize disruption to sales in the Otsuka Territory, (ii) provide patients with continued access to Products (if applicable), (iii) enable Perception or its designee to assume and execute the responsibilities under all Regulatory Approvals and ongoing Clinical Studies for Products in the Otsuka Territory, and (iv) ensure long-term continuity of supply of Products in the Otsuka Territory (collectively, the “Transition Activities”).

(c) If, within [***] after the effective date of termination, Perception provides a written request to Otsuka to perform Transition Activities in the Otsuka Territory, then the Parties will mutually agree on a transition plan for Otsuka to perform such Transition Activities (and neither Party shall unreasonably withhold its agreement to such transition plan), including transition dates, and, to the extent permitted under Applicable Law, Otsuka will conduct such Transition Activities in accordance with such plan, but in no event for longer than [***] following the effective date of termination. In addition, the Parties will establish a transition committee consisting of at least each Party’s Alliance Manager, and up to [***] additional representatives from each Party who are from other relevant functional groups to facilitate a smooth transition, and the Parties will mutually agree on talking points and a communication plan to customers, physicians, Regulatory Authorities, patient advocacy groups, and Clinical Study investigators, in each case only if applicable at the time of termination, and Otsuka will make such communications to such applicable entities in accordance with the mutually agreed talking points. As part of the Transition Activities, Otsuka will cooperate with all reasonable requests of Perception relating to the transition to Perception or its designee of activities relating to any Product in the Otsuka Territory and, at Perception’s request, Otsuka shall provide Perception with reasonable assistance with any inquiries and correspondence with Regulatory Authorities in the Otsuka Territory regarding the Products.

(d) [***].

(e) Distribution and Sale of Inventory. In order to avoid any shortage of Products in the Otsuka Territory, if Perception requests that Otsuka perform Transition Activities and Otsuka did not terminate this Agreement pursuant to Section 13.2.2, Otsuka shall continue to distribute Products in the Otsuka Territory and, to the extent Otsuka’s then-existing inventory of Products is insufficient to fulfill sales of Products in the Otsuka Territory, Otsuka shall continue to Manufacture Products for sale and distribution in the Otsuka Territory for a period of up to [***] after the effective date of termination; provided that Perception shall pay Otsuka its fully burdened costs to Manufacture such Products (including Otsuka’s then-existing inventory and any additional Products Manufactured by Otsuka for distribution in connection with the Transition Activities), plus a mark-up of [***]. If Perception does not request Otsuka to perform the Transition Activities, Otsuka shall have the right to sell-off its inventory of Products (“Inventory Sell-Off”) until the earlier of (i) such time as Perception or its designee is able to assume responsibility for distribution of Products in the Otsuka Territory or (ii) the date on which the Regulatory Approvals for Products in the Otsuka Territory are transferred and assigned to Perception or its designee (the earlier of (i) or (ii), the “Distribution End Date”). In the event of Inventory Sell-Off (as opposed to distribution as part of the Transition Activities), Otsuka shall retain all revenues from sales of such inventory of Products through the Distribution End Date, provided that Otsuka shall continue to pay any royalties due on such Net Sales pursuant to Section 8.4. As soon as practicable following the Distribution End Date (in the event of Inventory Sell-Off) or as soon as practicable following completion of Transition Activities, if applicable, Otsuka shall, as instructed by Perception in writing, either destroy or deliver to Perception all of Otsuka’s remaining inventory of Products, and Perception shall reimburse Otsuka for such inventory at a price equal to Otsuka’s fully burdened costs to Manufacture such inventory, plus a mark-up of [***]. For clarity, Otsuka shall have no obligation to recover any Products sold to customers, including Distributors and wholesalers, prior to the Distribution End Date or prior to completion of the Transition Activities.

(f) Technology Transfer. Otsuka shall, upon Perception’s reasonable request and [***], (i) effect a transfer to Perception or its designee (which designee may be an Affiliate or a Third Party manufacturer) of (A) Know-How within the Otsuka Product Improvements relating to the process for the Manufacture of any Product as it exists in the Otsuka Territory as of the effective date of termination and (B) Otsuka Termination Know-How and (ii) provide reasonable assistance to Perception in the implementation of such Know-How at a facility designated by Perception, in each case ((i) and (ii)), excluding any such Know-How that is related to the process for the Manufacture of any Product already known by or in the control or possession of Perception or that is related to an Other Product.

13.3.6 Product Trademarks. Following the expiration of this Agreement (but, for clarity, not termination pursuant to Section 13.2), (a) Perception shall and hereby does assign to Otsuka all of its and its Affiliates’ right, title and interest in and to the Product Trademarks being used by Otsuka in the Commercialization of Products in the Otsuka Territory as of such expiration (the “Post-Royalty Product Trademarks”) and (b) Otsuka shall be responsible, [***], for the filing, prosecution, registration and maintenance (including the defense of opposition proceedings and any equivalent proceedings), enforcement and defense from Trademark Infringement Suits of all such Post-Royalty Product Trademarks.

13.3.7 Return of Information and Materials. Upon termination or expiration of this Agreement, the Parties will return (or destroy, as directed by the other Party) all data, files, records, and other materials containing or comprising the other Party’s Confidential Information. Notwithstanding the foregoing, (a) solely in the event of expiration of this Agreement pursuant to Section 13.1 with respect to one or more Products, Otsuka will be permitted to retain Perception’s Confidential Information to the extent necessary or reasonably useful for Otsuka to exercise its rights to such Product(s) and to exercise all license grants to Otsuka hereunder with respect to such Product(s) and (b) the Parties will be permitted to retain one copy of such data, files, records, and other materials for archival and legal compliance purposes, and the Parties will not be required to destroy Confidential Information that is stored automatically, such as through server backup processes.

13.3.8 Accrued Rights. Termination of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination. Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement.

13.3.9 Survival. The following provisions of this Agreement will survive the expiration or earlier termination of this Agreement: Article 1; Section 2.4; Section 2.5; Section 4.5 (solely with respect to the obligation to maintain such records generated prior to the effective date of expiration or termination of this Agreement and such obligation shall survive for a period of [***] from the expiration or termination of this Agreement, as applicable); Sections 5.7 and 5.8.3 (in each case, solely in the event of an expiration of this Agreement and not in the event of an early termination of this Agreement); Sections 8.3-8.5, 8.7, 8.9 and 8.11 (in each case, only to the extent relating to a payment arising prior to the effective date of termination or expiration of this Agreement); Section 8.6; Section 8.8; Section 8.10; Section 9.1 (excluding Section 9.1.4); Article 10 (excluding Section 10.2.1); Section 11.5; Article 12; Section 13.1; Section 13.3; Section 13.4; Article 14; and Article 15.

13.4 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws in countries other than the U.S., licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.

14. DISPUTE RESOLUTION.

14.1 Executive Negotiation. The Parties will try to settle any dispute, controversy or claim that arises out of, or in connection with, any provision of this Agreement, including any alleged material breach of this Agreement, but excluding any disagreement of the JCC (which is subject to Section 3.1.7 and, if applicable, Section 14.2) (“Disputed Matter”) by first referring the Disputed Matter to the Executive Officers (the “Executive Negotiation”). Either Party may initiate the Executive Negotiation by sending written notice of the Disputed Matter to the other Party (the “Dispute Notice” ), and, within [***] after such Dispute Notice (or such longer period as such Executive Officers or their designees may agree upon in writing), the Executive Officers (or their respective designees having the authority to settle such Disputed Matter) of the Parties will meet (in person or by teleconference or videoconference) for attempted resolution of the Disputed Matter by good faith negotiations. Any resolution mutually agreed in writing by the Executive Officers shall be conclusive and binding on the Parties. If the Executive Officers (or their respective designees) are unable to resolve the Disputed Matter within [***] of their first meeting for such negotiations (or such longer period as such Executive Officers or their designees may agree upon in writing) (the “Executive Negotiation Period”), either Party may seek to have such dispute resolved in accordance with Section 14.3.

14.2 Expert Determination. If either Party overrules the other Party’s final decision-making authority pursuant to subsection (ii) or (iii) of Section 3.1.7(c) based on a determination that, in such Party’s reasonable judgment, a decision by the other Party that would have a significant negative impact on the value of any Product as provided in subsection (ii) or (iii) of Section 3.1.7(c), as applicable, and if the other Party disputes such determination of a significant negative impact, the Parties shall resolve such dispute as follows: The Parties shall agree upon a single independent expert, which expert shall have at least [***] of relevant expertise and experience in the pharmaceutical industry. If the Parties are unable to agree upon a single expert within [***] after the conclusion of the Executive Negotiation Period (or within such longer period of time as the Parties may mutually agree in writing), then Perception and Otsuka will each select one expert and the Parties’ two selected experts will, within [***] after selection of both Parties’ experts, jointly select a third expert who will be the sole appointed expert. If the Parties’ experts are unable to agree on the sole expert within such [***] period, then the International Chamber of Commerce (“ICC”) International Centre for ADR shall appoint such expert in accordance with the Rules for the Appointment of Experts and Neutrals of the ICC (the “ICC Expert Rules”). The expert shall have the discretion to request oral or written testimony from the Parties. The Parties shall cooperate fully in the expeditious conduct of the expert determination and, if the expert requests oral testimony, the Parties shall provide the expert with a written report, including supporting documentation, in connection with such Party’s oral testimony. Within [***] after the appointment of the expert or the conclusion of oral testimony (if applicable), each Party shall submit to the expert one proposal regarding whether a Party’s decision in the exercise of its final decision-making authority under Section 3.1.7(c), as well as a description of whether such proposal would have a significant negative impact on the value of any Product as set forth in subsection (ii) or (iii) of Section 3.1.7(c), as applicable. The expert shall accept only one of the proposals submitted by the Parties (without making any changes to such proposal) and shall render such proposal as the expert’s final decision. The expert’s decision shall be final and binding on the Parties. For clarity, the expert shall not have the authority to render any decision other than selecting one of the proposals submitted by a Party, and the expert shall act as an expert and not as an arbitrator. [***].

14.3 Arbitration.

14.3.1 If the Parties are unable to resolve a Disputed Matter using the process described in Section 14.1, and if Section 14.2 does not apply (except if a Party has failed to comply with an expert’s final decision pursuant to Section 14.2, in which case such breach may be resolved pursuant to this Section 14.3), then a Party seeking further resolution of the Disputed Matter shall submit the Disputed Matter, other than Patent Disputed Matters (which shall be resolved exclusively pursuant to Section 14.5), to resolution by final and binding arbitration. The seat, or legal place, of arbitration shall be New York City, New York and the arbitration hearing shall take place in San Francisco, California. The arbitration shall be administered by the ICC pursuant to its International Arbitration Rules then in effect (the “ICC Arbitration Rules”), except as otherwise provided herein. The language of the arbitration shall be English.

14.3.2 The arbitration will be conducted by a panel of three (3) arbitrators appointed in accordance with the ICC Arbitration Rules; provided that each Party shall nominate one arbitrator and the two (2) Party-nominated arbitrators shall nominate the third arbitrator, who shall serve as the chairperson, within [***] after the second Party-nominated arbitrator’s confirmation. Each arbitrator must have at least [***] of business or legal experience in the pharmaceutical industry. If either Party fails to nominate its arbitrator or the two (2) Party-nominated arbitrators fail to appoint the chairperson of the arbitral tribunal within [***] after the second Party-nominated arbitrator is confirmed, either Party may apply to the ICC for the appointment of the remaining arbitrator or the chairperson of the arbitral tribunal pursuant to ICC Arbitration Rules. The award shall be rendered within [***] after the confirmation of the chairperson of the arbitral tribunal, unless the Parties jointly request an extension or the arbitral tribunal determines in a reasoned decision that the case requires that such limit be extended by a reasonable period.

14.3.3 The Parties agree that any dispute concerning the propriety of the commencement of the arbitration or the scope and applicability of the agreement to arbitrate shall be determined by the arbitrators. No arbitral tribunal will have the power to award damages excluded pursuant to Section 12.4.

14.3.4 [***].

14.3.5 Except as may be required by Applicable Law, neither a Party nor any arbitrator or third party involved in the arbitration (including fact and expert witnesses, translators, interpreters, and court reporters) may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Parties, unless to protect or pursue a legal right. This obligation shall apply with respect to all written submissions, transcripts of hearings, procedural orders, and awards. The arbitral award shall be final and binding on the Parties and the Parties shall carry out the award without delay. Judgment on the award so rendered may be entered in any court of competent jurisdiction.

14.4 Injunctive Relief. Notwithstanding the terms of and procedures set forth in Section 14.3, any applications or motions seeking interim or conservatory measures, including temporary restraining orders, preliminary injunctions or other similar preliminary or temporary legal or equitable relief (“Injunctive Relief”), concerning a Disputed Matter (including Disputed Matters arising out of a potential or actual breach of the confidentiality and non-use provisions in Article 10) may be brought in the first instance for hearing and resolution in and by a court of competent jurisdiction. Alternatively, a party seeking Injunctive Relief may immediately, without invocation or exhaustion of the procedures set forth in Section 14.3, seek Injunctive Relief in accordance with the ICC Arbitration Rules, either before an emergency arbitrator or the arbitral tribunal, and applying the substantive law specified in law specified in Section 15.2. In either event, once the Injunctive Relief proceedings have been conducted and a decision rendered thereon by the court or emergency arbitrator or arbitral tribunal, as the case may be, the Parties will, if the Disputed Matter is not finally resolved by the Injunctive Relief, proceed to resolve the Disputed Matter in accordance with the terms of Section 14.3.

14.5 Non-Arbitral Disputes. Notwithstanding Section 14.3, if a Disputed Matter pertains to the validity, scope, enforceability, infringement or ownership of any Patent Right, Trademark or copyright (a “Patent Disputed Matter”) and such Patent Disputed Matter is not resolved in accordance with Section 14.2, such Disputed Matter shall not be submitted to arbitration pursuant to Section 14.3, unless otherwise agreed by the Parties in writing, and instead, either Party may initiate litigation in a court of competent jurisdiction in any country in which such rights or remedies apply.

15. MISCELLANEOUS

15.1 Assignment.

15.1.1 Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that, either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent (a) to an Affiliate having sufficient resources to meet such Party’s obligations under this Agreement or (b) in connection with the transfer or sale of all or substantially all of the business or assets of such Party to which this Agreement relates, whether by merger, consolidation, sale of stock, sale of assets or otherwise. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 15.1. Any assignment not in accordance with this Section 15.1 shall be null and void.

15.1.2 Otsuka agrees that, notwithstanding any provision of this Agreement to the contrary, if Perception (or, if applicable, a parent of Perception) undergoes (a) the acquisition of beneficial ownership, directly or indirectly, by any Third Party of securities or other voting interest of Perception (or such parent) representing a majority or more of the combined voting power of Perception (or such parent) then outstanding securities or other voting interests, (b) any merger, reorganization, consolidation or business combination involving Perception (or such parent) with a Third Party that results in the holders of beneficial ownership of the voting securities or other voting interests of Perception (or such parent) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of more than fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or business combination, or (c) any sale, lease, exchange, contribution or other transfer to a Third Party (in one transaction or a series of related transactions) of all or substantially all of the consolidated assets of Perception (or such parent) to which this Agreement relates (each of (a), (b) or (c), a “Change of Control” and the acquiring or combining Third Party in any of clauses (a), (b) or (c), the “Acquirer”), any Patent Right, Know-How or other intellectual property or other proprietary rights that are owned or otherwise controlled by the Acquirer or any of such Acquirer’s Affiliates (other than Perception or any of its Affiliates that was an Affiliate immediately prior to such Change of Control and any successor entity to Perception or any such Affiliates thereof) shall be excluded from the licenses granted to Otsuka under this Agreement except to the extent (i) such Patent Right, Know-How or other intellectual property or other proprietary right is used by Perception or its Affiliates or their respective (sub)licensees in the Development, Manufacture, Commercialization or other exploitation of API or Product and (ii) such Patent Right, Know-How or other intellectual property or other proprietary right is necessary or reasonably useful for the Development, Manufacture, Commercialization or other exploitation of API or Products in the Field in the Otsuka Territory.

15.2 Governing Law. This Agreement shall be construed, and the respective rights of the Parties determined, in accordance with the substantive laws of the State of New York, notwithstanding any provisions of New York law or any other law governing conflicts of laws to the contrary.

15.3 Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of each Party; provided that the Schedules attached hereto may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives from each Party, except to the extent expressly provided in this Agreement.

15.4 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

15.5 Headings. The captions to the Sections and Articles hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections and Articles hereof.

15.6 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

15.7 Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa); (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be interpreted to limit the provision to which it relates; (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns; (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in each of their entirety, as the context requires, and not to any particular provision hereof; (g) all references herein to Sections, Articles or Schedules shall be construed to refer to Sections, Articles or Schedules of this Agreement, and references to this Agreement include all Schedules hereto; (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging unless expressly permitted hereunder); (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

15.8 No Implied Waivers; Rights Cumulative. Except as expressly provided in this Agreement, no failure on the part of Perception or Otsuka to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

15.9 Notices. All notices that are required or permitted hereunder shall be in writing and sufficient if (a) sent by internationally recognized overnight delivery service or (b) sent by email and confirmed by registered or certified mail, addressed to the Parties at their respective addresses specified below or to such other address as a Party may specify in accordance with this Section 15.9. Such notice shall be deemed to have been given as of the date delivered, if delivered by hand or by email, or on the [***] (at the place of delivery) after deposit with an internationally recognized overnight delivery service. This Section 15.9 is not intended to govern the day-to-day business communications between the Parties in performing their obligations under this Agreement.

If to Perception, notices must be addressed to:

Perception Neuroscience, Inc.

180 Varick Street

Suite 637

New York, NY 10014, USA

Attention: [***]

Email: [***]

With a copy to (which will not constitute notice for purposes of this Agreement):

Covington & Burling LLP

The New York Times Building, 620 Eighth Avenue

New York, NY 10018-1405

Attention: [***]

Email: [***]

If to Otsuka, notices must be addressed to:

Otsuka Pharmaceuticals, Co. Ltd.

Shinagawa Grand Central Tower,

2-16-4 Konan, Minato-ku,

Tokyo, 108-8242 Japan,

Attention: [***]

With a copy to (which will not constitute notice for purposes of this Agreement):

Otsuka Pharmaceutical Co., Ltd.

Shinagawa Grand Central Tower

2-16-4 Konan, Minato-ku

Tokyo, 108-8242 Japan

Attention: [***]

Email: [***]

Otsuka Pharmaceutical Co., Ltd.|

Shinagawa Grand Central Tower

2-16-4 Konan, Minato-ku

Tokyo, 108-8242 Japan

Attention: [***]

Email: [***]

In addition, each Party shall deliver a courtesy copy to the other Party’s Alliance Manager concurrently with such notice.

15.10 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (except payment of money obligations), to the extent that such failure or delay is caused by or results from any event beyond such Party’s reasonable control including acts of God, fire, flood, explosion, earthquake, pandemic, disease, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, or any other event similar to those enumerated above. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure or mitigate such force majeure circumstances. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

15.11 Independent Parties. It is expressly agreed that Perception and Otsuka shall be independent contractors and that the relationship between Perception and Otsuka shall not constitute a partnership, joint venture or agency. Perception shall not have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on Otsuka, without the prior written consent of Otsuka, and Otsuka shall not have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on Perception without the prior written consent of Perception.

15.12 Performance by Affiliates. Each Party acknowledges and accepts that the other Party may exercise its rights and perform its obligations under this Agreement either directly or through one or more of its Affiliates. A Party’s Affiliates will have the benefit of all rights (including all licenses) of such Party under this Agreement. Accordingly, in this Agreement “Otsuka” will be interpreted to mean “Otsuka or its Affiliates” and “Perception” will be interpreted to mean “Perception or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to such Party in this Agreement; provided that, in any event each Party will remain responsible for the acts and omissions, including financial liabilities, of its Affiliates.

15.13 Binding Effect; No Third Party Beneficiaries. As of the Effective Date, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

15.14 Counterparts; Electronic Signatures. This Agreement may be executed in two (2) or more counterparts, including by PDF signature pages or other electronic means, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Signature Page Follows}

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Otsuka Pharmaceutical Co., Ltd.		Perception Neuroscience, Inc.

By:		By:	/s/ [***]
Name:	[***]	Name:	[***]
Title:	President and Representative Director	Title:	President and CEO

Otsuka Pharmaceutical Co., Ltd.

By:
Name:	[***]
Title:	Senior Vice President and Global Head of Business Development

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Otsuka Pharmaceutical Co., Ltd.		Perception Neuroscience, Inc.

By:	/s/ [***]	By:
Name:	[***]	Name:	[***]
Title:	President and Representative Director	Title:	President and CEO

Otsuka Pharmaceutical Co., Ltd.

By:	/s/ [***]
Name:	[***]
Title:	Senior Vice President and Global Head of Business Development

Schedule 2.1.3

Relevant Material Terms of Chiba University Agreement

[***]

Schedule 4.1.3

Requested Ongoing Studies

[***]

Schedule 11.3.2

Existing Perception Patent Rights

[***]

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